    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 NETGEAR, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            DELAWARE                           3661                          77-0419172
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                                 NETGEAR, INC.
                           4500 GREAT AMERICA PARKWAY
                             SANTA CLARA, CA 95054
                                 (408) 907-8000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                PATRICK C.S. LO
                                 NETGEAR, INC.
                           4500 GREAT AMERICA PARKWAY
                             SANTA CLARA, CA 95054
                                 (408) 907-8000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

             JOHN T. SHERIDAN, ESQ.                            TODD H. BAKER, ESQ.
            ANTHONY T. KIKUTA, ESQ.                             STANLEY SZE, ESQ.
              RICHARD S. AU, ESQ.                             JONATHAN GORDON, ESQ.
           MICHELLE D. GREGORY, ESQ.                       GIBSON, DUNN & CRUTCHER LLP
     WILSON SONSINI GOODRICH & ROSATI, P.C.            ONE MONTGOMERY STREET, TELESIS TOWER
               650 PAGE MILL ROAD                          SAN FRANCISCO, CA 94104-4505
        PALO ALTO, CALIFORNIA 94304-1050                          (415) 393-8200
                 (650) 493-9300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                TITLE OF EACH CLASS OF                        PROPOSED MAXIMUM                 AMOUNT OF
             SECURITIES TO BE REGISTERED                AGGREGATE OFFERING PRICE(1)       REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share..............          $130,000,000                    $34,320
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the amount of the registration fee, in accordance with Rule 457(a) promulgated under the Securities Act of 1933.


(2) Previously submitted.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED OCTOBER 3, 2000


                                 [NETGEAR LOGO]

                                               SHARES

                                  COMMON STOCK

     NETGEAR, Inc. is offering            shares of its common stock and the
selling stockholder is selling an additional            shares. This is our
initial public offering and no public market currently exists for our shares. We have applied to have the shares we are offering approved for quotation on the Nasdaq National Market under the symbol "NTGR." We anticipate that the initial
public offering price will be between $     and $
per share.

                         ------------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                         ------------------------------

                                                              PER SHARE       TOTAL
                                                              ----------    ----------
Public Offering Price.......................................  $             $
Underwriting Discounts and Commissions......................  $             $
Proceeds to NETGEAR, Inc....................................  $             $
Proceeds to the Selling Stockholder.........................  $             $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The selling stockholder has granted the underwriters a 30-day option to
purchase up to an additional            shares of common stock to cover
over-allotments.

                         ------------------------------

ROBERTSON STEPHENS                                               UBS WARBURG LLC
                                 WIT SOUNDVIEW
               THE DATE OF THIS PROSPECTUS IS             , 2000

EDGAR description of inside front cover:

NETGEAR logo with the caption: Plug into the power of networking

EDGAR description of interior fold-out pages:

1. Top caption: NETWORKING SOLUTIONS for small businesses and homes

2. Left facing page:

      - top left corner of the page: the GearGuy logo.

      - left side of the page below the GearGuy logo: a list of product awards.

      - right side of the page: picture of a middle-aged man sitting in front of a computer at his desk at his workplace and a picture of a woman with a young child in her lap sitting at a desk at home, with the caption:
        NETGEAR brings leading networking technology to small businesses and homes. NETGEAR's family of products include 56K, 128K and broadband (cable and DSL) Internet gateway products, 10, 100 and 1000 Mbps network connectivity products and printer and disk server products. These products enable small businesses and homes to benefit from the power of networking.

3. Right facing page:

      - middle of page: photograph of certain NETGEAR products, including the relevant packaging, with the caption:

           NETGEAR currently has over 60 products being sold through retail channels in over 28 countries around the world.

           - Broad Portfolio of Advanced Products Designed for Small Businesses and Homes

           - Value Pricing

           - Easy to Install, Use and Maintain

           - Quality and Reliability

      - bottom of page: yellow rectangles containing the following images and captions:

        - an image of a computer connected to a globe with the caption:
          Broadband and 56 Kbps Internet access

        - an image of a cluster of computers connected to a globe with the caption: Share Internet access

        - an image of an iron gate with the caption: Provide security to prevent intruders

        - an image of a computer printer with the caption: Share computing resources

        - an image of a CD-ROM with the caption: Cache, store and share digital content

     YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK. IN THIS PROSPECTUS, "NETGEAR," "WE," "US," AND "OUR" REFER TO NETGEAR, INC., A DELAWARE CORPORATION.

                         ------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    6
Forward-Looking Statements..................................   18
Use of Proceeds.............................................   18
Dividend Policy.............................................   18
Capitalization..............................................   19
Dilution....................................................   20
Selected Financial Data.....................................   21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   23
Business....................................................   30
Management..................................................   42
Certain Relationships and Related Party Transactions........   51
Principal and Selling Stockholders..........................   54
Description of Capital Stock................................   56
Shares Eligible for Future Sale.............................   59
Underwriting................................................   61
Legal Matters...............................................   63
Experts.....................................................   63
Additional Information......................................   63
Index to Financial Statements...............................  F-1

                         ------------------------------

     NETGEAR is a registered trademark owned by us. NETGEAR.com, the NETGEAR logo and the GearGuy in Gearland logo are trademarks owned by us. This prospectus contains trademarks and trade names of other companies which are the property of their respective owners.

                      (This page intentionally left blank)

                                    SUMMARY

     You should read the following summary together with the more detailed information in this prospectus, including risk factors, regarding our company and the common stock being sold in this offering.

                                  OUR COMPANY

     We are a leading provider of branded, easy-to-use, reliable and technologically advanced networking products designed for small businesses and homes. Our suite of products enables small businesses and homes to share Internet access, peripherals, digital content and applications among multiple personal computers and other Internet-enabled devices. We primarily market and sell our products through distributors based in North America, Europe and the Asia/Pacific region to a network of resellers, including retail stores, mail order catalogs and online retailers.

     Since beginning operations in 1996, we have shipped more than five million units and currently sell our products primarily through over 4,000 retail stores, mail order catalogs and online retailers worldwide. Our products include Internet access, or gateway, products such as routers and cable modems, network connectivity products such as network interfaces, hubs and switches, and server products such as network disk and printer servers. We also offer network starter kits that include the key components required for a small business or home network. Our products are based both on wired and wireless technologies.

     The use of the Internet has become increasingly vital for the small business and home user. As the number of small businesses with multiple personal computers and high-speed, or broadband, Internet access increases, we expect that the desirability of networking products for these small businesses will expand rapidly. Similarly, the expansion of broadband Internet access and the increased use of digital content in homes with multiple computers has increased the desirability of home networks. However, the expense and complexity of traditional networking products make them unsuitable for the small business and home markets. As a result, small business and home networks have yet to be widely adopted. In a March 2000 report, International Data Corporation, or IDC, estimated that in 1999 only 38% of all small businesses, defined as businesses with less than 100 employees, in the United States with multiple personal computers had networks. Similarly, in a May 2000 report, IDC estimated that in 1999 only 15% of the 14.5 million homes in the United States with multiple personal computers had networks.

     Until recently, small business and home networking products have generally not been widely available through retail distribution channels, such as retail stores, mail order catalogs and online retailers. In addition, traditional network equipment providers generally have sold their products through value-added resellers and systems integrators and have not focused on the small business and home markets. Even where suitable networking products are available, few vendors offer a complete suite of networking products for the small business and home user.

     We believe a significant market opportunity exists for networking products that are widely available through retail channels. These products must address the specific needs of small businesses and homes by providing easy-to-use and cost-effective solutions that allow users to share Internet access, peripherals, digital content and applications.

     Our objective is to be the leading provider of networking solutions specifically designed for the small business and home markets. The following are key elements of our strategy:

     - Maintain Our Technology Leadership. We have been a leader in providing new networking technologies to small business and home users. We will continue to focus on designing advanced networking products that incorporate leading technology and that are competitively priced, reliable and easy to install, use and maintain.

     - Continue to Enhance Our Product Portfolio. We intend to continue enhancing our product portfolio to satisfy a wide range of requirements for connecting Internet-enabled devices together to share resources in small businesses and homes. Products under development include wireless networks, multimedia servers and Internet gateways with enhanced security features, filtering functions and the ability to create virtual private networks between remote locations.

     - Expand Distribution Channels. We believe that our worldwide retail distribution strategy differentiates us from our competitors and enables us to quickly reach our end-user customers with new product offerings. We intend to expand our existing distribution network as well as add new distributors, such as general merchandise retailers. We also intend to aggressively develop joint sales and marketing relationships with Internet service providers to promote the sale of our products with their services.

     - Continue Building the NETGEAR Brand. We believe that our NETGEAR brand and our GearGuy icon are identified with high-quality networking equipment that incorporates advanced technology and is reliable and easy-to-use. We intend to continue building our brand identity through product design, packaging, public relations, advertising campaigns and marketing efforts.

     - Continue Our Focus on Small Businesses and Homes. We believe that our focus on developing technologies for the small business and home markets and our experience in packaging, merchandising and promoting branded networking products through the retail channel has provided us with a significant advantage over potential new entrants in these markets. We intend to maintain our focus on the small business and home networking markets.

                             CORPORATE INFORMATION

     We are a Delaware corporation and were formed in Delaware on January 8, 1996. Our principal executive offices are located at 4500 Great America Parkway, Santa Clara, CA 95054, and our telephone number is (408) 907-8000.

                                  THE OFFERING

Common stock offered by NETGEAR.....               shares

Common stock offered by the selling
stockholder.........................               shares

Common stock to be outstanding after
the offering........................               shares

Use of proceeds.....................     For purchase of inventory from our
                                         third-party inventory logistics
                                         provider, settlement of certain
                                         inter-company transaction balances and
                                         for general corporate purposes,
                                         including working capital, sales and
                                         marketing expenditures and the
                                         development of new products and
                                         services. See "Use of Proceeds."

Proposed Nasdaq National Market
symbol..............................     NTGR

     Common stock to be outstanding after the offering is based on zero shares of common stock and 33,794,900 shares of preferred stock, all of which will be converted into common stock upon completion of this offering, outstanding as of June 30, 2000. It does not include:

     - 4,036,058 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2000 with a weighted average exercise price of $3.95 per share;

     - 1,963,942 shares of common stock available for future grant or issuance under our 2000 stock option plan as of June 30, 2000;

     - 2,000,000 shares of common stock available for future grant or issuance under the 2000 stock plan adopted by our board of directors in August 2000, referred to as the new 2000 stock plan;

     - 500,000 shares of common stock available for future grant under the 2000 employee stock purchase plan adopted by our board of directors in August 2000; and

     - 3,000,000 shares of common stock issuable upon exercise of a warrant outstanding as of June 30, 2000, which will become exercisable at $5.00 per share upon the completion of this offering for a period of 45 days.

     Except as otherwise indicated, all of the information in this prospectus:

     - reflects a two-for-one stock split to be effected prior to the completion of this offering;

     - reflects the conversion of all of our outstanding preferred stock on a one-for-one basis into 33,794,900 shares of common stock effective upon the completion of this offering;

     - reflects the sale of 6,829,828 shares of preferred stock by Nortel Networks to seven investors in a private sale in September 2000; and

     - assumes no exercise of the underwriters' over-allotment option.

                             SUMMARY FINANCIAL DATA

     Until March 10, 2000, we were a wholly owned subsidiary of Nortel Networks NA Inc., formerly known as Bay Networks, Inc., which was acquired by Nortel Networks Limited on August 31, 1998 in a merger that was accounted for using the purchase method. Nortel Networks NA Inc. transferred its remaining ownership interest in NETGEAR to Nortel Networks Limited, a wholly owned subsidiary of
Nortel Networks Corporation, effective September   , 2000. Nortel Networks
Corporation is a Canadian corporation whose common shares are publicly traded on the New York and Toronto stock exchanges and, together with its subsidiaries, is referred to in this prospectus as Nortel Networks. Summary financial data for periods through August 31, 1998 is referred to as the "Predecessor Company" information, while our selected financial data after August 31, 1998 includes the recording of fair value adjustments arising from the acquisition of Bay Networks. In addition, the term "Parent" as used in this document refers to Bay Networks, Inc. for the period prior to August 31, 1998 and Nortel Networks Corporation for the period subsequent to August 31, 1998.

     The data presented in these tables are from "Selected Financial Data" and our historical financial statements and notes to those statements included elsewhere in this prospectus. You should read those sections for a further explanation of the summary financial data.

                                  PREDECESSOR COMPANY
                      --------------------------------------------
                        PERIOD FROM                    PERIOD FROM   PERIOD FROM
                      JANUARY 8, 1996                  JANUARY 1,    SEPTEMBER 1,
                      (INCEPTION) TO     YEAR ENDED      1998 TO       1998 TO
                       DECEMBER 31,     DECEMBER 31,   AUGUST 31,    DECEMBER 31,
                           1996             1997          1998           1998
                      ---------------   ------------   -----------   ------------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF
  OPERATIONS DATA:
Net revenue..........    $  4,035         $ 26,141      $ 32,801       $ 25,099
Gross profit.........       1,302            5,428         7,105          4,269
Total operating
  expenses...........       5,853           11,115        11,630          6,810
Income (loss) from
  operations.........      (4,551)          (5,687)       (4,525)        (2,541)
Net income (loss)....    $ (4,644)        $ (6,185)     $ (4,550)      $ (2,693)
                         ========         ========      ========       ========
Net income (loss) per
  share:
  Basic..............    $  (0.15)        $  (0.21)     $  (0.15)      $  (0.09)
                         ========         ========      ========       ========
  Diluted............    $  (0.15)        $  (0.21)     $  (0.15)      $  (0.09)
                         ========         ========      ========       ========
Shares used in per
  share computations:
  Basic..............      30,000           30,000        30,000         30,000
                         ========         ========      ========       ========
  Diluted............      30,000           30,000        30,000         30,000
                         ========         ========      ========       ========

Pro forma basic and
  diluted net income
  (loss) per
  share(2)...........
Shares used in
  calculating pro
  forma basic and
  diluted net income
  (loss) per
  share(2)...........


                                                     SIX MONTHS ENDED JUNE
                        YEAR ENDED     YEAR ENDED             30,
                       DECEMBER 31,   DECEMBER 31,   ----------------------
                         1998(1)          1999         1999         2000
                       ------------   ------------   ---------    ---------
                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF
  OPERATIONS DATA:
Net revenue..........    $ 57,900       $111,856     $ 46,599     $ 83,736
Gross profit.........      11,374         20,591        8,680       17,693
Total operating
  expenses...........      18,440         27,065       12,469       16,370
Income (loss) from
  operations.........      (7,066)        (6,474)      (3,789)       1,323
Net income (loss)....    $ (7,243)      $ (6,544)    $ (3,932)    $  1,043
                         ========       ========     ========     ========
Net income (loss) per
  share:
  Basic..............    $  (0.24)      $  (0.22)    $  (0.13)    $   0.09
                         ========       ========     ========     ========
  Diluted............    $  (0.24)      $  (0.22)    $  (0.13)    $   0.03
                         ========       ========     ========     ========
Shares used in per
  share computations:
  Basic..............      30,000         30,000       30,000       11,538
                         ========       ========     ========     ========
  Diluted............      30,000         30,000       30,000       32,598
                         ========       ========     ========     ========
Pro forma basic and
  diluted net income
  (loss) per
  share(2)...........                   $  (0.22)                 $   0.03
                                        ========                  ========
Shares used in
  calculating pro
  forma basic and
  diluted net income
  (loss) per
  share(2)...........                     30,000                    32,335
                                        ========                  ========

    (1) Information for the year ended December 31, 1998 represents the combined results of NETGEAR and the Predecessor Company for the year ended December 31, 1998.

    (2) Pro forma amounts assume the weighted average number of common shares resulting from the automatic conversion of outstanding shares of convertible preferred stock, which will occur upon the closing of this offering.

                                                                        JUNE 30, 2000
                                                             ------------------------------------
                                                                                       PRO FORMA
                                                             ACTUAL     PRO FORMA     AS ADJUSTED
                                                             -------    ----------    -----------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash.......................................................  $20,901     $20,901       $
Working capital............................................   34,938      34,938
Total assets...............................................   77,592      77,592
Total current liabilities..................................   41,150      41,150
Preferred stock............................................   41,477          --
Common stock...............................................       --      41,477
Total stockholders' equity.................................   35,884      35,884

     Pro forma amounts give effect to the automatic conversion of all outstanding shares of our preferred stock into common stock upon the closing of this offering.

     Pro forma as adjusted amounts give effect to the issuance and sale of shares of our common stock at an assumed initial public offering price of
$          share, and the receipt and application of the net proceeds from the offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, as set forth under "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the financial and other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition and results of operations would likely suffer. In these circumstances, the market price of our common stock could decline, and you might lose all or part of the money you paid to buy our common stock.

WE HAVE A SHORT OPERATING HISTORY AS AN INDEPENDENT COMPANY. IF WE ARE UNABLE TO SUCCESSFULLY MANAGE OUR OPERATIONS AS AN INDEPENDENT COMPANY, OUR ABILITY TO DEVELOP, MARKET AND SELL OUR NETWORKING PRODUCTS WILL BE HARMED.

     We were incorporated in January 1996. We have only been operating as an independent company since March 2000. Prior to that time, we were managed and financed as a wholly owned subsidiary of Nortel Networks.

     Immediately following this offering, we will begin operating as an
independent public company, although Nortel Networks will own approximately   %
of our outstanding stock. If we are unable to successfully manage our operations as an independent company, our business will be harmed. Our separation from Nortel Networks results in several significant risks, including the following:

     - Our management has limited experience in operating an independent public company and we may need to hire additional management personnel. In addition, our Chief Financial Officer only recently joined us in August 2000.

     - Until recently, we have relied on Nortel Networks for most of our financing, corporate services, information systems, telecommunications and facilities needs. We are still transitioning some of our information and telecommunication systems and have only recently developed capabilities in other areas.

     - Our affiliation with Nortel Networks has provided access to business opportunities, business partners, financing, employee resources and business advice that we might not otherwise have had absent this affiliation. We do not expect these benefits to continue after this offering. If we are unable to quickly and successfully compensate for the loss of these business opportunities and other resources, our business will be harmed.

WE HAVE A HISTORY OF LOSSES, AND ALTHOUGH WE ACHIEVED PROFITABILITY IN THE QUARTERS ENDED MARCH 31, 2000 AND JUNE 30, 2000, WE MAY NOT REMAIN PROFITABLE.

     Since our inception in January 1996 and through the completion of our last fiscal year, we incurred an aggregate of $24.6 million in net losses, including net losses of $4.6 million in 1996, $6.2 million in 1997, $7.2 million in 1998 and $6.5 million in 1999. Although we achieved profitability in the quarters ending March 31, 2000 and June 30, 2000, we may not realize sustained profitability on a quarterly or annual basis in the future. As we continue to develop our independent financing, corporate services, information systems, telecommunications and facilities capabilities to replace the services previously received from Nortel Networks, we may find that our expenditures in these areas are significantly higher than our historical costs. Furthermore, we expect that our other expenses will continue to increase significantly. For example, after this offering, we anticipate that we will substantially increase our sales and marketing expenditures to continue developing our brand. In addition, we expect to significantly increase our research and development expenditures, including the addition of personnel and payments to suppliers for design services, tooling and product certification. We may not generate a sufficient level of net revenue to offset these expenditures or be able to adjust spending in a timely manner to respond to any unanticipated decline in net revenue. If net revenue grows more slowly than we anticipate or if our operating expenditures exceed our expectations or cannot be adjusted quickly, we may experience significant losses on a quarterly and annual basis.

OUR QUARTERLY NET REVENUE AND OPERATING RESULTS MAY FLUCTUATE, AND IF OUR FUTURE RESULTS ARE BELOW INVESTORS' OR ANALYSTS' EXPECTATIONS, THE PRICE OF OUR COMMON STOCK IS LIKELY TO DECLINE.

     We believe that period-to-period comparisons of our operating results may not be a good indication of our future performance as we have experienced significant fluctuations in operating results in the past. Our net revenue, gross margins and operating results are difficult to forecast and may vary significantly from period to period due to a number of factors, many of which are not in our control. These factors include our ability to:

     - address the seasonality of our product sales, which are typically lower in the first and second quarters of the year than in the third and fourth quarters;

     - timely collect payment for our international sales, which affects our ability to recognize revenues in any given quarter with respect to these sales;

     - consistently introduce new products on a timely basis;

     - successfully manage product transitions so that announcements of new products or enhancements do not replace or shorten the life cycles of our existing products in an unforeseen manner;

     - prevent unforeseen supply interruptions by successfully finding second source suppliers for products that are currently available from sole or limited source suppliers; for example, we have occasionally experienced supply problems with respect to sole-sourced semiconductors, resulting in our inability to satisfy existing orders for some of our products;

     - achieve continuing cost reductions from our outside suppliers, manufacturers and warehousing providers; and

     - maintain production volumes and product quality levels while relying exclusively on third-party manufacturers.

     If any of these factors impact our business in a particular period, our operating results may be below investors' or analysts' expectations, in which case the market price of our common stock would likely decline.

IF NETWORKING PRODUCTS DO NOT ACHIEVE WIDESPREAD ACCEPTANCE IN THE SMALL BUSINESS AND HOME MARKETS, WE WILL BE UNABLE TO INCREASE OR SUSTAIN OUR NET REVENUE AND OUR BUSINESS WILL BE SEVERELY HARMED.

     Our success will depend substantially upon the widespread acceptance of networking products for use in small businesses and homes. Acceptance of networking products will depend on the growth of the number of personal computers and other Internet-enabled devices used in small businesses and homes and increased demand for sharing resources, such as high-speed Internet access. Small businesses and homes have only recently begun to install networking products, and we cannot accurately predict the future growth rate or the ultimate size of the networking market for small businesses and homes. In addition, if single Internet access devices, such as 56 kilobits per second, or Kbps, modems that are currently used by many small businesses and homes, are deemed sufficient by users, then market acceptance of our products may be slower than expected or a market may not develop at all. Moreover, if networking functions are integrated more directly into computers and other Internet-enabled devices, market acceptance of our products would suffer and our business will be severely harmed. Potential users of our products may also have concerns regarding the security, reliability, cost, ease of installation and use and capability of networking products. If we do not adequately address these concerns, market acceptance of our products would suffer and our net revenue and business will be severely harmed.

NORTEL NETWORKS' EFFECTIVE CONTROL OF US AFTER THIS OFFERING MAY LEAD TO CONFLICTS OF INTEREST, WHICH MAY NOT BE RESOLVED TO OUR BENEFIT OR TO THE BENEFIT OF OUR OTHER STOCKHOLDERS.

     We are currently 69% owned by Nortel Networks. Upon completion of this
offering, Nortel Networks will own      % of our common stock, or      % if the
underwriters' over-allotment option is exercised in full. At the closing of this offering, four out of the nine members of our board of directors will be employees of Nortel Networks. Accordingly, Nortel Networks will be able to significantly influence major decisions of our corporate policy and to determine the outcome of any major transaction or other matters submitted to our stockholders or directors, including by:

     - amending our corporate documents;

     - approving or defeating mergers or takeover attempts;

     - approving significant financings;

     - declaring and paying dividends on our common stock;

     - issuing additional common stock and other securities; and

     - otherwise controlling management and operations and the outcome of most matters submitted for a stockholder vote.

     In particular, the affirmative vote of two-thirds of the outstanding voting stock is required to approve some amendments to our amended and restated certificate of incorporation. Consequently, Nortel Networks will be able to block approval of amendments that may be proposed in the future as long as it owns at least one-third of our common stock and may be able to make it difficult to approve amendments even if its ownership falls below one-third. Our other stockholders may have little or no influence on decisions regarding such matters. We have also entered into a registration rights agreement with Nortel Networks under which we granted Nortel Networks certain rights to require us to register the shares of our common stock owned by Nortel Networks. Certain other private investors are also parties to and have registration rights under this registration rights agreement.

     Nortel Networks is in the process of acquiring Alteon WebSystems, Inc., a sole source supplier of our gigabit network interface.

     Conflicts of interest may arise from time to time between us and Nortel Networks or its affiliates in a number of areas relating to our past and ongoing relationships, including:

     - competitive business activities;

     - corporate opportunities;

     - tax matters;

     - intellectual property matters;

     - indemnity agreements;

     - registration rights;

     - sales or distributions by Nortel Networks of all or any portion of its ownership interest in us; or

     - Nortel Networks' ability to control our management and affairs.

     We may be unable to resolve any potential conflict with Nortel Networks and even if resolved, we may receive a less favorable resolution than if we were dealing with an unaffiliated party.

WE MUST CONTINUE TO REDUCE OUR MANUFACTURING AND LOGISTICS COSTS TO COMPETITIVELY PRICE OUR PRODUCTS.

     Some of our competitors currently offer networking products at prices lower than ours. In addition, many of our competitors are larger and may be able to obtain more favorable pricing from suppliers and manufacturers. To remain competitive, we must continually reduce the cost of manufacturing our products by working closely with our third-party manufacturers on design and engineering efforts. We must successfully manage our freight, product obsolescence and warranty costs in order to reduce overall product costs. If we are not successful in achieving sufficient cost reductions on an ongoing basis to allow us to keep pace with competitive pricing pressures, our business would be harmed.

THE SMALL BUSINESS AND HOME NETWORKING MARKETS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, AND TO COMPETE AND MAINTAIN OR INCREASE OUR NET REVENUE, WE MUST CONTINUALLY INTRODUCE NEW PRODUCTS ON A TIMELY BASIS THAT ACHIEVE BROAD MARKET ACCEPTANCE.

     Our future success will depend in large part upon our ability to:

     - identify and respond to rapidly changing technologies and trends in the market, including the use of power-line technologies for network applications and emerging broadband Internet access technologies, such as satellite and fixed wireless, which may offer greater bandwidth than a traditional dial-up service;

     - develop products that incorporate current technologies and that include innovative features that differentiate our products from those of our competitors;

     - bring new products to market on a timely basis at competitive prices in the retail channel;

     - introduce products that are compatible with new technologies as they emerge;

     - respond effectively to new product announcements by our competitors; and

     - provide continued compatibility and interoperability of our products with products offered by other vendors as they emerge.

     We have experienced delays in releasing new products and product enhancements in the past, which delayed sales and resulted in lower quarterly net revenue than expected. For example, we recently delayed the introduction of a high-speed wireless solution, which we initially intended to introduce in June 2000, due to development problems. We may experience similar delays in product development in the future and any delay in product introduction could adversely affect our ability to compete and cause our operating results to fall below the expectations of public market analysts or investors.

WE MUST DEVELOP AND EXPAND OUR RETAIL CHANNELS OR OUR NET REVENUE MAY DECLINE AND OUR OPERATING RESULTS MAY SUFFER.

     Our product distribution strategy focuses primarily on continuing to develop and expand our retail channels. We sell to our end-user customers through mass market retailers, mail order catalogs and online retailers. If we fail to develop and maintain relationships with the retail channel, our product sales may decrease and our operating results may suffer.

     Retailers typically have limited shelf space and promotional resources. Competition is intense in the small business and home networking industry for adequate levels of shelf space and promotional support, and competitors with more extensive product lines, more popular products and stronger brands have greater bargaining power with retailers. Accordingly, we may not be able to achieve the levels of support and shelf space that our competitors receive. We expect competition for retail shelf space to increase, which will require us to increase our marketing expenditures to maintain current levels of retail shelf space.

     Moreover, we rely heavily on our retail network for the sales and marketing activities that we believe are critical to the successful sale of our products in the retail market. However, our mass market retailers, mail order catalogs and online retailers may not market our products effectively or continue to devote the resources necessary to provide us with effective sales, marketing and technical support.

     Recently, Internet service providers and application service providers have become very important channels for selling computing products. They usually bundle their service with some initial product sales and recommend other hardware products to their installed base. It is important for us to establish joint sales and marketing relationships with these service providers. However, we may not be successful in establishing these relationships. If we are unable to establish relationships with Internet service providers and application service providers, we may be unable to compete effectively in these emerging channels.

     To support and develop our distribution channels, we plan to significantly expand our field sales staff, which consisted of 38 people as of July 31, 2000, including 16 people employed by Nortel Networks. We cannot assure you that this internal expansion will be successfully completed, that the cost of this expansion will not exceed the net revenue generated from the expansion or that our expanded sales staff will be able to compete successfully against the significantly more extensive and well-funded sales and marketing operations of many of our current or potential competitors. If we are unable to effectively maintain and expand our distribution channels or manage the expansion of our sales staff, we may incur increased sales and marketing expenses and our ability to grow and increase net revenue would be harmed.

WE RELY ON A SMALL NUMBER OF WHOLESALE DISTRIBUTORS FOR MOST OF OUR NET REVENUE, AND IF ANY OF THEM DISCONTINUED, DECREASED OR DELAYED PURCHASES OF OUR PRODUCTS, OUR NET REVENUE AND PROFITABILITY WOULD BE HARMED.

     We sell a substantial portion of our products through retail channels using approximately 60 wholesale distributors. We recognize revenue on most of our sales in the United States upon shipment from the wholesale distributor to the retail resellers, and for international sales upon receipt of payment from the wholesale distributor. To date, a small number of wholesale distributors have accounted for a significant portion of our net revenue. We anticipate that sales of our products to relatively few wholesale distributors will continue to account for a significant portion of our net revenue. During the six months ended June 30, 2000, sales to Ingram Micro accounted for 32% of our net revenue, Tech Data accounted for 20% of our net revenue and Computer 2000 accounted for 11% of our net revenue. Although our financial performance depends on a few key wholesale distributors, we do not have binding commitments from any of them. In addition, the prices that wholesale distributors pay for our products are subject to negotiation and change at any time and could fall more rapidly than our production costs. If any of our major wholesale distributors were to discontinue, reduce or delay purchases of our products, or if the prices that wholesale distributors pay for our products falls significantly or unexpectedly, our ability to meet the product demands of our retail channels and end-user customers would be disrupted and our net revenue and profitability would be harmed. In addition, because our accounts receivable are concentrated on a small group of wholesale distributors, the failure of any of them to pay on a timely basis would reduce our cash flow and negatively affect our operating results.

WE DEPEND ON A LIMITED NUMBER OF THIRD-PARTY CONTRACT MANUFACTURERS FOR SUBSTANTIALLY ALL OF OUR MANUFACTURING NEEDS. IF THEY ARE UNABLE TO MANUFACTURE A SUFFICIENT QUANTITY OF HIGH-QUALITY PRODUCTS ON A TIMELY AND COST-EFFICIENT BASIS, OUR NET REVENUE AND PROFITABILITY WOULD BE HARMED AND OUR REPUTATION AND OUR BRAND MAY SUFFER.

     All of our products are manufactured by third-party contract manufacturers. In 1998, 1999 and in the first six months ended June 30, 2000, we derived the majority of our net revenue from the sale of products manufactured by Delta Networks and, to a lesser extent, by Lite-On Communications, our two primary third-party contract manufacturers. We rely on them to procure components and to assemble, test and package our products on a timely and cost-efficient basis. In many cases, the contract manufacturer is responsible for subcontract engineering work. If our contract manufacturers are unable to complete engineering work on a timely basis, we will experience delays in product development and our ability to compete may be harmed. In addition, because both Delta Networks and Lite-On Communications are headquartered in Taiwan and have manufacturing facilities in both Taiwan and China, their ability to provide us with adequate supplies of high quality products on a timely and cost-efficient basis is subject to a number of additional risks and uncertainties, including earthquakes and other natural disasters and political, social and economic instability. If our manufacturers are unable to provide us with adequate supplies of high quality products on a timely and cost-efficient basis, our operations would be disrupted and our net revenue and profitability would suffer. Moreover, if our third-party contract manufacturers cannot consistently produce high-quality products that are free of defects, we may experience a higher rate of product returns, which would also reduce our profitability and may harm our reputation and our brand. To remain competitive, we must rapidly achieve volume production and reduce costs by coordinating our efforts with those of our contract manufacturers.

     We have one-year contracts with our third-party contract manufacturers that automatically renew each year for a one-year period. These contracts may be terminated by either party upon 90 days' prior written notice. The loss of the services of either Delta Networks or Lite-On Communications would cause a significant disruption in operations, delays in product shipments and result in a decrease in net revenue or an increase in costs.

WE DEPEND ON CELESTICA ASIA FOR ALL OF OUR INVENTORY, WAREHOUSING AND DISTRIBUTION OPERATIONS AND ANY INTERRUPTION IN ITS OPERATIONS OR DELAYS IN ITS SHIPMENTS OF OUR PRODUCTS WOULD SIGNIFICANTLY DISRUPT OUR OPERATIONS AND HARM OUR ABILITY TO FULFILL ORDERS AND OUR OPERATING RESULTS.

     We currently outsource all of our inventory, warehousing and distribution logistics to Celestica Asia, based in San Jose, California. If Celestica Asia is unable to perform these services adequately, product shipments could be delayed, product returns could increase and our brand and customer relationships could be harmed. Moreover, under the terms of our agreement with Celestica Asia, our prices can be renegotiated on a quarterly basis and any increase in the prices charged by Celestica Asia for its services could adversely affect our gross margins and operating results. The loss of Celestica Asia's services would cause a significant disruption in operations and delays in product shipments and would harm our financial results while we obtained a replacement logistics subcontractor. In addition, we may not be able to find a replacement logistics subcontractor that would provide the same satisfactory level of services without an increase in our inventory, warehousing or distribution costs.

IF WE ARE UNABLE TO SMOOTHLY TRANSITION OWNERSHIP OF OUR PRODUCT INVENTORY FROM CELESTICA ASIA, WE MAY LOSE INVENTORY VALUE AND OUR OPERATIONS AND FINANCIAL RESULTS WOULD BE HARMED.

     Our manufacturers deliver finished goods to Celestica Asia in Hong Kong and bill Celestica Asia for the full cost of the finished goods. Celestica Asia bills us for the full cost of the finished goods plus a percentage mark-up when the goods are shipped to our wholesale distributors and selected retail resellers.

     Celestica Asia currently maintains and owns our inventory at their warehouse. We are in the process of transitioning the ownership of the inventory from Celestica Asia to ourselves. Once the transition is complete, our subcontract manufacturers will bill us for the full cost of the finished goods and title will pass to us upon delivery to Celestica Asia's warehouses in Hong Kong, the United Kingdom or San Jose, California. We believe this transition will be completed prior to the end of 2000.

     Following the transition, we will need to implement new inventory processes and procedures to monitor our inventory at Celestica Asia. This will require us to develop additional accounting controls and have our employees on site at Celestica Asia to ensure the inventory is properly handled to prevent loss of value. If we are unable to properly monitor and control our inventory after the transition, we may lose inventory value and our operations and financial results would be harmed.

WE PURCHASE SEVERAL KEY COMPONENTS AND ORIGINAL EQUIPMENT MANUFACTURERS' PRODUCTS FROM SOLE OR LIMITED SOURCES, AND IF THESE SOURCES FAIL TO SATISFY OUR SUPPLY REQUIREMENTS ON A TIMELY BASIS, WE MAY LOSE SALES AND EXPERIENCE INCREASED COMPONENT COSTS AND OUR CUSTOMER RELATIONSHIPS MAY BE HARMED.

     If we experience shortages or delays in the supply of any key product components currently obtained from a sole or limited source, our ability to meet scheduled product deliveries to customers may be harmed. Currently, our only sole-sourced products are our connector jacks, which are manufactured to our design, and phone line and wireless semiconductors. We anticipate that semiconductors used in future products will be sole sourced for a limited period. Our limited source components include local access network repeaters, switching fabric semiconductors, physical layer transceivers and other selected integrated circuits. Although we enter, either directly or through our contract manufacturers, into purchase orders with our suppliers for components based on our forecasts, we do not have any guaranteed supply arrangements with these suppliers. Moreover, as our demand for components increases, we may not be able to obtain these components in a timely manner in the future. In addition, if our suppliers experience financial or other difficulties or if worldwide demand for the components they provide increases significantly, the availability of these components could be limited. If we are unable to obtain, either directly or through our contract manufacturers, a sufficient supply of components, or if we experience any interruption in the supply of components, we could experience difficulties in obtaining alternative sources or in altering product designs to use alternative components. Any resulting delays or reductions in product shipments could affect our ability to meet scheduled product deliveries to customers and could damage customer relationships. We may also be subject to increases in component costs in these circumstances, which would adversely affect our gross margins.

     We use a rolling forecast of demand to determine our component requirements. Lead times for manufacturing our materials and components vary significantly and depend on factors such as the specific supplier, contract terms and demand for a component at a given time. Our components that have long lead times include local access network repeaters, switching fabric chips, physical layer transceivers, dynamic random access memories, transformers, connector jacks and metal tooled enclosures. If our forecasts do not match our actual requirements, we may have excess or inadequate inventory of components, which could result in delays in the delivery of our products and the loss of existing or potential customers.

IF WE DO NOT SUCCESSFULLY COMPETE IN THE HIGHLY COMPETITIVE MARKETS FOR SMALL BUSINESS AND HOME NETWORKING PRODUCTS, WE WILL LOSE CUSTOMERS AND MARKET SHARE AND OUR NET REVENUE WOULD BE HARMED.

     We compete in a new, rapidly evolving and highly competitive market, and we expect competition to persist and intensify in the future. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which would seriously harm our business and results of operations. Our principal competitors in the small business and home markets are 3Com Corporation, Intel Corporation, The Linksys Group, Inc., D-Link Systems, Inc. and Allied Telesyn International. Other current competitors include numerous local vendors such as PCI in Japan and Diamond Multimedia Systems, Inc. and Proxim, Inc. in the United States. We also compete with networking vendors, such as Cisco Systems, Inc., Nortel Networks and Hewlett Packard Company, who may increase their focus on the small business and home markets in the future. Our potential future competitors may also include consumer electronics vendors such as SONY Corporation, Panasonic Consumer Electronics Company, Hitachi, Ltd., Fujitsu Limited, Philips Electronics N.V. and RCA, which have significant experience in retail sales of personal computers and home electronics.

     Nortel Networks increased its focus on small and medium-sized businesses in the second half of 1999 by introducing a new line of networking products targeting this market. These products are sold through value-added resellers and networks systems integrators. If retailers or other resellers start selling these products, Nortel Networks could become a more significant competitor. In addition, Nortel Networks sells Internet gateway products, including cable and DSL modems, that directly compete with some of our products in both the small business and home markets. Nortel Networks in the future may decide to expand its line of products for the home market. We do not have a non-compete agreement with Nortel Networks. Nortel Networks is in the process of acquiring Alteon WebSystems, Inc., a sole source supplier of our gigabit network interface, and could use that relationship in the future against us.

     Many of our existing and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical, sales, marketing and other resources. As a result, they may have more advanced technology, larger distribution channels, stronger brand names, better customer service and access to more customers than we do. These competitors may, among other things, be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to distribution partners than we can.

IF WE LOSE OUR KEY PERSONNEL, WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS STRATEGY OR OPERATE OUR BUSINESS.

     Our future success depends in large part upon the continued services of our key technical, sales, marketing and senior management personnel. The loss of any of our senior management or other key research, development, sales and marketing personnel, particularly if lost to competitors, would adversely affect our ability to implement our business strategy and may adversely affect our strategic direction. In particular, the services of Patrick Lo, our Chief Executive Officer, and Mark Merrill, our Vice President of Engineering, would be difficult to replace. We do not maintain life insurance for any of our key personnel.

IF WE ARE UNABLE TO RETAIN AND HIRE ADDITIONAL QUALIFIED PERSONNEL AS NECESSARY, WE MAY NOT BE ABLE TO SUCCESSFULLY ACHIEVE OUR OBJECTIVES.

     We have experienced growth in net revenue and expansion of our operations which have placed significant demands on our management and engineering staff. To continue our growth, we will need to hire additional personnel in all areas. Competition for qualified personnel in our industry is intense, particularly in the San Francisco Bay area where we are located, and we may not be able to hire the quality and number of personnel needed to accomplish our business objectives. In the past, we have experienced difficulty in hiring and retaining personnel with appropriate qualifications, particularly in technical areas. If we do not succeed in attracting and training new personnel, or retaining and motivating existing personnel, we may not be able to implement our growth strategy.

OUR SUCCESS DEPENDS ON THE CONTINUED GROWTH OF THE INTERNET AND THE DEVELOPMENT OF THE INTERNET INFRASTRUCTURE.

     Our success is directly tied to the widespread acceptance and increased use of the Internet by small businesses and homes. Our products are primarily designed to enable high-speed Internet access and shared access to the Internet and other resources, such as peripheral devices. As a result, the emergence and growth of the market for our products will depend on increased use of the Internet by small businesses and homes and increased demand for shared Internet access. If use of the Internet does not grow as expected, our business, results of operations and financial condition will be severely harmed. In addition, if the cost of high-speed Internet access decreases to the point where there is no perceived need for shared Internet access by small businesses and homes, then demand for our products would be harmed significantly.

CONTINUED RAPID GROWTH MAY STRAIN OUR OPERATIONS, INCREASE OUR COSTS AND DECREASE OUR MARGINS.

     We intend to expand our operations and pursue market opportunities domestically and internationally, and to grow our customer base.

     To accommodate anticipated growth and expansion, we will be required to:

     - manage our existing relationships and enter into new relationships with suppliers, distributors, resellers and other service providers;

     - improve existing and implement new operational, financial and managerial systems, procedures and controls; and

     - hire, train, manage, motivate and retain qualified personnel.

These measures will place a significant burden on our management and internal resources and may increase our costs and decrease our margins.

IF OUR PRODUCTS CONTAIN UNDETECTED DEFECTS OR ERRORS, WE COULD INCUR SIGNIFICANT UNEXPECTED EXPENSES, EXPERIENCE PRODUCT RETURNS AND LOST SALES, LOSE CUSTOMERS AND BE SUBJECT TO PRODUCT LIABILITY CLAIMS.

     Our products are complex and may contain undetected defects, errors or failures, particularly when first introduced or as new enhancements and versions are released. Despite our testing procedures, defects or errors may be found in new products or in new versions or enhancements of existing products after commencement of commercial shipments. For example, as a result of a software defect, in early 1999 we recalled a laptop computer network interface product. In addition, our third-party contract manufacturers, whom we rely on to manufacture, assemble, test and package our products, may not produce products free of defects or errors. If defects or errors in our products are discovered in the future, we could experience adverse customer reactions or negative publicity regarding us or our products, which may result in damage to our reputation and our brand. In addition, we could experience delays in market acceptance of our products, product returns, lost sales and unexpected expenses. Sales and support of our products generally involve the risk of product liability claims. A successful product liability claim brought against us could harm our business.

OUR SALES INTO INTERNATIONAL MARKETS MAY EXPOSE US TO ADDITIONAL RISKS, ANY OF WHICH COULD HARM OUR OPERATING RESULTS.

     We have committed significant resources to expanding our international sales and support channels. Our efforts to expand and develop additional international sales and support channels may not be successful. International sales represented 38% of our net revenue in 1998, 34% in 1999 and 34% for the six months ended June 30, 2000. International sales are subject to a number of risks, including:

     - changes in foreign government regulations and communications standards;

     - export license requirements, tariffs and taxes and other barriers;

     - exchange rate fluctuations;

     - longer payment cycles;

     - difficulty in collecting accounts receivable;

     - difficulty in managing foreign operations; and

     - political and economic instability.

     Except for sales to Japan, our foreign sales are currently invoiced in United States dollars and, accordingly, we do not currently plan to engage in foreign currency hedging transactions. However, as we expand our international operations, we may allow payment in additional foreign currencies and our exposure to losses in foreign currency transactions may increase. We may lose customers if exchange rate fluctuations, currency devaluations or economic crises increase the local currency price of our products or reduce our customers' ability to purchase products. We do not know if foreign markets for our products will continue to develop.

WE HAVE NO EXCLUSIVE INTELLECTUAL PROPERTY RIGHTS IN THE TECHNOLOGY EMPLOYED IN MANY OF OUR PRODUCTS, WHICH MAY LIMIT OUR ABILITY TO COMPETE.

     We do not hold any United States or foreign patents and do not have any patents pending. In addition, we do not have any other exclusive intellectual property rights in the technology employed in our products. We do not actively seek to protect our rights in the technology that we develop or that our third-party contract manufacturers develop. In addition, these parties share the technologies with other parties, including some of our competitors. If we are wrong in our assumptions about the need for exclusive intellectual property rights, our ability to compete will be harmed.

     The networking industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. In particular, leading companies in the data communications markets have extensive patent portfolios with respect to networking technology. From time to time, third parties, including these leading companies, have asserted and may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related standards that are important to us. Although we have not been a party to any litigation asserting claims that allege infringement of intellectual property rights, we may be a party to such litigation in the future. In addition, third parties may initiate litigation against our manufacturers, suppliers or customers alleging infringement of their proprietary rights with respect to existing or future products. Any such claims, with or without merit, could be time consuming, resulting in costly litigation and diversion of technical and management personnel or requiring us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. In the event of a successful claim of infringement and our failure or inability to license the proprietary rights on a timely basis or on commercially reasonable terms, we may be unable to offer competitive products, our product portfolio may be limited, we may experience increased expenses and our business, operating results and financial condition could be significantly harmed.

     We rely on third-party licensors, including Nortel Networks, and other vendors for patented hardware and software license rights in technology that are incorporated into and are necessary for the operation and functionality of our products. Our success will depend in part on our continued ability to have access to these technologies. In addition, although we received most of the intellectual property used in our products through transfers or licenses from Nortel Networks, Nortel Networks has not agreed to indemnify us from infringement claims or other liabilities associated with the use of that intellectual property. Moreover, our licenses may result in royalty payments to third parties, the cross-license of technology by us, or the payment of other consideration. If we become unable to continue to procure or use necessary technology, or if our licensing arrangements cannot be agreed to on commercially reasonable terms, we may be unable to offer competitive products, our product portfolio may be limited, we may experience increased expenses and our business, operating results and financial condition could be significantly harmed.

     We rely on a combination of copyright, trademark and trade secret laws, nondisclosure agreements with employees, consultants and suppliers and other contractual provisions to establish, maintain and protect our proprietary rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our product design or to obtain and use information that we regard as proprietary. In addition, other parties may breach confidentiality agreements or other protective contracts that we have entered into, and we may not be able to enforce our rights in the event of these breaches. Furthermore, our competitors may independently develop similar products or duplicate any technology developed by us, and technology incorporated into our products may infringe upon patents or other rights owned by others. Our inability to protect our proprietary rights could significantly harm our brand and our business, operating results and financial condition.

THE SUBSTANTIAL NUMBER OF SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

     Our current stockholders hold a substantial number of shares of our common stock that they will be able to sell in the public market in the near future. Most of these shares are held by a small number of stockholders. Sales of a substantial number of shares after this offering could significantly reduce the market price of our common stock. In addition, the perception that our current stockholders might sell common stock could depress the trading price of the common stock. These sales, and the possibility of these sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we consider appropriate.

     Holders of 33,794,900 shares of common stock, which will represent
approximately   % of our outstanding shares after completion of this offering, have the right to require us to register their common stock with the Securities and Exchange Commission. The holder of shares issuable upon exercise of a warrant to purchase 3,000,000 shares of common stock will also have the right to require us to register their common stock with the Securities and Exchange Commission. In addition, after this offering, we intend to register all common stock that we may issue under our stock option plans and employee stock purchase plan. Once we register these shares, they can be freely sold in the public market upon issuance. If these holders cause a large number of securities to be sold in the public market, the sales could reduce the trading price of our common stock. These sales also could impede our ability to raise future capital.

ANY FAILURE OF OUR PRODUCTS TO COMPLY WITH GOVERNMENT REGULATIONS MAY PREVENT US FROM SUSTAINING OUR NET REVENUE OR PROFITABILITY.

     In the United States, our products must comply with various regulations and standards defined by the Federal Communications Commission. Internationally, products that we develop may be required to comply with standards established by the European Commission and telecommunications authorities in various countries as well as with recommendations of the International Telecommunications Union. We rely on our contract manufacturers to obtain the necessary regulatory approvals for our products. If our contract manufacturers fail to obtain timely domestic or foreign regulatory approvals or certificates, we would not be able to sell our products where these regulations apply, which may prevent us from sustaining our net revenue or profitability.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND IF WE ARE UNABLE TO OBTAIN ADEQUATE FUNDS ON TERMS ACCEPTABLE TO US, WE MAY BE UNABLE TO TAKE ADVANTAGE OF MARKET OPPORTUNITIES, DEVELOP NEW PRODUCTS OR OTHERWISE RESPOND TO COMPETITIVE PRESSURES.

     We currently anticipate that the proceeds of this offering, together with our existing cash balances and cash flows from operations, will be sufficient to meet our liquidity needs for at least the next 12 months. However, we may need to raise additional funds if our estimates of net revenue, working capital or capital expenditure requirements change or prove inaccurate, if we need to respond to unforeseen technological or marketing hurdles or if we choose to take advantage of unanticipated opportunities. We may not be able to obtain additional funds as needed, and these funds may not be available on terms acceptable to us. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current stockholders would be reduced and the value of their investments might decline. In addition, any new securities issued might have rights, preferences or privileges senior to those of the securities held by our stockholders. If we raise additional funds through the issuance of debt, we might become subject to restrictive covenants.

     If we need additional capital and cannot raise it on acceptable terms and on a timely basis, we may not be able to, among other things:

     - develop or enhance our products;

     - take advantage of market opportunities;

     - acquire new technologies, products or businesses;

     - expand operations;

     - hire, train and retain employees; or

     - respond to unanticipated competitive pressures or unanticipated capital requirements.

     Our failure to do any of these things could result in lower revenues and could seriously harm our business.

WE EXPECT TO EXPERIENCE VOLATILITY IN OUR STOCK PRICE, WHICH COULD NEGATIVELY AFFECT YOUR INVESTMENT.

     Prior to this offering, there has not been a public market for our common stock, and an active trading market for our shares may not develop or be sustained. If you purchase our common stock in this offering, you will pay a price that was not established in a competitive market. The initial public offering price for the shares of our common stock will be determined by negotiations between us, Nortel Networks and the representatives of the underwriters. The price of our common stock that will prevail in the market may be lower than the price you pay.

     The market price of our common stock may fluctuate significantly in response to factors, such as changes in securities analysts' estimates of our financial performance, changes in market valuations of similar companies and other factors beyond our control.

     Moreover, the market for technology and Internet-related companies has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These fluctuations may adversely affect the trading price of our common stock, regardless of actual operating performance. As a result, you may be unable to sell your common stock at or above the offering price.

WE MAY APPLY THE PROCEEDS OF THIS OFFERING TO USES THAT DO NOT IMPROVE OUR OPERATING RESULTS OR INCREASE THE VALUE OF YOUR INVESTMENT.

     We will have broad discretion in how we use the proceeds from this offering, and we may spend these proceeds in ways that do not improve our operating results or increase the value of your investment. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions regarding how to use the proceeds from this offering.

SOME PROVISIONS OF OUR CHARTER DOCUMENTS MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN OUR CONTROL, EVEN IF A CHANGE IN CONTROL WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Provisions of our certificate of incorporation and bylaws and of Delaware law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our stockholders. These provisions also may prevent changes in our management.

INVESTORS IN THIS OFFERING WILL INCUR SUBSTANTIAL AND IMMEDIATE DILUTION IN THE BOOK VALUE OF THEIR INVESTMENT.

     The initial public offering price of our common stock will be substantially higher than the net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase our common stock in
this offering, you will incur an immediate dilution of $          in net
tangible book value per share from the price you paid, based on an assumed
initial public offering price of $     per share. The exercise of outstanding
options and warrants will result in further dilution.

                           FORWARD-LOOKING STATEMENTS

     Certain statements made in this prospectus are "forward-looking statements" that are based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements include statements about:

     - the future growth of the small business and home networking markets;

     - our strategies and keys to our future success;

     - new products and technologies;

     - future expenses and financing requirements;

     - competition and competitive factors in the small business and home networking markets; and

     - other statements that are not historical facts.

     This prospectus also contains forward-looking statements attributable to third parties relating to the growth in broadband Internet access in small businesses and homes, the growth in the number of networked small businesses and homes and the growth in the small business and home networking markets.

     When used in this prospectus, the words "anticipate," "believe," "expect," "estimate" and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. These forward-looking statements involve risks and uncertainties and apply only as of the date of this prospectus. Several important factors could cause our actual results to differ materially from those expressed or implied by these forward-looking statements, including:

     - changes in general economic and business conditions, and changes in the small business and home markets for networking products;

     - actions of our competitors;

     - the level of demand and market acceptance of our products;

     - changes in our business strategies; and

     - other factors discussed earlier under "Risk Factors" as well as elsewhere in this prospectus.

                                USE OF PROCEEDS

     We estimate that our net proceeds from the sale of           shares of
common stock that we are selling in this offering will be $          , after
deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the common stock sold by the selling stockholder.

     We intend to use approximately $20 million of the net proceeds of the offering to purchase inventory from our third-party inventory logistics provider. We intend to use approximately $5 million of the net proceeds of the offering to settle our inter-company transaction balances with Nortel Networks. We intend to use the remaining proceeds primarily for general corporate purposes, including working capital, sales and marketing expenditures and the development of new products and services. Although we may use a portion of the net proceeds to acquire technology or businesses that are complementary to our business, we have no current plans in this regard. Pending such uses, we plan to invest the net proceeds in securities that are short term, investment grade and interest bearing.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to fund the development and growth of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2000:

     - on an actual basis;

     - on a pro forma basis to reflect the conversion of all outstanding shares of preferred stock on a one-to-one basis into 33,794,900 shares of common stock upon the closing of this offering; and

     - on a pro forma as adjusted basis to reflect the sale of shares of common stock offered by us at an assumed initial public offering price of
       $ per share and the receipt and application of the net proceeds from the offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

                                                                     AS OF JUNE 30, 2000
                                                             -----------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                             -------    ---------    -----------
                                                                       (IN THOUSANDS)
Cash.......................................................  $20,901     $20,901       $
                                                             -------     -------       -------
Stockholders' equity:
Preferred stock, $0.001 par value; 33,794,904 shares
  authorized:
  Series A convertible participating preferred stock:
     30,000,000 shares designated; shares issued and
     outstanding: 30,000,000 actual, none pro forma and
     none pro forma as adjusted............................   29,123          --
  Series B convertible participating preferred stock:
     3,794,900 shares designated; shares issued and
     outstanding: 3,794,900 actual, none pro forma and none
     pro forma as adjusted.................................   12,354          --
Common stock, $0.001 par value; 60,000,000 shares
  authorized: 60,000,000 actual, 60,000,000 pro forma and
  200,000,000 pro forma as adjusted; issued and
  outstanding: none actual, 33,794,900 pro forma and
            pro forma as adjusted..........................       --      41,477
Common stock warrant.......................................    2,601       2,601
Accumulated deficit........................................   (8,194)     (8,194)
                                                             -------     -------       -------
Total stockholders' equity.................................  $35,884     $35,884       $
                                                             =======     =======       =======

     The table above excludes:

     - 4,036,058 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2000 with a weighted average exercise price of $3.95 per share;

     - 1,963,942 shares of common stock available for future grant or issuance under our 2000 stock option plan as of June 30, 2000;

     - 2,000,000 shares of common stock available for future grant or issuance under the new 2000 stock plan adopted by our board of directors in August 2000;

     - 500,000 shares of common stock available for future grant under the 2000 employee stock purchase plan adopted by our board of directors in August 2000; and

     - 3,000,000 shares of common stock issuable upon exercise of a warrant outstanding as of June 30, 2000, which will become exercisable at $5.00 per share upon the completion of this offering for a period of 45 days.

     You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus.

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

     Investors participating in this offering will incur immediate and substantial dilution. The pro forma net tangible book value of our common stock as of June 30, 2000 was $34.8 million, or $1.03 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma number of common stock outstanding assuming the conversion of all shares of preferred stock outstanding as of June 30, 2000 into 33,794,900 shares of common stock.
Assuming the sale by us of           shares of common stock offered in this
offering at an initial public offering price of $     per share, and after
deducting the underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of June 30, 2000
would have been $       , or $     per share of common stock. This represents an
immediate increase in pro forma net tangible book value of $     per share of
common stock to our existing stockholders and an immediate dilution of $     per
share to the new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............           $
  Pro forma net tangible book value per share as of June 30,
     2000...................................................  $1.03
  Increase in pro forma net tangible book value per share
     attributable to this offering..........................
                                                              -----
Pro forma as adjusted net tangible book value per share
  after this offering.......................................
                                                                       -------
Dilution per share to new investors.........................           $
                                                                       =======

     The following table sets forth on a pro forma as adjusted basis as of June 30, 2000 the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing holders of common stock and by the new investors, before deducting the underwriting discounts and commissions and estimated offering expenses.

                                           SHARES PURCHASED       TOTAL CONSIDERATION
                                         --------------------    ---------------------    AVERAGE PRICE
                                           NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                         ----------   -------    -----------   -------    -------------
Existing stockholders..................  33,794,900         %    $44,113,000         %        $1.31
New investors..........................                                                       $
                                         ----------    -----     -----------    -----
     Total.............................                100.0%                   100.0%
                                         ==========    =====     ===========    =====

     The discussion and tables above assume no exercise of the underwriters' over-allotment option, the outstanding warrant or any outstanding stock options. As of June 30, 2000, there were 4,036,058 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $3.95 per share and 1,963,942 shares available for future grant or issuance under our 2000 stock option plan. As of June 30, 2000, there were also 3,000,000 shares of common stock issuable upon exercise of a warrant which will become exercisable at $5.00 per share upon the completion of this offering for a period of 45 days. In August 2000, our board of directors approved a new 2000 stock plan under which they reserved 2,000,000 shares for future grant or issuance and a 2000 employee stock purchase plan under which they reserved 500,000 shares for future issuance. To the extent that these options and this warrant are exercised, there will be further dilution to new investors.

     If the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to
approximately      % of the total number of shares of common stock to be
outstanding after this offering; and the number of shares of common stock held
by the new investors will be increased to      % of the total number of shares
of common stock outstanding after this offering. See "Principal and Selling Stockholders."

                            SELECTED FINANCIAL DATA

     Until March 10, 2000, we were a wholly owned subsidiary of Nortel Networks NA Inc., formerly known as Bay Networks, Inc., which was acquired by Nortel Networks Limited on August 31, 1998 in a merger that was accounted for using the purchase method. Nortel Networks NA Inc. transferred its ownership interest in NETGEAR to Nortel Networks Limited, a wholly owned subsidiary of Nortel Networks Corporation, effective September , 2000. Selected financial data for periods through August 31, 1998 is referred to as the "Predecessor Company" information, while our selected financial data after August 31, 1998 includes the recording of fair value adjustments arising from the acquisition of Bay Networks. The selected statements of operations data for NETGEAR and its Predecessor Company for the year ended December 31, 1997, the period from January 1, 1998 through August 31, 1998, the period from September 1, 1998 through December 31, 1998, the year ended December 31, 1999 and the six months ended June 30, 2000, and the balance sheet data as of December 31, 1998 and 1999 and as of June 30, 2000 are derived from audited financial statements included elsewhere in this prospectus. The selected statements of operations data for NETGEAR and its Predecessor Company for the period from January 8, 1996 (inception) through December 31, 1996, and the selected balance sheet data as of December 31, 1996 and 1997 have been derived from audited financial statements not included in this prospectus. The statements of operations data for the six months ended June 30, 1999 have been derived from unaudited financial statements included elsewhere in this prospectus. We believe that the unaudited financial statements contain all adjustments necessary to present fairly the information included in those statements, and that the adjustments consist only of normal recurring adjustments. Historical results are not necessarily indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year or for any other period.

                                          PREDECESSOR COMPANY
                              -------------------------------------------
                               PERIOD FROM
                                JANUARY 8,                    PERIOD FROM   PERIOD FROM
                                   1996                       JANUARY 1,    SEPTEMBER 1,
                              (INCEPTION) TO    YEAR ENDED      1998 TO       1998 TO       YEAR ENDED
                               DECEMBER 31,    DECEMBER 31,   AUGUST 31,    DECEMBER 31,   DECEMBER 31,
                                   1996            1997          1998           1998         1998(1)
                              --------------   ------------   -----------   ------------   ------------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS
  DATA:
Net revenue.................     $ 4,035         $26,141        $32,801       $25,099        $57,900
Cost of revenue.............       2,733          20,713         25,696        20,830         46,526
                                 -------         -------        -------       -------        -------
Gross profit................       1,302           5,428          7,105         4,269         11,374
Operating expenses:
  Research and
    development.............       1,174           1,559          1,175           676          1,851
  Sales and marketing.......       3,693           7,681          8,081         5,104         13,185
  General and
    administrative..........         986           1,875          2,374           918          3,292
  Goodwill amortization.....          --              --             --           112            112
                                 -------         -------        -------       -------        -------
    Total operating
      expenses..............       5,853          11,115         11,630         6,810         18,440
                                 -------         -------        -------       -------        -------
Income (loss) from
  operations................      (4,551)         (5,687)        (4,525)       (2,541)        (7,066)
Other income (expense),
  net.......................         (93)           (498)           (25)         (152)          (177)
                                 -------         -------        -------       -------        -------
Income (loss) before
  taxes.....................      (4,644)         (6,185)        (4,550)       (2,693)        (7,243)
Provision for income
  taxes.....................          --              --             --            --             --
                                 -------         -------        -------       -------        -------
Net income (loss)...........     $(4,644)        $(6,185)       $(4,550)      $(2,693)       $(7,243)
                                 =======         =======        =======       =======        =======
Net income (loss) per share:
  Basic.....................     $ (0.15)        $ (0.21)       $ (0.15)      $ (0.09)       $ (0.24)
                                 =======         =======        =======       =======        =======
  Diluted...................     $ (0.15)        $ (0.21)       $ (0.15)      $ (0.09)       $ (0.24)
                                 =======         =======        =======       =======        =======
Shares used in per share
  computations:
  Basic.....................      30,000          30,000         30,000        30,000         30,000
                                 =======         =======        =======       =======        =======
  Diluted...................      30,000          30,000         30,000        30,000         30,000
                                 =======         =======        =======       =======        =======
Pro forma basic and diluted
  net income (loss) per
  share(2)..................
Shares used in calculating
  pro forma basic and
  diluted net income (loss)
  per share(2)..............


                                                  SIX MONTHS ENDED
                               YEAR ENDED             JUNE 30,
                              DECEMBER 31,   ---------------------------
                                  1999           1999           2000
                              ------------   ------------   ------------
                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS
  DATA:
Net revenue.................    $111,856       $46,599        $83,736
Cost of revenue.............      91,265        37,919         66,043
                                --------       -------        -------
Gross profit................      20,591         8,680         17,693
Operating expenses:
  Research and
    development.............       2,641         1,209          1,244
  Sales and marketing.......      20,320         9,321         12,969
  General and
    administrative..........       3,769         1,772          1,990
  Goodwill amortization.....         335           167            167
                                --------       -------        -------
    Total operating
      expenses..............      27,065        12,469         16,370
                                --------       -------        -------
Income (loss) from
  operations................      (6,474)       (3,789)         1,323
Other income (expense),
  net.......................         (70)         (143)           427
                                --------       -------        -------
Income (loss) before
  taxes.....................      (6,544)       (3,932)         1,750
Provision for income
  taxes.....................          --            --            707
                                --------       -------        -------
Net income (loss)...........    $ (6,544)      $(3,932)       $ 1,043
                                ========       =======        =======
Net income (loss) per share:
  Basic.....................    $  (0.22)      $ (0.13)       $  0.09
                                ========       =======        =======
  Diluted...................    $  (0.22)      $ (0.13)       $  0.03
                                ========       =======        =======
Shares used in per share
  computations:
  Basic.....................      30,000        30,000         11,538
                                ========       =======        =======
  Diluted...................      30,000        30,000         32,598
                                ========       =======        =======
Pro forma basic and diluted
  net income (loss) per
  share(2)..................    $  (0.22)                     $  0.03
                                ========                      =======
Shares used in calculating
  pro forma basic and
  diluted net income (loss)
  per share(2)..............      30,000                       32,335
                                ========                      =======

(1) Information for the year ended December 31, 1998 represents the combined results of NETGEAR and the Predecessor Company for the year ended December 31, 1998.
(2) Pro forma amounts assume the weighted average number of common shares resulting from the automatic conversion of outstanding shares of convertible preferred stock, which will occur upon the closing of this offering.

                                                                           DECEMBER 31,
                                                              ---------------------------------------    JUNE 30,
                                                               1996      1997       1998       1999        2000
                                                              ------    -------    -------    -------    --------
                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash........................................................  $1,146    $   961    $ 1,313    $10,427    $ 20,901
Working capital.............................................   3,523      4,902      6,649     22,989      34,938
Total assets................................................   8,731     17,472     32,618     62,220      77,592
Total current liabilities...................................   5,105     12,357     23,862     37,635      41,150
Preferred stock.............................................      --         --         --         --      41,477
Common stock................................................   8,270     15,889     11,260     33,366          --
Total stockholders' equity..................................   3,627      5,060      8,567     24,129      35,884

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus. For purposes of Management's Discussion and Analysis of Financial Condition and Results of Operations, the information relating to the year ended December 31, 1998 represents the combined results of NETGEAR and the Predecessor Company for the years then ended. Information relating to the years ended December 31, 1996 and 1997 represents the Predecessor Company financial information.

OVERVIEW

     We are a leading provider of branded, technologically advanced networking products that are designed to address the specific needs of the small business and home markets in terms of ease-of-use, quality, reliability, performance and price. From our inception in January 1996 until May 1996, our operating activities related primarily to research and development, developing relationships with outsourced design, manufacturing and technical support partners, staffing a sales and marketing organization, establishing relationships with distributors and resellers and testing prototype designs. We began product shipments during the quarter ended June 30, 1996, and recorded net revenue of $4.0 million in 1996. Our net revenue grew to $111.9 million in 1999. From our inception through December 31, 1999, we incurred cumulative losses of $24.6 million. We were profitable in the quarters ended March 31, 2000 and June 30, 2000.

     We shipped our initial product, a 10 megabit per second, or Mbps, Ethernet hub, in the quarter ended June 30, 1996. By the end of 1996, our product offerings had expanded to include stackable 10 Mbps Ethernet hubs, 10/100 Mbps Ethernet hubs, 10 Mbps Ethernet switches, routers and a 10/100 Mbps network interface card. Throughout 1997, we continued to expand our product offerings with greater density and higher speed hubs and switches, including 10/100 Mbps Ethernet switches. In 1997, we also introduced a network starter kit that includes all of the necessary hardware and software to build a small business or home network. In 1998, we commenced shipment of 10/100 Mbps autosensing dual speed hubs, additional 10/100 Mbps switches, enhanced network starter kits and printer servers. In 1999, we introduced a one gigabit per second, or gigabit, Ethernet switch, a network disk server, a home Internet gateway and a phoneline network interface. In 2000, we introduced a line of gigabit products using Ethernet cables.

     We sell our products primarily through an indirect distribution channel generally comprised of approximately 60 wholesale distributors who sell our products to a network of retail stores, mail-order catalogs and online retailers. We also currently sell our products direct to Circuit City, Fry's Electronics and MicroCenter. We sell our products to both wholesale distributors and resellers. For domestic wholesale distributors, we defer revenue upon shipment to the wholesale distributors, and revenue is generally recognized upon subsequent resale by them. Sales made directly to domestic retail resellers are recognized upon shipment. For international sales, revenue is deferred upon shipment and generally recognized upon receipt of payment by us which is when title transfers. Provisions are made at the time the related revenue is recognized for estimating product returns, price protection and warranty.

     A substantial portion of our net revenue to date has been derived from a limited number of wholesale distributors. In 1997, Ingram Micro accounted for 25% of our net revenue, Computer 2000 accounted for 14% of our net revenue, Tech Data accounted for 13% of our net revenue, Fuji Xerox Japan accounted for 11% of our net revenue and Synnex accounted for 11% of our net revenue. In 1998, Ingram Micro accounted for 33% of our net revenue, Tech Data accounted for 20% of our net revenue and Computer 2000 accounted for 10% of our net revenue. In 1999, Ingram Micro accounted for 34% of our net revenue and Tech Data accounted for 18% of our net revenue. For the six months ended June 30, 2000, Ingram Micro accounted for 32% of our net revenue, Tech Data accounted for 20% of our net revenue and Computer 2000 accounted for 11% of our net revenue. The level of sales to any customer may vary from period to period. However, we expect that these wholesale distributors will continue to contribute a significant percentage of our net revenue for the foreseeable future.

     Cost of revenue consists primarily of the cost of finished products from our third-party contract manufacturers, documentation and overhead costs and freight, warranty and inventory costs. We outsource manufacturing of our products to Delta Networks, Lite-On Communications and other third-party contract manufacturers. We outsource our inventory, warehousing and distribution logistics to Celestica Asia. Celestica Asia currently owns and maintains our inventory in their warehouse. We are in the process of transitioning the ownership of the inventory from Celestica Asia to ourselves. Once the transition is complete, our subcontract manufacturers will bill us for the full cost of the finished goods and title will pass to us upon delivery to Celestica Asia's warehouses in Hong Kong, the United Kingdom or San Jose, California. We believe this transition will be completed prior to the end of 2000.

     The small business and home markets are characterized by intense competition and rapid price erosion. Our gross margins may decline if we are unable to offset average sales price erosion by aggressively negotiating with our manufacturing and component suppliers to reduce unit costs of incoming inventory. We expect to experience continuing rapid erosion of average selling prices of our products due to competitive pricing pressures and technological advances. Our gross margin varies between different products and product categories, and therefore changes in product mix may cause variations in gross margin, which may result in an unfavorable impact on our financial results. Gross margin will be affected by additional factors including warranty costs, overhead and increases in excess or obsolete inventory caused by fluctuations in manufacturing volumes and transitions from older products to newer product versions.

     Research and development expenses consist primarily of personnel expenses, payment to suppliers for design services, tooling and product certification expenditures incurred by suppliers on our behalf and consulting fees. Research and development expenses are recognized as they are incurred. We believe that research and development expenses will increase substantially in absolute dollars and to a lesser extent as a percentage of net revenue, as we address home networking product technologies and broaden our core competencies.

     Sales and marketing expenses consist primarily of cooperative advertising, product promotion, trade shows and other marketing expenses, personnel expenses for sales staff, technical support expenses and product marketing expenses. We believe building brand awareness is key to both net revenue growth and maintaining gross margins. We also believe that maintaining widely available and high quality technical support is key to building and maintaining brand awareness. Accordingly, we expect marketing expenses to increase significantly in absolute dollars in the future.

     General and administrative expenses consist of salaries and related expenses for executive and finance personnel, professional fees, bad debt provision and other corporate expenses. We expect general and administrative expenses to increase in absolute dollars as we add personnel and incur additional expenses related to the growth of our business and operations as an independent company.

RESULTS OF OPERATIONS

     The following table sets forth the statements of operations data for the periods indicated as a percentage of net revenue.

                                      PREDECESSOR
                                        COMPANY
                                      ------------                                    SIX MONTHS ENDED
                                       YEAR ENDED      YEAR ENDED      YEAR ENDED         JUNE 30,
                                      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    ----------------
                                          1997          1998(1)           1999         1999      2000
                                      ------------    ------------    ------------    ------    ------
Net revenue.........................     100.0%          100.0%          100.0%       100.0%    100.0%
Cost of revenue.....................      79.2            80.4            81.6         81.4      78.9
                                         -----           -----           -----        -----     -----
Gross profit........................      20.8            19.6            18.4         18.6      21.1
Operating expenses:
  Research and development..........       6.0             3.2             2.4          2.6       1.5
  Sales and marketing...............      29.4            22.7            18.1         20.0      15.4
  General and administrative........       7.2             5.7             3.4          3.7       2.4
  Goodwill amortization.............        --             0.2             0.3          0.4       0.2
                                         -----           -----           -----        -----     -----
     Total operating expenses.......      42.6            31.8            24.2         26.7      19.5
                                         -----           -----           -----        -----     -----
Income (loss) from operations.......     (21.8)          (12.2)           (5.8)        (8.1)      1.6
Other income (expense), net.........      (1.9)           (0.3)           (0.1)        (0.3)      0.5
                                         -----           -----           -----        -----     -----
Income (loss) before taxes..........     (23.7)          (12.5)           (5.9)        (8.4)      2.1
Provision for income taxes..........        --              --              --           --       0.9
                                         -----           -----           -----        -----     -----
Net income (loss)...................     (23.7)%         (12.5)%          (5.9)%       (8.4)%     1.2%
                                         =====           =====           =====        =====     =====

------------
(1) Information for the year ended December 31, 1998 represents the combined results of NETGEAR and the Predecessor Company for the year ended December 31, 1998.

  Six months ended June 30, 2000 compared to the six months ended June 30, 1999

     Net Revenue. Net revenue for the six months ended June 30, 2000 was $83.7 million, an increase of $37.1 million, or 80%, compared to $46.6 million for the six months ended June 30, 1999. The increase resulted primarily from increased sales of 10/100 Mbps hubs and switches, network interfaces, home Internet gateway and home phone line network interfaces, reflecting continued acceptance of our product line in the small business and home markets. This increase in sales during this period was partially offset by a reduction in average selling prices.

     Gross Profit. Gross profit for the six months ended June 30, 2000 was $17.7 million, an increase of $9.0 million, or 104%, compared to $8.7 million for the six months ended June 30, 1999. Gross profit increased to 21% for the six months ended June 30, 2000, from 19% for the six months ended June 30, 1999. The increase in gross margin is due to reductions in material costs which were greater than decreases in average selling prices during this period.

     Research and Development. Research and development expenses for the six months ended June 30, 2000 were $1.2 million, which is equal to the research and development expenses for the six months ended June 30, 1999. This was due to an increase in employee compensation offset by a reduction in payments to suppliers for design services, tooling and product certification.

     Sales and Marketing. Sales and marketing expenses for the six months ended June 30, 2000 were $13.0 million, an increase of $3.7 million, or 39%, compared to $9.3 million for the six months ended June 30, 1999. The increase was primarily due to outside product promotion and advertising expenditures and salary expenses associated with the hiring of additional sales and marketing personnel and outside support for technical services.

     General and Administrative. General and administrative expenses for the six months ended June 30, 2000 were $2.0 million, an increase of $218,000, or 12%, compared to $1.8 million for the six months ended June 30, 1999. The increase was primarily due to increased salary expenses as a result of hiring additional accounting personnel.

     Goodwill Amortization. Goodwill amortization represents the purchase price allocation from the acquisition of Bay Networks by Nortel Networks in 1998. Goodwill amortization of $167,000 was recorded for both the six months ended June 30, 2000 and June 30, 1999.

     Other Income (Expense), Net. Other income (expense) primarily consists of interest income, interest expense and foreign exchange translation. Other income was $427,000 for the six months ended June 30, 2000, compared to other expense of $143,000 for the six months ended June 30, 1999, due to interest income earned on higher cash balances offsetting foreign exchange losses.

     Provision for Income Taxes. Our operating results historically have been included in Nortel Networks consolidated United States Federal and state income tax returns. Provision for income taxes for our financial statements had been determined on a separate return basis. Our effective tax rate was 40% for the six months ended June 30, 2000. Our income taxes were zero for the six months ended June 30, 1999 because we operated at a loss. All historical net operating losses have been used by Nortel Networks and will not be carried forward by us.

  Years ended December 31, 1999, 1998 and 1997

     Net Revenue. We generated net revenue of $111.9 million in 1999, $57.9 million in 1998 and $26.1 million in 1997. The 93% increase in net revenue from 1998 to 1999 and the 121% increase in net revenue from 1997 to 1998 was primarily due to greater unit demand in adapter cards and 10/100 Mbps hubs and switches. This unit growth was partially offset by a reduction in average selling prices for both time periods.

     Gross Profit. Gross profit was $20.6 million in 1999, representing 18% of net revenue, $11.4 million in 1998, representing 20% of net revenue, and $5.4 million in 1997, representing 21% of net revenue. The decreases in gross margin from 1998 to 1999 and from 1997 to 1998 were primarily due to lower average selling prices as we made a significant effort to gain market share.

     Research and Development. Research and development expenses were $2.6 million in 1999, $1.9 million in 1998 and $1.6 million in 1997. Research and development expenses increased 43% from 1998 to 1999, reflecting an increase in investments to suppliers for design services, tooling and product certification and additional salary expenses. Research and development expenses increased 19% from 1997 to 1998, reflecting salary expenses for additional engineers.

     Sales and Marketing. Sales and marketing expenses were $20.3 million in 1999, $13.2 million in 1998 and $7.7 million in 1997. Sales and marketing expenses increased 54% from 1998 to 1999 and 72% from 1997 to 1998, reflecting salary expenses for additional sales and marketing personnel, outside manufacturers representatives and other related sales support expenses, product promotion and advertising expenses, and outside support for technical services.

     General and Administrative. General and administrative expenses were $3.8 million in 1999, $3.3 million in 1998 and $1.9 million in 1997. General and administrative expenses increased 14% from 1998 to 1999, reflecting increased salaries as a result of additional employees and related support expenses, such as legal, facilities and other outside services. General and administrative expenses increased 76% from 1997 to 1998, reflecting bad debt expenses, personnel costs associated with additional employees and other related support expenses.

     Goodwill Amortization. Goodwill amortization was $335,000 for 1999 and $112,000 for 1998. We recorded no goodwill amortization for fiscal 1997.

     Other Income (Expense), Net. Other expense was $70,000 for 1999, $177,000 for 1998 and $498,000 for 1997. The other expense for these years was primarily due to foreign exchange losses associated with the decrease of the Japanese Yen as compared to the United States dollar.

  Selected quarterly results

     The following tables set forth unaudited operating results for each of our last six quarters in dollars and as a percentage of our net revenue. In the opinion of our management, this unaudited quarterly information has been prepared on a basis consistent with our audited financial statements and includes all adjustments, consisting of normal and recurring adjustments, that management considers necessary for a fair presentation of the data. These quarterly results are not necessarily indicative of future quarterly patterns or future patterns or results. This information should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus.

                                                               THREE MONTHS ENDED
                                   --------------------------------------------------------------------------
                                   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                     1999        1999         1999            1999         2000        2000
                                   ---------   --------   -------------   ------------   ---------   --------
                                                                 (IN THOUSANDS)
Net revenue......................   $22,436    $24,163       $32,047        $33,210       $39,716    $44,020
Cost of revenue..................    18,341     19,578        26,349         26,997        31,523     34,520
                                    -------    -------       -------        -------       -------    -------
Gross profit.....................     4,095      4,585         5,698          6,213         8,193      9,500
Operating expenses:
  Research and development.......       546        664           812            619           548        696
  Sales and marketing............     4,409      4,912         5,304          5,695         6,332      6,637
  General and administrative.....       836        935           946          1,052           950      1,040
  Goodwill amortization..........        83         84            84             84            83         84
                                    -------    -------       -------        -------       -------    -------
       Total operating
          expenses...............     5,874      6,595         7,146          7,450         7,913      8,457
                                    -------    -------       -------        -------       -------    -------
Income (loss) from operations....    (1,779)    (2,010)       (1,448)        (1,237)          280      1,043
Other income (expense), net......       (71)       (72)           81             (8)          122        305
                                    -------    -------       -------        -------       -------    -------
Income (loss) before taxes.......    (1,850)    (2,082)       (1,367)        (1,245)          402      1,348
Provision for income taxes.......        --         --            --             --           162        545
                                    -------    -------       -------        -------       -------    -------
Net income (loss)................   $(1,850)   $(2,082)      $(1,367)       $(1,245)      $   240    $   803
                                    =======    =======       =======        =======       =======    =======

                                                         AS A PERCENTAGE OF NET REVENUE
                                   --------------------------------------------------------------------------
                                   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                     1999        1999         1999            1999         2000        2000
                                   ---------   --------   -------------   ------------   ---------   --------
Net revenue......................     100.0%     100.0%        100.0%         100.0%        100.0%     100.0%
Cost of revenue..................      81.7       81.0          82.2           81.3          79.4       78.4
                                    -------    -------       -------        -------       -------    -------
Gross profit.....................      18.3       19.0          17.8           18.7          20.6       21.6
Operating expenses:
  Research and development.......       2.4        2.7           2.5            1.9           1.4        1.6
  Sales and marketing............      19.7       20.4          16.5           17.0          15.9       15.0
  General and administrative.....       3.7        3.9           3.0            3.2           2.4        2.4
  Goodwill amortization..........       0.4        0.3           0.3            0.3           0.2        0.2
                                    -------    -------       -------        -------       -------    -------
     Total operating expenses....      26.2       27.3          22.3           22.4          19.9       19.2
                                    -------    -------       -------        -------       -------    -------
Income (loss) from operations....      (7.9)      (8.3)         (4.5)          (3.7)          0.7        2.4
Other income (expense), net......      (0.3)      (0.3)          0.2             --           0.3        0.7
                                    -------    -------       -------        -------       -------    -------
Income (loss) before taxes.......      (8.2)      (8.6)         (4.3)          (3.7)          1.0        3.1
Provision for income taxes.......        --         --            --             --           0.4        1.3
                                    -------    -------       -------        -------       -------    -------
Net income (loss)................      (8.2)%     (8.6)%        (4.3)%         (3.7)%         0.6%       1.8%
                                    =======    =======       =======        =======       =======    =======

     Net Revenue. Our net revenue has increased in each quarter since March 31, 1999 due to the introduction of new products, development of our retail channels and increased sales and marketing efforts.

     Gross Profit. Gross profit as a percentage of net revenue declined from 19% for the three months ended June 30, 1999 to 18% for the three months ended September 30, 1999. This decrease was caused by rapid average sales price erosion during this period. Gross profit as a percentage of net revenue has increased in each of the three subsequent quarters due to our ability to decrease product costs faster than the decline in average selling prices.

     Research and Development. Research and development expenses increased from $664,000 for the three months ended June 30, 1999 to $812,000 for the three months ended September 30, 1999 and subsequently declined to $619,000 for the three months ended December 31, 1999 and $548,000 for the three months ended March 31, 2000, due to fluctuations in payments to suppliers for design services, tooling and product certification caused by the timing of new product introductions.

     General and Administrative. General and administrative expenses increased from $946,000 for the three months ended September 30, 1999 to $1.1 million for the three months ended December 31, 1999, due to an increase in bad debt expense associated with a higher level of aged accounts receivable.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have satisfied our cash requirements primarily through net capital contributions of $42.5 million from our Parent and $15.0 million received in connection with the purchase of our capital stock by another investor. As of June 30, 2000, we had cash of $20.9 million.

     Operating activities during the six months ended June 30, 2000 provided cash of $23,000 primarily from a net income of $1.0 million and non-cash items of $353,000 partially offset by deferred income taxes of $972,000 and a use of working capital of $401,000. Investing activities for this period used $261,000 due to investments in property and equipment. Financing activities for this period provided cash of $10.7 million primarily due to the proceeds from the sale of preferred stock and a warrant of $15.0 million offset by capital distributions to our Parent of $4.2 million.

     Operating activities in 1999 used cash of $12.8 million primarily from a net loss of $6.5 million and a use of working capital of $7.0 million. Investing activities in 1999 used $186,000 due to investments in property and equipment. Financing activities in 1999 provided cash of $22.1 million due to capital contributions from our Parent.

     Operating activities in 1998 used cash of $7.8 million primarily from a net loss of $7.2 million. Investing activities in 1998 used $582,000 due to investments in property and equipment. Financing activities in 1998 provided cash of $8.7 million due to the net capital contributions from our Parent.

     Operating activities in 1997 used cash of $7.6 million primarily from a net loss of $6.2 million and use of working capital of $1.5 million. Investing activities in 1997 used $198,000 due to investments in property and equipment. Financing activities in 1997 provided cash of $7.6 million due to capital contributions from our Parent.

     We expect significant growth in our operating expenses and working capital for the foreseeable future. As a result, we anticipate that operating expenses and working capital will constitute a material use of our cash resources. In addition, we may use cash resources, including net proceeds from this offering, to fund acquisitions or investments in technologies or products. We believe that our cash on hand and the net proceeds from the sale of the common stock in this offering will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

     We are exposed to financial market risks, which include changes in foreign currency exchange rates and interest rates. We do not currently use derivative financial instruments to hedge interest rate or foreign currency exchange risks and currently do not intend to enter into hedging contracts.

     Internationally, our sales are denominated in United States dollars in all geographical areas except Japan, where our sales are denominated in Japanese Yen. Hypothetically, a 10% change in the foreign currency exchange rates at June 30, 2000, December 31, 1999, and December 31, 1998 would not have had a material impact on our results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 2000, the Financial Accounting Standards Board (FASB), issued FASB Interpretation No. 44, or FIN 44, "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB Opinion No. 25, which sets forth the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation award in a business combination. We are required to implement FIN 44 beginning July 1, 2000. We are currently evaluating FIN 44 and do not expect the pronouncement to have a material effect on our financial position, results of operations or cash flows.

     In December 1999, the staff of the Securities and Exchange Commission, or the SEC, issued Staff Accounting Bulletin No. 101 (SAB 101) "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles, or GAAP, to revenue recognition in financial statements. We are required to adopt SAB 101 in the fourth quarter of 2000. Although we believe that our revenue recognition policies are in accordance with GAAP, we are currently assessing SAB 101 and have not yet determined its impact, if any, on our financial statements.

     In June 1998, FASB issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133, as amended, will be effective for our fiscal year beginning January 1, 2001. Although we have not fully assessed the implications of SFAS No. 133, we do not believe adoption of this statement will have a material impact on our financial position, results of operations or cash flows.

                                    BUSINESS

OVERVIEW

     We are a leading provider of branded, technologically advanced networking products that are designed to address the specific needs of the small business and home markets in terms of ease-of-use, quality, reliability, performance and price. Our products include Internet access, or gateway, products such as routers and cable modems, network connectivity products such as network interfaces, hubs and switches, and server products such as network disk and printer servers. We also offer network starter kits that include the key components required for a small business or home network. Our products are based both on wired and wireless technologies.

     Since beginning operations in 1996, we have shipped more than five million units. We currently sell our products primarily through wholesale distributors based in North America, Europe and the Asia/Pacific region to over 4,000 retail stores, mail order catalogs and online retailers worldwide.

INDUSTRY BACKGROUND AND OPPORTUNITY

     The increasing use of the Internet to access information and entertainment, as well as advancements in broadband Internet access technology and the ability to share data among multiple devices, is changing how small businesses and homes use their personal computers and related devices.

  Increased Demand for Broadband Internet Access

     Internet use by small business and home users has increased dramatically over the past several years, and is expected to expand rapidly in the future as more users access the Internet and as more applications become available over the Internet. Many of the emerging applications available to small business and home users are data intensive and require more speed, or bandwidth, than a traditional dial-up service to work effectively. Data intensive applications targeted at small business users include video conferencing, video streaming, file sharing and sophisticated graphics programs. Data intensive applications targeted at home users include video streaming, audio downloading, live Internet radio and television and interactive computer gaming. Broadband Internet access technologies, such as digital subscriber line, or DSL, data over cable and fixed wireless, have been developed to offer greater bandwidth than traditional dial-up services. The adoption of these technologies has been increasing rapidly. According to a March 2000 report by IDC, the number of small businesses in the United States with broadband Internet access is expected to grow from 534,000 in 1999 to 3.3 million in 2003. Similarly, according to a May 2000 report by IDC, the number of online households in the United States with broadband access is expected to increase from 2.1 million in 1999 to 21.2 million in 2003.

  Increased Use of Multiple Computing Resources in Small Businesses and Homes

     In addition to the growing number of users accessing the Internet, the number of small businesses and homes with multiple personal computers is also increasing. According to a February 2000 report by IDC, 75% of all small businesses in the United States will have multiple personal computers by 2003. Similarly, according to a May 2000 report by IDC, 27% of all households in the United States will have multiple personal computers by 2003. We believe that the increasing use of multiple personal computers is creating demand for networks to share Internet access, peripherals, such as disk servers, printers and scanners, digital content and applications among multiple computers and other devices. As the number of products and applications using large digital content files continues to grow, small business and home users will benefit from networks to facilitate the efficient distribution and sharing of these files. In a February 2000 report, IDC estimates that the number of small businesses in the United States with networks will increase from 1.7 million in 1999 to 2.4 million in 2003. Similarly, in a May 2000 report, IDC estimates that the number of networked homes in the United States will grow from 2.1 million in 1999 to 14.4 million in 2003.

  Elements of Small Business and Home Networks

     Small business networks are designed primarily to allow the use of e-mail, business communications with suppliers, remote office access, and the sharing of peripherals, files and Internet access. A typical configuration for a small business network consists of:

     - multiple personal computers;

     - peripherals, such as printers, disk drives and scanners;

     - an Internet access and security device, such as a router;

     - a network interface for each personal computer; and

     - a central network controller, commonly referred to as a hub or a switch.

     These devices are typically linked together through Ethernet cables, which can operate at speeds of 10, 100 or 1000 Mbps.

     Home networks are designed primarily to allow the sharing of peripherals, digital file storage and Internet access among multiple personal computers and other Internet-enabled devices, such as network ready printers and personal digital assistants. A typical configuration for a home network consists of:

     - two or more personal computers;

     - peripherals, such as printers and scanners;

     - Internet access devices, such as a router combined with a cable, DSL or 56 Kbps dial-up modem; and

     - a network interface for each personal computer.

These devices are typically linked together through existing telephone lines, Ethernet cables or wireless connections. While access speeds vary, the speed of home networks today is typically 10 Mbps.

  Lack of Networking Products Suitable for Small Businesses and Homes

     As the number of small businesses with multiple personal computers and broadband Internet access increases, the desirability of networking products for these small businesses is expanding rapidly. However, small business networks have yet to be widely adopted due to the expense and complexity associated with traditional networks and the historical lack of networking products designed specifically for small businesses. IDC estimates that as of 1999, only 38% of all small businesses in the United States with multiple personal computers had networks. The local area networks that have been widely adopted by larger organizations are often prohibitively expensive for small businesses. In addition to the initial cost of the equipment, traditional networks are generally difficult and costly to install and maintain, requiring special installation equipment and wiring and dedicated maintenance technicians.

     Similar to small businesses, the expansion of broadband access and the increased use of digital content in homes with multiple personal computers has increased the desirability of home networks. However, the expense and complexity of traditional networking products make such products even more unsuitable for home networks. In addition, there has been a general lack of standards governing the products and technologies developed for home networks. We believe that the expense, complexity and lack of standards have limited the adoption of home networks. In a May 2000 report, IDC estimated that in 1999 only 2.1 million, or approximately 15%, of the 14.5 million homes in the United States with multiple personal computers had home networks.

  Lack of Widespread Availability of Networking Products for Small Businesses and Homes
Until recently, small business and home networking products have generally not been widely available through retail distribution channels, such as retail stores, mail order catalogs and online retailers. In addition, traditional network equipment providers generally have sold their products through value-added resellers and systems integrators and have not focused on the small business and home markets. Even where suitable networking products are available, few vendors offer a complete suite of networking products for the small business and home user.

  The Market Opportunity for Networking Products for Small Businesses and Homes

     According to a February 2000 report by Cahners' In-Stat Group, the home network market for connectivity and Internet gateway devices is expected to grow from $174.2 million in 1999 to $3.3 billion in 2004 in North America, and from $232.6 million to $5.7 billion in the same period worldwide. As a result, a significant market opportunity exists for networking products that are widely available through retail channels. These products must address the specific needs of small businesses and homes by providing reliable, easy-to-use and cost-effective solutions that allow users to efficiently share Internet access, peripherals, digital content and applications.

OUR SOLUTION

     We are a leading provider of branded, easy-to-use, reliable and technologically advanced networking products designed specifically for small businesses and homes. Our family of products includes Internet gateway, network connectivity and server products. We also offer network starter kits that include the key components required for a small business or home network. Since beginning operations in 1996, we have shipped more than five million units, and we currently sell our products through over 4,000 retail stores, mail order catalogs and online retailers in North America, Europe and the Asia/Pacific region. We offer small business and home users the following key benefits:

  Complete Product Set

     We provide a broad portfolio of products that allow users to connect personal computers and other Internet-enabled devices together to share resources, such as Internet access, peripherals, digital content and applications. Our family of products includes Internet gateway, network connectivity and server products. These products allow users to:

     - access the Internet through broadband and 56 Kbps dial-up connections;

     - share Internet access among multiple personal computers and other Internet-enabled devices;

     - share computing resources, such as disk servers, printers, scanners and rewritable compact disk drives among multiple personal computers;

     - cache (a process by which information is stored in memory or on a server in anticipation of the next request for such information), store and share digital content among multiple personal computers; and

     - prevent intruders from entering the network.

We currently provide network connectivity devices for personal computers based on both wired technologies, such as Ethernet cables and telephone lines, and wireless technologies.

  Technology Leadership

     Since our founding in 1996, we have focused exclusively on providing networking solutions designed specifically for small businesses and homes. We believe that this focus has enabled us to identify and address the products, technologies and price points that are appropriate for these markets and efficiently deliver them on a timely basis. We were among the first to introduce to the retail market the following products: 56 Kbps Internet access routers, 100 Mbps Ethernet hubs, gigabit Ethernet switches, 10 Mbps telephone line based home networks and Internet security devices. We believe that our ability to get products to the retail market quickly makes us an attractive partner for many providers of new technology, which often enables us to evaluate new technologies before they become generally available to other companies. Our products currently incorporate technologies from Broadcom, Galileo, National Semiconductor, Intel, Sharewave and Amphenol Corporation. This early access to new technology in turn enables us to provide innovative and timely products to our end users.

  Attractive Value Proposition

     We focus on providing competitively priced products to small business and home users. We believe that our products offer high value to these users by incorporating advanced technologies that offer rich functionality relative to product price. To allow users to take advantage of investments in their existing network equipment, our products enable customers to work with most existing Internet protocol-based products and with standard operating systems, such as Windows or UNIX.

  Ease of Installation, Use and Maintenance

     We design our products to be easy to install, use and maintain by minimizing the need for the user to perform hardware or software configuration and by providing automatic detection of other network equipment. Our products include step-by-step installation instructions and easy-to-follow diagrams and illustrations for a variety of network environments. In addition, we provide free technical support through the telephone and Internet to further assist consumers in using our products. We have established a customer service and support organization for the United States, Canada, the United Kingdom and Australia, which is available 24 hours a day, 7 days a week and 365 days a year. We also provide local language support during local business hours in Japan, Germany, Sweden and France.

  Broad Accessibility through the Retail Channel

     We have established a significant, worldwide presence in the retail channel that enables our end-user customers to purchase our products with the same ease with which they purchase personal computers and software. We have developed a family of products with prices that are attractive to the traditional personal computer retail channels. Our products are currently sold primarily through more than 4,000 retail outlets worldwide. Domestic retail stores include Best Buy, Circuit City, CompUSA, Fry's Electronics and Staples. International retail stores include Aisan Denki in Japan, Dixons Stores in the United Kingdom, Future Shops in Canada, Harris Technology in Australia, Media Markt in Germany and Austria, Siba Radio and TV in Sweden and Surcouf in France. Mail order catalogs include CDW and PC Connections domestically and MicroWarehouse and Insight Direct internationally. Online retailers include Buy.com, Egghead.com and Onvia.com both domestically and internationally.

  Quality and Reliability

     We focus on providing high quality, reliable products that incorporate the functionality and performance desired by small business and home users. We believe that our focus on high quality design and rigorous technology evaluation and product testing has allowed us to achieve a high degree of customer satisfaction and a low rate of product returns and defects to date. Our products have been recognized through several product awards, including the 1998 PC Magazine Editor's Choice award for overall product line, a 1999 PC Week magazine Best of Comdex finalist award on our telephone line home networks and a 2000 Best Buy Award from Computer Shoppers magazine for our telephone line 10X home network interface product.

OUR STRATEGY

     Our objective is to be the leading provider of networking solutions specifically designed for the small business and home markets. The following are key elements of our strategy:

  Maintain Our Technology Leadership

     We believe that our experience in the small business and home networking markets and our access to leading technology is key to our success in these markets. We have been a leader in providing new technologies to small business and home users. We believe that our access to new technologies will allow us to maintain our time-to-market advantage on new products. We will continue to focus on designing advanced networking products that are competitively priced, reliable and easy to install, use and maintain. We also intend to extend our technology leadership by continuing to develop relationships with both established technology companies and startups.

  Continue to Enhance Our Product Portfolio

     We intend to continue enhancing our product portfolio to satisfy a wide range of requirements to connect Internet-enabled devices together to share resources in small businesses and homes. We will continue to expand the capabilities of our products to accommodate new user requirements and to incorporate new technologies. For example, we are currently developing a set of connectivity products for wireless home networks as well as a multimedia server for the home that will cache, store, catalog and permit shared playback of multimedia digital content. Additional products under development also include Internet gateways with enhanced security features, filtering functions and the ability to create virtual private networks between remote locations.

  Expand Distribution Channels

     We believe that the most effective way to sell networking products to the small business and home markets today is through the retail stores, mail order catalogs and online retailers that small business and home consumers use to buy personal computing and other Internet-enabled devices. We also believe that Internet service providers are becoming an effective way to sell networking products to small businesses and homes since they are increasingly offering broadband Internet access to these markets and can bundle our networking products with their services. Since beginning operations in 1996, we have shipped more than five million units, and we currently sell our products through over 4,000 retail stores, mail order catalogs and online retailers in North America, Europe and the Asia/Pacific region. We believe that our worldwide retail distribution strategy differentiates us from our competitors and enables us to quickly reach our end-user customers with new product offerings. We intend to expand our existing distribution network as well as add new distributors, such as general merchandise retailers like COSTCO, where we began selling our products in the second quarter of 2000. We also intend to aggressively develop joint sales and marketing relationships with Internet service providers to promote the sale of our products with their services.

  Continue Building the NETGEAR Brand

     We intend to continue building our brand identity through product design, packaging, public relations, advertising campaigns and marketing efforts. We believe that the purchasing decisions of small business and home users are significantly affected by brand recognition. Consequently, we have made significant investments to establish the NETGEAR brand and our GearGuy icon. We believe our brand is identified with high-quality networking equipment that incorporates advanced technology and is reliable and easy-to-use. We intend to continue developing, marketing and merchandising products to reinforce the NETGEAR brand.

  Continue Our Focus on Small Businesses and Homes

     Since our founding, we have focused exclusively on providing networking products designed specifically for the small business and home markets. We believe that the competencies necessary to provide competitively priced, technologically advanced, reliable and easy to install, use and maintain networking products to the small business and home markets through the retail channels are fundamentally different from the attributes needed to address the traditional enterprise networking equipment market. We believe that our focus on developing technologies for the small business and home markets and our experience in packaging, merchandising and promoting branded networking products through the retail channel has provided us with a significant advantage over potential new entrants in these markets. We intend to maintain our focus on the small business and home networking markets.

PRODUCTS

     We provide networking products that are designed to address the specific needs of the small business and home markets in terms of ease-of-use, quality, reliability, performance and price. Our products include:

     - Internet gateway products, such as routers and cable modems;

     - network connectivity products, such as network interfaces, hubs and switches;

     - server products, such as network disk and printer servers; and

     - network starter kits.

     The following table identifies our principal products, with date of first shipment in parentheses:

--------------------------------------------------------------------------------------------------
                                         HOME                            SMALL BUSINESS
--------------------------------------------------------------------------------------------------

    INTERNET GATEWAY      ROUTERS                              ROUTERS
        PRODUCTS          - 10 Mbps Ethernet to 56 Kbps        - 10 Mbps Ethernet to integrated
                            (Sept. 1998)                         synchronous digital network,
                          - 10 Mbps Ethernet to cable or DSL     commonly known as ISDN (July
                            modems (Nov. 1999)                   1996)
                          - 10 Mbps phoneline to cable or DSL  - 10 Mbps Ethernet to 56 Kbps
                            modems (Est. fourth quarter 2000)    (Sept. 1998)
                          - 11 Mbps wireless to cable or DSL   - 10 Mbps Ethernet to cable or DSL
                            modems (Est. fourth quarter 2000)    modems (Nov. 1999)
                          CABLE MODEMS
                          - 10 Mbps Ethernet to cable (Oct.
                            1998)
--------------------------------------------------------------------------------------------------
                          NETWORK INTERFACES                   NETWORK INTERFACES
                          - 10/100 Mbps using Ethernet cables  - 10/100 Mbps using Ethernet cables
                            (Dec. 1996)                          (Dec. 1996)
                          - 10 Mbps for computers with a       - 100/1000 Mbps using fiber-optic
                            Universal Serial Bus, commonly       cables (June 1999)
                            known as a USB port, using         - 100/1000 Mbps using Ethernet
                            Ethernet cables (June 1999)        cables (June 2000)
                          - 10 Mbps using telephone lines
                          (Nov. 1999)
                          - 11 Mbps using wireless
                          connections (Est. fourth quarter
                            2000)
 CONNECTIVITY PRODUCTS

                          HUBS                                 HUBS
                          - 10 Mbps using Ethernet cables      - 10/100 Mbps using Ethernet cables
                          (May 1996)                             (Mar. 1998)
                          - 10/100 Mbps using Ethernet cables
                            (Mar. 1998)

                          SWITCHES                             SWITCHES
                          - 10/100 Mbps using Ethernet cables  - 10/100 Mbps using Ethernet cables
                            (July 1997)                          (July 1997)
                                                               - 100/1000 Mbps using fiber-optic
                                                                 cables (June 1999)
                                                               - 100/1000 Mbps using Ethernet
                                                               cables (June 2000)
--------------------------------------------------------------------------------------------------
                                                               NETWORK DISK SERVER
                                                               - 10 Mbps or 100 Mbps Ethernet to a
                                                                 8 Gb or 20 Gb disk drive (June
                                                                 1999)

        SERVERS                                                PRINTER SERVER
                                                               - 10 Mbps or 100 Mbps Ethernet to
                                                               one, two or three parallel printer
                                                                 ports (Sept. 1998)
--------------------------------------------------------------------------------------------------

     The following are general descriptions of our products:

     Hubs. Hubs are multiple port devices that connect two or more personal computers together to form a network. Networking cables connect the network interfaces on the personal computers to the hub. The hub receives, retimes and amplifies data signals received on any port, and repeats them to all of the other ports. Hubs are shared traffic devices in which each personal computer takes a turn in transmitting data to all other personal computers connected to the network.

     Switches. Switches, like hubs, are multiple port devices that connect multiple personal computers together in a network. Unlike hubs, however, switches are dedicated traffic devices, capable of filtering or forwarding data between specific connected personal computers as necessary based on their network addresses. This allows simultaneous communication among multiple pairs of personal computers, and results in higher data throughput than possible with hubs. Switches are generally more complex than hubs, and are therefore more expensive.

     Routers. Routers are intelligent devices that direct and forward packets of data between networks. Unlike switches, routers contain sophisticated software to direct and forward data packets. A router creates or maintains a table of the available routes and their conditions and uses this information along with distance and cost formulas to determine the best route for a given packet. Routers are used in small businesses and homes primarily for directing traffic from the office or home network to the Internet and vice versa.

     Cable modems. Cable modems are devices that allow high-speed data access to the Internet through a data-over-cable service network. A cable modem typically has two connections, one to the cable wall outlet and the other to a personal computer. Most cable modems are external devices that connect to the personal computer through a standard Ethernet network interface or USB.

     Network interfaces. Network interfaces allow a personal computer to connect to a network. They physically connect a computer to the network cabling and convert data into electrical signals, which can then be transmitted over the network.

     Network disk and printer servers. Network servers are intelligent devices that run specific applications. Examples of such devices include printer servers, which control the sharing of a common printer on the network, and disk servers, which control the storing or sharing of digital content files on a common disk. Dedicated servers allow the connection of printing or digital storage devices directly to the network so that all users can share access to them. Servers eliminate the need for a dedicated personal computer to be turned on in order to enable its attached shared devices to be used on the network.

PRODUCTS UNDER DEVELOPMENT

     Our product development strategy is to design and develop networking products that incorporate advanced technologies for the specific performance and price requirements of the small business and home markets. We are actively developing new Internet gateway, network connectivity and disk and multimedia server products.

  Internet Gateway Products

     We are developing new Internet gateways with enhanced security features, which will add to our current ability to block unauthorized access and the ability to detect and monitor these intruders. These new Internet gateways will also feature filtering functions that will block access to unwanted websites and will enable virtual private networks to be established between remote locations. In addition, we are developing home Internet gateways that will connect directly to the telephone or wireless network in the home, eliminating the need for an Ethernet bridge. We plan to continue enhancing the capabilities of these gateways to permit voice calls over the Internet.

  Network Connectivity Products

     We are currently enhancing our new family of gigabit Ethernet switches to enable them to be connected together to provide expanded capabilities. In addition, we are in the final stage of developing our first set of connectivity products for wireless home networks. This initial set of products is expected to include network interfaces and Ethernet bridges that will connect to DSL and cable modems. We are working closely with a provider of semiconductor chips and software to provide high speed uninterrupted multimedia transmission over wireless connections. We are also developing the next generation of our telephone line and wireless network connectivity products that will be capable of speeds of up to 100 Mbps.

  Disk and Multimedia Server Products

     We are developing additional versions of our network disk servers, which will allow small business users to add more hard disk capacity and expand the capabilities and fail safe features of their networks. The primary applications for these products will be file sharing and archiving.

     We are also developing a multimedia server for the home. This server will allow users to cache, store and catalog multimedia digital content, including digital pictures, digital videos and downloaded video and audio from the Internet. Users can then share this content at their convenience among multiple personal computers and other Internet devices in the home.

RESEARCH AND DEVELOPMENT

     Once we have identified and qualified a new networking technology, we work with our technology suppliers and subcontract manufacturers to develop products using one of two design methodologies. These include original design manufacturing, commonly referred to as ODM, and original equipment manufacturing, commonly referred to as OEM. We believe that this development approach allows us to introduce new products to the small business and home markets faster and at lower prices than most of our major competitors.

     ODM. Under the ODM methodology, which we use for most of our product development activities, we define the product concept and specification and perform the technology selection and semiconductor supplier qualification. We then work with our suppliers to develop the product and detailed circuit designs. If additional software is required, we either develop the software, subcontract the development of the software or buy it from a third party. Once prototypes are completed, we work with our suppliers to complete the debugging and systems integration and testing. Our suppliers conduct all of the agency approval processes for electrical safety and electromagnetic interference. After completion of the final tests, agency approvals and product documentation, the product is released for production.

     OEM. Under the OEM methodology, we define the product specification and then purchase the product from OEM suppliers that have existing products fitting at least 95% of our design requirements. Once a supplier's product is selected, we work with the OEM supplier to complete the cosmetic changes to fit into our mechanical and packaging design, as well as our documentation standard. If software is involved, the look and feel of the software is modified by the OEM supplier to meet our standard. The OEM supplier completes agency approvals on our behalf. When all design verification and agency testing is completed, the product is released for production.

     As of July 31, 2000, we had seven employees engaged in research and development. Our total research and development expenses were $1.6 million in 1997, $1.9 million in 1998, $2.6 in 1999 and $1.2 million for the six months ended June 30, 2000.

CUSTOMERS AND RETAIL NETWORK

     We sell our products to end-user customers primarily through over 4,000 retail outlets, including domestic and international stores, mail order catalogs and online retailers. We believe that these are the primary channels that small business and home consumers use to buy personal computing and other Internet-enabled devices. We intend to expand our existing distribution network as well as add new distributors, such as general merchandise retailers like COSTCO, where we began selling our products in the second quarter of 2000. We also intend to aggressively develop joint sales and marketing relationships with Internet service providers to promote the sale of our products with their services. The top ten resellers as of July 31, 2000 in each category by dollar value are set forth in alphabetical order in the table below:

----------------------------------------------------------------------------------------------------------------------
  DOMESTIC STORES             INTERNATIONAL STORES          MAIL ORDER CATALOGS           ONLINE RETAILERS
----------------------------------------------------------------------------------------------------------------------

  - Best Buy                  - Aisan Denki (Japan)         - Action Computer (UK)        - Buy.com
  - Central Computer Systems  - Dixons Stores (UK)          - CDW (US)                    - Computers4Sure
  - Circuit City              - Future Shops (Canada)       - DABS (UK)                   - Cyberian Outpost
  - Compucare                 - Harris Technology           - Dustins (Sweden)            - Dellware
  - CompUSA                   (Australia)                   - Global/Misco                - Egghead.com
  - Computer Stop             - Harvey Norman Holdings      - Insight Direct              - NECX
  - Fry's                     (Australia)                   - MicroWarehouse              - Onvia.com
  - J&R Music World           - Media Markt (Germany,       - PC Connection (US)          - PCStop
  - MicroCenter                 Austria)                    - PC World Business Direct    - Simply Computers
  - Staples                   - Rewe-Promarkt (Germany)       (UK)                        - Zone.com
                              - Saturn (Germany, Austria)   - RS Components (UK)
                              - SIBA Radio and TV (Sweden)
                              - Surcouf (France)
----------------------------------------------------------------------------------------------------------------------

     While our products are generally sold through retail outlets, some of our products are sold through non-retail distribution channels, such as value added resellers and systems integrators.

TECHNICAL SUPPORT

     We believe that providing widely available and high quality technical support for our products is a key competitive factor in the small business and home markets. We currently provide free technical support worldwide over the phone and Internet. We currently subcontract technical support for our products to third parties. In the United States, Canada, the United Kingdom and Australia, technical support is provided 24 hours a day, 7 days a week, 365 days a year on toll-free lines. Local language support is also available during local business hours in France, Germany, Japan and Sweden. As of July 31, 2000, there were approximately 55 third party technical support representatives dedicated to our products.

SALES AND MARKETING

     We primarily distribute our products through approximately 60 wholesale distributors to our retail network. We currently have wholesale distributors in the United States, Japan, Canada and 28 other countries. We also sell our products direct to Circuit City, Fry's Electronics and MicroCenter. In addition, in the United States, we use manufacturers' representatives who promote our products in the retail channel. We work directly with our retail channel on market development activities, such as co-advertising, in-store promotions and demonstrations, event sponsorship and sales associate training. We also participate in major industry trade shows and marketing events.

     In addition, we have a direct shopping site, NETGEAR-store.com, which offers consumers the convenience of purchasing directly from the NETGEAR product page on the web. We have also recently started selling our products in the United States through independent generic personal computer builders. We believe that these vendors will supply an increasing portion of the small business and home personal computer market in the United States.

     As of July 31, 2000, we had 38 people in our sales and marketing organization, of which 16 people were employees of Nortel Networks.

MANUFACTURING

     Our primary subcontractors are Delta Networks and Lite-On Communications, both of which are headquartered in Taiwan.Delta Networks and Lite-On Communications purchase all necessary parts and materials to produce complete finished goods and are responsible for the manufacturing of our products. To maintain strict quality standards for our suppliers, we have established our own product testing procedures with the quality engineers at Celestica Asia, our logistics subcontractor, to perform incoming quality control. Celestica Asia also audits and qualifies our suppliers' manufacturing processes and quality control programs on our behalf.

     Currently, our sole-sourced products are our connector jacks and phone line and wireless semiconductors. We also outsource certain products from other original equipment manufacturers, primarily in Taiwan. Several key components in our products are available from limited sources. We depend upon supply from these sources to meet our needs. Our principal limited-sourced components include local access network repeaters, switching fabric semiconductors, physical layer transceivers and other selected integrated circuits.

WAREHOUSING AND LOGISTICS

     We currently outsource inventory, warehousing and distribution logistics to Celestica Asia, which provides us with these services in Hong Kong, the United Kingdom and San Jose, California. Our manufacturers deliver finished goods to Celestica Asia in Hong Kong and bill Celestica Asia for the full cost of the finished goods. In addition to incoming quality control, Celestica Asia is also responsible for some final packaging, such as bundling components to form kits, and inserting appropriate documentation and power adapters. Celestica Asia ships our products directly to our distributors and authorized retailers. They bill us the full cost of the finished goods plus a percentage upon the shipment of the goods to our distributors and authorized retailers.

     We are in the process of transitioning the ownership of our inventory from Celestica Asia to ourselves. Once the transition is complete, our subcontract manufacturers will bill us for the full cost of the finished goods upon their delivery to Celestica Asia's warehouses in Hong Kong, the United Kingdom or San Jose, California. Please see "Use of Proceeds" and "Risk Factors -- If we are unable to smoothly transition ownership of our product inventory from Celestica Asia, we may lose inventory value and our operations and financial results would be harmed", for a further discussion of the transition of our inventory from Celestica Asia.

COMPETITION

     Our principal competitors in the small business and home markets are 3Com Corporation, Intel Corporation, The Linksys Group, Inc., D-Link Systems, Inc. and Allied Telesyn International. Other current competitors include numerous local vendors such as PCI in Japan and Diamond Multimedia Systems, Inc. and Proxim Inc. in the United States. We also compete with networking vendors, such as Cisco Systems, Inc., Nortel Networks and Hewlett Packard Company, who may increase their focus on the small business and home markets in the future. Potential future competitors may also include consumer electronics vendors, such as SONY Corporation, Panasonic Consumer Electronics Company, Hitachi, Ltd., Fujitsu Limited, Philips Electronics N.V. and RCA, which have significant experience in retail sales of personal computers and home electronics.

     Nortel Networks increased its focus on small and medium-sized businesses in the second half of 1999 by introducing a new line of networking products targeting this market. These products are sold through value-added resellers and networks systems integrators. If retailers or other resellers start selling these products, Nortel Networks could become a more significant competitor. In addition, Nortel Networks sells Internet gateway products, including cable and DSL modems, that directly compete with some of our products in both the small business and home markets. Nortel Networks in the future may decide to expand its line of products for the home market. We do not have a non-compete agreement with Nortel Networks. Nortel Networks is in the process of acquiring Alteon WebSystems, Inc., a sole source supplier of our gigabit network interface, and could use that relationship in the future against us.

     We believe that the principal competitive factors in the small business and home markets are:

     - product performance, features, functionality and reliability;

     - price;

     - ease of installation, maintenance and use;

     - brand name;

     - customer service and support;

     - timeliness of new product introductions; and

     - size and scope of distribution network.

     We believe that our competitive strengths are product performance and quality, our focus on the needs of the small business and home markets, our technological leadership, our extensive retail presence, time to market and our brand. To remain competitive, we believe we must invest significant resources in developing new products and enhancing our current products and maintain customer satisfaction worldwide.

INTELLECTUAL PROPERTY

     We do not hold any United States or foreign patents and do not have any patent applications pending. We believe that our continued success will depend primarily on the technical expertise, speed of technology implementation, creative skills and management abilities of our officers, directors and key employees rather than on ownership of patents, copyrights or trade secrets.

     We have obtained trademark registration for the NETGEAR name in the United States, as well as in Argentina, Australia, Brazil, the European Union and New Zealand. We have also applied for registration for the NETGEAR name in foreign countries in which we anticipate expanding our international business. We have also entered into confidentiality or license agreements with our employees, consultants and corporate partners.

     We rely on a combination of copyright, trademark and trade secret laws, nondisclosure agreements with employees, consultants and suppliers and other contractual provisions to establish, maintain and protect our proprietary rights.

     We have trade secret rights for our products, consisting mainly of product design, technical product documentation and software. We also own and use distinctive trademarks on or in connection with our products, including NETGEAR, which is a registered trademark, and the GearGuy logo. We believe that the NETGEAR trademark and the GearGuy logo have strong brand name recognition in the marketplace, and we plan to strengthen its reach worldwide. We further believe that establishment of the NETGEAR mark and GearGuy logo in the United States and abroad is material to our operations and future success.

     We rely on third-party licensors, including Nortel Networks, and other vendors for patented hardware and/or software license rights in technology that is incorporated into and is necessary for the operation and functionality of our products. Our success will depend in part on our continued ability to have access to such technologies.

BACKLOG

     Our backlog was $5.8 million at June 30, 2000, as compared to $3.2 million at June 30, 1999, and $872,000 at June 30, 1998. All but $135,000 of our current backlog at June 30, 2000 was scheduled for delivery before September 30, 2000. Our orders are subject to cancellation or rescheduling by customers with limited or no penalties. Therefore, our backlog at any particular date is not necessarily indicative of our actual sales for any succeeding period.

EMPLOYEES

     As of July 31, 2000, we had 60 employees, with 38 in sales and marketing, seven in research and development, four in operations and 11 in finance and administration. Of these 60 employees, 16 were employed by Nortel Networks and are currently in the process of transitioning to our employment. We have never had a work stoppage and no personnel are represented under collective bargaining agreements. We consider our relations with our employees to be good.

     We have entered into a services agreement with TRINET Employer Group, Inc. to provide human resource services to NETGEAR and our employees including payroll, employee relations and certain employee benefit plans subsequent to the effective date of this offering. The agreement is terminable by either party with 60 days notice.

FACILITIES

     Our principal administrative, sales, marketing and research and development facilities occupies approximately 33,000 square feet in an office complex in Santa Clara, California, under a sublease from Nortel Networks which expires in November 2001. Our international sales personnel reside in local sales offices in Great Britain, Germany, France, Japan, Korea, Sweden and Australia. We believe our existing facilities are adequate for our current needs.

LEGAL PROCEEDINGS

     We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the names, ages and positions of our executive officers and directors as of the date of this prospectus:

                   NAME                     AGE                     POSITION
                   ----                     ---                     --------
Patrick C.S. Lo...........................  44     President, Chief Executive Officer and
                                                   Director
Robert E. Collins.........................  54     Vice President and Chief Financial Officer
Stephen J. Dix............................  41     Vice President of Sales and Marketing
Richard A. Fabiano........................  41     Vice President of Finance
Mark G. Merrill...........................  45     Vice President of Engineering
Arthur J. Smith...........................  45     Vice President of Operations
Michael Dadoun............................  32     Director
Albert J. DeLorenzi.......................  52     Director
Susan M. King.............................  38     Director
James P. McNiel...........................  37     Director
Gerald A. Poch............................  53     Director
Michael P. Ressner........................  52     Director

------------
     Mr. DeLorenzi, Ms. King and Mr. McNiel are members of the compensation committee.
     Messrs. Dadoun, Poch and Ressner are members of the audit committee.

     Patrick C.S. Lo has served as our President and Chief Executive Officer since March 2000. Prior to that time, Mr. Lo served as Vice President and General Manager since our inception in 1996. Mr. Lo joined Bay Networks in August 1995 to launch a division targeting the small business and home networking markets, and established the NETGEAR division in January 1996. From 1983 until 1995, Mr. Lo worked at Hewlett Packard Company, a computer and test equipment company, where he served in various management positions in software sales, technical support, network product management, sales support and marketing in the United States and Asia, most recently as the Asia Pacific Marketing Director for Unix servers. Mr. Lo received a B.S. degree in Electrical Engineering from Brown University.

     Robert E. Collins has served as our Vice President and Chief Financial Officer since August 2000. From 1999 to 2000, Mr. Collins was Vice President and Chief Financial Officer of P-Com, Inc., a broadband telecommunications company. From 1996 to 1998, Mr. Collins served as Vice President and Chief Financial Officer for Zilog, Inc., a semiconductor company. From 1994 to 1996, Mr. Collins served as Vice President and Chief Financial Officer of ChemTrak Corporation, a medical device company. Mr. Collins received a B.A. degree in Business Administration from Adelphi University and an M.B.A. degree in Finance from California State University at Hayward.

     Stephen J. Dix has served as our Vice President of Sales and Marketing since January 1998. Mr. Dix joined us in February 1996 as our National Sales Manager. From 1995 to 1996, Mr. Dix was the Vice President of Channel Management for SysKonnect, a German fiber network interface card company. From 1993 to 1994, Mr. Dix was Director of International Sales and Marketing for Asante, a computer networking company. Prior to 1993, Mr. Dix served in sales capacities for Borland International, a personal computer software company and Farallon Computing, a networking company.

     Richard A. Fabiano has served as our Vice President of Finance since October 1999. Mr. Fabiano joined us as Director of Finance in November 1997. From 1996 to 1997, Mr. Fabiano held Director of Finance positions for Bay Network's Hub Product Business Unit and Enterprise Business Group. From 1990 to 1996, Mr. Fabiano held various finance positions at Tandem Computers Incorporated, most recently as Controller for the Worldwide Manufacturing Operations group. Mr. Fabiano received a B.A. degree in Political Science from the University of Illinois at Urbana-Champaign and an M.A. degree in Public Policy and Administration from the University of Wisconsin at Madison.

     Mark G. Merrill has served as our Vice President of Engineering since March 2000 and previously served as Director of Engineering from September 1995 to March 2000. From 1987 to 1995, Mr. Merrill worked at SynOptics Communications, a local area networking company, which later merged with Wellfleet to become Bay Networks, where his responsibilities included system design and analog implementations for SynOptic's first 10BASE-T products. Mr. Merrill received both B.S. and M.S. degrees in Electrical Engineering from Stanford University.

     Arthur J. Smith has served as our Vice President of Operations since October 1999. Mr. Smith joined us in July 1997 as our Director of Operations. From 1990 to 1997, Mr. Smith was the Director of Manufacturing and Distribution for Logitech Inc., a computer input device company.

     Michael Dadoun has served as one of our directors since March 2000. From January 1995 to the present, Mr. Dadoun has worked for Nortel Networks Corporation, currently serving as the Senior Manager of Mergers and Acquisitions. Mr. Dadoun received a degree in Finance and International Business from the Hautes Etudes Commerciales school of the University of Montreal and holds the Chartered Financial Analyst professional designation.

     Albert J. DeLorenzi has served as one of our directors since October 1999. Since September 1998, Mr. DeLorenzi has served as the Chief Technology Officer of Nortel Networks Enterprise Solutions. From 1990 to 1998, Mr. DeLorenzi served as Vice President of Nortel Networks. Mr. DeLorenzi received a degree in Electrical Engineering from the University of Toronto.

     Susan M. King has served as one of our directors since March 2000. From February 1999 to the present, Ms. King has served as the Vice President and General Manager of the Clarify e-Business Applications division at Nortel Networks. From 1995 to 1999, Ms. King served as the Director of Communications of Nortel Networks Corporation. Ms. King received a B.S. degree in Biophysics from The Johns Hopkins University.

     James P. McNiel has served as one of our directors since March 2000. Mr. McNiel is currently a Senior Vice President with Pequot Capital Management Inc., an investment funds group. From 1997 to 1998, Mr. McNiel served as an Executive Vice President and Director for Spike Technologies, Inc., a semiconductor design consulting company. From 1996 to 1997, Mr. McNiel served as an Executive Vice President of USWeb, an Internet professional services company. From 1990 to 1996, Mr. McNiel founded and served in various positions at Cheyenne Software, Inc., a provider of software products for desktops and personal networks, most recently as Executive Vice President of Corporate Development. Mr. McNiel serves on the board of directors of Netegrity Inc., FutureLink Corp. and Asia Online.

     Gerald A. Poch has served as one of our directors since March 2000. Mr. Poch has served as Managing Director of Pequot Capital Management, an investment funds group, since January 2000. From August 1998 through January 2000, he was a principal of Pequot Capital Management. From August 1996 to June 1998, he was the Chairman, President and Chief Executive Officer of G.E. Capital Information Technology Solutions, Inc., a technology solutions provider. Prior to that, he served as Co-Chairman and Co-President of AmeriData Technologies, Inc., a value-added reseller and systems integrator of hardware and software systems. Mr. Poch is Co-Chairman of MessageMedia, Inc. and a director at FutureLink Corp., BriteSmile, Inc. and Elastic Networks, Inc. Mr. Poch received a B.S. degree from the University of Connecticut Honors College and a J.D. degree from Boston University Law School.

     Michael P. Ressner has served as one of our directors since October 1999. From 1981 to the present, Mr. Ressner has served in a number of executive positions at Nortel Networks, most recently as the Vice President of Finance of Nortel Networks Enterprise Solutions. Mr. Ressner is also a member of the board of directors of Entrust Technologies, Inc, an Internet infrastructure company. Mr. Ressner received a B.A. degree in History, a B.B.A. degree in Marketing, and an M.B.A. degree in Finance from the University of Wisconsin at Madison.

BOARD OF DIRECTORS

     Currently the board of directors is comprised of Messrs. Dadoun, DeLorenzi, Lo, McNiel, Poch and Ressner and Ms. King. It is anticipated that following completion of this offering, the board of directors will consist of four Nortel Networks representatives, one Pequot Private Equity Fund II, L.P. representative, one Shamrock Holdings of California, Inc. representative, our chief executive officer and two directors not affiliated with NETGEAR or Nortel Networks, other than in their capacity as directors of NETGEAR. In addition, the board members will be divided into three classes: three members will be Class I, whose term will expire at the annual meeting of the stockholders to be held in 2001; three members will be Class II, whose term will expire at the annual meeting of the stockholders to be held in 2002; and the remaining three members will be Class III, whose term will expire at the annual meeting of the stockholders to be held in 2003. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms expire will be elected to serve a term of three years. This classification of directors may have the effect of delaying or preventing changes in our control.

BOARD COMMITTEES

     We have established an audit committee. The audit committee is primarily responsible for reviewing our audited financial statements and accounting practices, and for considering and recommending the employment of, and approving the fee arrangements with, independent accountants for both audit functions and for advisory and other consulting services. The audit committee is comprised of Messrs. Dadoun, Poch and Ressner. We also have established a compensation committee. The compensation committee is primarily responsible for reviewing and approving the compensation and benefits for our key executive officers, administering our employee benefit plans and making recommendations to our board of directors regarding these matters. The compensation committee is comprised of Mr. DeLorenzi, Ms. King and Mr. McNiel.

DIRECTOR COMPENSATION

     Directors do not receive any cash fees for their services on our board of directors but are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at board of directors and board committee meetings. In addition, non-employee directors are eligible to receive stock options under our new 2000 stock plan. Non-employee directors who join our board of directors after completion of the offering will receive a grant under the new 2000 stock plan of options to purchase 40,000 shares of common stock subject to four year vesting. See "Stock Option Plans -- Director Option Program."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

     Mr. DeLorenzi and Ms. King, who are members of the compensation committee, are employees of Nortel Networks. Please see "Certain Relationships and Related Party Transactions" for a discussion of our transactions with Nortel Networks.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation paid by Nortel Networks to our Chief Executive Officer and each of our four other most highly compensated executive officers, collectively referred to as the named executive officers, during the year ended December 31, 1999:

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION
                                              -------------------    OTHER ANNUAL     ALL OTHER
        NAME AND PRINCIPAL POSITION            SALARY      BONUS     COMPENSATION    COMPENSATION
        ---------------------------           --------    -------    ------------    ------------
Patrick C.S. Lo.............................  $177,538    $42,758           --          $1,681
  President and Chief Executive Officer
Stephen J. Dix..............................   133,076         --      $93,113              82
  Vice President of Sales and Marketing
Richard A. Fabiano..........................   157,923         --           --           1,582
  Vice President of Finance
Mark G. Merrill.............................   178,154         --       42,800           1,768
  Vice President of Engineering
Arthur J. Smith.............................   129,138         --           --           1,582
  Vice President of Operations

------------
     Other annual compensation for Stephen J. Dix and Mark G. Merrill represents deferred compensation.

     All other compensation includes matching contributions in the amount of $1,500 by Nortel Networks to the 401(k) savings and incentive plans of each of Messrs. Lo, Fabiano, Merrill and Smith. All other compensation also includes cash received upon the conversion of partial shares at the time Bay Networks was acquired by Nortel Networks.

     None of the named executive officers received options to purchase our stock during the year ended December 31, 1999, nor did any of the named executive officers exercise any options to purchase our stock during the year ended December 31, 1999. On June 29, 1999, Patrick C.S. Lo, our President and Chief Executive Officer, was granted an option to purchase 12,000 shares of Nortel Networks common stock at an exercise price of $21.94 per share.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     Pursuant to an employment agreement between Patrick C.S. Lo and us, dated December 3, 1999, we agreed to employ Mr. Lo as our President and Chief Executive Officer, with an annual base salary of $180,000 and an annual bonus of up to $66,500. Mr. Lo's employment agreement also provides that he be granted certain stock options under our 2000 stock option plan to vest over the course of four years. In the event we conduct an initial public offering of stock before the first anniversary of the signing of Mr. Lo's employment agreement, 10% of the shares vest on the day of the offering, 15% of the shares vest on the first anniversary of the signing of the employment agreement, and 1/48th of the shares vest monthly for three years thereafter. If Mr. Lo is terminated by us without cause, he will be entitled to severance payments at his base salary rate for one year and will continue to have stock options vest for one year. If Mr. Lo resigns for good reason within one year following any change of control, he will be entitled to severance payments and full accelerated vesting of stock options. As a condition precedent to Mr. Lo's receipt of any severance payments or accelerated vesting of options, he must agree not to compete with us for one year and not to solicit our employees for two years.

     Pursuant to an employment agreement between Robert E. Collins and us, dated August 3, 2000, we agreed to employ Mr. Collins as our Vice President and Chief Financial Officer with an annual base salary of $225,000 and a potential annual bonus of up to $45,000. Mr. Collins' employment agreement also provides that he be granted certain stock options under our 2000 stock option plan to vest over the course of four years. If Mr. Collins is terminated by us without cause, then he will be entitled to severance payments at his base salary rate for a period of 26 weeks following his termination and will continue to have stock options vest for one year. If Mr. Collins resigns for good reason within one year following any change of control, he will be entitled to severance payments and two years accelerated vesting of stock options. As a condition precedent to Mr. Collins' receipt of any severance payments and continued stock vesting, he must agree not to compete with us for 26 weeks and not to solicit our employees for one year.

     Pursuant to an employment agreement between Stephen J. Dix and us, dated December 9, 1999, we agreed to employ Mr. Dix as our Vice President of Sales and Marketing, with an annual base salary of $148,000 and a potential annual commission of $63,000. Mr. Dix's employment agreement also provides that he be granted certain stock options under our 2000 stock option plan to vest over the course of four years. In the event we conduct an initial public offering of stock before the first anniversary of the signing of Mr. Dix's employment agreement, 10% of the shares vest on the day of the offering, 15% of the shares vest on the first anniversary of the signing of the employment agreement and 1/48th of the shares vest monthly for three years thereafter. If Mr. Dix's employment is terminated without cause, then Mr. Dix is entitled to payment of his base salary plus targeted commission for up to 26 weeks, and to continue to have stock options vest during the one year period immediately following such termination. If, within one year following any change in our control, Mr. Dix resigns for good reason, he would be entitled to a lump sum payment equal to 26 weeks of his base salary plus targeted commission and two years accelerated vesting of stock options. As a condition precedent to Mr. Dix's receipt of any severance payments and continued stock vesting, he must agree not to compete with us for 26 weeks or to solicit our employees for two years.

     Pursuant to an employment agreement between Richard A. Fabiano and us, dated December 9, 1999, we agreed to employ Mr. Fabiano as our Vice President of Finance with an annual base salary of $174,000 and a bonus of up to 20% of his annual base salary. Mr. Fabiano's employment agreement also provides that he be granted certain stock options under our 2000 stock option plan to vest over the course of four years. In the event we conduct an initial public offering of stock before the first anniversary of the signing of Mr. Fabiano's employment agreement, 10% of the shares vest on the day of the offering, 15% of the shares vest on the first anniversary of the signing of the employment agreement and 1/48th of the shares vest monthly for three years thereafter. If Mr. Fabiano is terminated by us without cause, or if he resigns for good reason within one year after the initial appointment of our Chief Financial Officer, he will be entitled to severance payments at his base salary rate for 26 weeks and to continue to have options vest for one year. If within one year of a change in control, Mr. Fabiano resigns for good reason or if he is terminated by us without cause, he will be entitled to severance payments and two years accelerated vesting of stock options. As a condition precedent to Mr. Fabiano's receipt of any severance payments and continued stock vesting, he must agree not to compete against us for 26 weeks or to solicit our employees for two years.

     Pursuant to an employment agreement between Mark G. Merrill and us, dated December 9, 1999, we agreed to employ Mr. Merrill as our Vice President of Engineering, with an annual base salary of $190,000 and a bonus of up to 20% of his annual base salary. Mr. Merrill's employment agreement also provides that he be granted certain stock options under our 2000 stock option plan to vest over the course of four years. In the event we conduct an initial public offering before the first anniversary of the signing of Mr. Merrill's employment agreement with us, 10% of the shares vest on the day of the offering, 15% of the shares vest on the first anniversary of the signing of the employment agreement and 1/48th of the shares vest monthly for three years thereafter. If Mr. Merrill is terminated by us without cause, he will be entitled to severance payments at his base salary rate for 26 weeks and continued stock option vesting for one year. If Mr. Merrill resigns for good reason within one year following any change in control, he is entitled to severance payments and two years accelerated vesting of options. As a condition precedent to Mr. Merrill's receipt of any severance payments and continued stock vesting, he must agree not to compete with us for 26 weeks or to solicit Company employees for two years.

     Pursuant to an employment agreement between Arthur J. Smith and us, dated December 9, 1999, we agreed to employ Mr. Smith as our Vice President of Operations with an annual base salary of $142,000 and a bonus of up to 20% of his annual base salary. Mr. Smith's employment agreement also provides that he be granted certain stock options under our 2000 stock option plan to vest over the course of four years. In the event we conduct an initial public offering of stock before the first anniversary of the signing of Mr. Smith's employment agreement with us, 10% of the shares vest on the day of the offering, 15% of the shares vest on the first anniversary of the signing of the employment agreement with us, and 1/48th of the shares vest monthly for three years thereafter. If Mr. Smith is terminated by us without cause, he will be entitled to severance payments at his base salary rate for 26 weeks and to continue to have options vest for one year. If Mr. Smith resigns for good reason within one year following any change in control, he is entitled to severance payments and two years accelerated vesting of options. As a condition precedent to Mr. Smith's receipt of any severance payments and continued stock vesting, he must agree not to compete with us for 26 weeks and not to solicit employees for two years.

STOCK OPTION PLANS

  2000 Stock Option Plan

     Our 2000 stock option plan was adopted by our board of directors in April 2000, and our stockholders initially approved the plan in April 2000. Our 2000 stock option plan provides for the grant of incentive stock options, which may provide for preferential tax treatment, to our employees and for the grant of nonstatutory stock options to our employees, directors and consultants.

     The board of directors has determined that no future options will be granted under our 2000 stock option plan following the effective date of this offering. However, our board of directors or a committee of our board of directors will administer the options granted under our 2000 stock option plan that are outstanding on the effective date of this offering. A total of 6,000,000 shares of our common stock were authorized for issuance under this plan. As of September 7, 2000, options to purchase an aggregate of 5,230,058 shares of our common stock were outstanding. As of September 7, 2000, 769,942 shares were available for future grant. The options outstanding at the time of this offering will remain subject to the terms of the agreements evidencing those options and the terms of the 2000 stock option plan.

     The 2000 stock option plan provides that in the event of our merger with or into another corporation, the successor corporation may assume or substitute each option. If the successor corporation refuses to assume or substitute for the option, the optionee's options will become fully vested and exercisable as of ten days prior to the merger.

  New 2000 Stock Plan

     Our new 2000 stock plan was adopted by our board of directors in August 2000. This plan provides for the grant of incentive stock options to our employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. As of August 2000, a total of 2,000,000 shares of our common stock were reserved for issuance pursuant to our new 2000 stock plan. The shares may be authorized, but unissued or reacquired common stock.

     No options have yet been issued pursuant to our new 2000 stock plan. The number of shares reserved for issuance under our new 2000 stock plan will increase annually on the first day of our fiscal year beginning in 2001 by an amount equal to the lesser of:

     - 2% of the outstanding shares of our common stock on the first day of the year;

     - 2,000,000 shares; or

     - a lesser amount as our board of directors may determine.

     If an option or stock purchase right expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an option exchange program, the unpurchased shares which were subject to the plan will become available for future grant or sale under the plan (unless the plan has terminated). However, shares that have actually been issued under the plan, upon exercise of either an option or stock purchase right, will not be returned to the plan and will not be available for future distribution under the plan except if shares of restricted stock are repurchased by us at their original price, the shares will be available for future grant under the plan.

     Our board of directors or a committee of our board administers our new 2000 stock plan. The administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options, the initiation of an option exchange program, and the form of consideration payable upon exercise. The administrator determines the exercise price of options granted under our new 2000 stock plan. However, with respect to incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. Additionally, the term of an incentive stock option may not exceed ten years. The administrator determines the term of all other options. After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. If termination is due to death or disability, the option will generally remain exercisable for 12 months following such termination. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

     The administrator determines the exercise price of stock purchase rights granted under our new 2000 stock plan. Unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason including death or disability. The purchase price for shares we repurchase will generally be the original price paid by the purchaser. The administrator determines the rate at which our repurchase option will lapse. Our new 2000 stock plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option and stock purchase right during his or her lifetime.

     Our new 2000 stock plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute for options or rights each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted for, the optionee will be notified that his or her options or stock purchase rights will be fully exercisable as to all optioned stock, including shares that would not otherwise be vested and exercisable, for a period of 15 days from the date of such notice. The option or purchase right will terminate at the end of the 15 day period. Our stock option plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate our new 2000 stock plan provided it does not adversely affect any option previously granted under the plan.

  Directors Option Program

     The director option program is part of our new 2000 stock plan and provides for the periodic grant of nonstatutory stock options to our non-employee directors.

     All grants of options to our non-employee directors who join our board after completion of this offering under the director program are automatic. We will grant to each individual who first becomes a non-employee director on or after this offering, an option to purchase 40,000 shares when such person first becomes a non-employee director, except for those directors who became non-employee directors by ceasing to be employee directors. Twenty-five percent of the shares subject to the option become exercisable on the anniversary of the date of grant, and 1/48th of the shares subject to the option vest each month thereafter, provided the individual remains an outside director on such dates.

     All options granted under our director program have a term of ten years and an exercise price equal to fair market value on the date of grant. After termination as a non-employee director with us, an optionee must exercise an option at the time set forth in his or her option agreement. If termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will remain exercisable for a period of three months. However, an option may never be exercised later than the expiration of its term. A non-employee director may not transfer options granted under our director program other than by will or the laws of descent and distribution. Only the non-employee director may exercise the option during his or her lifetime.

2000 EMPLOYEE STOCK PURCHASE PLAN

     Concurrently with this offering, we intend to establish an employee stock purchase plan. A total of 500,000 shares of our common stock will be made available for sale. In addition, our plan provides for annual increases in the number of shares available for issuance under the purchase plan on the first day of our fiscal year beginning in 2001 in an amount equal to the lesser of:

     - 1,000,000 shares;

     - 0.5% of the outstanding shares of our common stock on such date; or

     - a lesser amount determined by our board of directors.

     Our board of directors or a committee of our board administers the plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the plan and determine eligibility. All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the plan if such employee:

     - immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

     - whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

     Our plan is intended to qualify for preferential tax treatment and contains consecutive, overlapping 24 month offering periods. Each offering period includes four six month purchase periods. The offering periods generally start on the first trading day on or after February 15 and August 15 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before February 15, 2000.

     The plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation which includes a participant's base straight time gross earnings and commissions but excluding all other compensation paid to our employees. A participant may purchase no more than 25,000 shares during any six month purchase period.

     Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or after a purchase period ends. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be re-enrolled in the immediately following offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

     A participant may not transfer rights granted under our employee stock purchase plan other than by will, the laws of descent and distribution or as otherwise provided under the plan.

     In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the purchase period then in progress will be shortened by setting a new exercise date and any offering period then in progress will end on the new exercise date.

     Our plan will terminate in 2010. However, our board of directors has the authority to amend or terminate our plan, except that, subject to certain exceptions described in the plan, no such action may adversely affect any outstanding rights to purchase stock under our plan.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

     As permitted by the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

     - any breach of the director's duty of loyalty to us or our stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

     - any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation allows us to indemnify our officers, directors and other agents to the full extent permitted by Delaware law. We intend to enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The indemnification agreements require us, among other things, to:

     - indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

     - advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

     - obtain directors' and officers' insurance.

     Our bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification, and to provide indemnification in circumstances in which indemnification is otherwise discretionary under Delaware law.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     We describe below transactions, or series of similar transactions, as of July 31, 2000, to which we were or will be a party:

     - in which the amounts involved exceeded or will exceed $60,000; and

     - in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

OUR FORMATION AND RECENT SEPARATION FROM NORTEL NETWORKS

     We were incorporated in 1996 as a wholly owned subsidiary of Bay Networks. Nortel Networks acquired Bay Networks in August 1998. We remained a wholly owned subsidiary of Nortel Networks until March 2000 when we issued and sold 3,794,900 of our Series B preferred stock to Pequot Private Equity Fund II, L.P. The sale of our Series B preferred stock to Pequot was part of a joint effort by us and Nortel Networks to dilute Nortel Networks' ownership interest in us and to allow us to begin operating as an independent company. To further facilitate our transition to become an independent company, we entered into a number of agreements with Nortel Networks, including a contribution agreement, an intellectual property license agreement, a transition services agreement and a loaned employee agreement. We entered into these agreements in consideration for certain fee payments to be made by us and the assumption of certain liabilities by us.

     Under the contribution agreement, Nortel Networks transferred to us its rights in and to the NETGEAR and GearGuy trademarks and certain technical trade secrets, its interest in executory contracts with distributors and suppliers of our products, equipment, personal property and fixtures used by employees and contractors dedicated to our business and the records relating to our business.

     Under the intellectual property agreement, we received a perpetual, non-exclusive, royalty-free license to continue to use Nortel Networks' world-wide intellectual property rights underlying our products, other than those rights transferred pursuant to the contribution agreement, for use in the production, distribution and sale of our products.

     Pursuant to the transition services agreement, Nortel Networks has agreed to provide us with administrative, financial, management, facilities-related and other services and to grant us a real estate license for a period of six months ending September 10, 2000 in exchange for fees, based upon allocation of its current costs for such services not to exceed fair market value, which we believe are substantially consistent with the allocation of the costs of such services set forth in our historical financial statements. We paid $1.1 million, $1.7 million, $3.2 million, $4.2 million and $2.0 million in the years ended December 31, 1996, 1997, 1998 and 1999 and for the six months ended June 30, 2000, respectively, for services provided by Parent.

     Under the loaned employee agreement, Nortel Networks agreed to provide us with the services of 16 persons employed by Nortel Networks in exchange for fees, based upon allocation of its current costs associated with such personnel, including all of the international sales and marketing personnel currently providing services to us. We have offered employment to all these persons and, with the exception of one person, all have accepted.

     We have also entered into an agreement with Nortel Networks which provides that we sublease from Nortel Networks approximately 33,000 square feet of space in an office complex located in Santa Clara, California. We intend to use this office space to house our principal administrative, sales, marketing and research and development facilities. We pay a base monthly rent of $61,000 to Nortel Networks under the sublease, which expires in November 2001.

     Nortel Networks is in the process of acquiring Alteon WebSystems, Inc., a sole source supplier of our gigabit network interface.

     Mr. Dadoun, Mr. DeLorenzi, Ms. King and Mr. Ressner, who are directors, are also employees of Nortel Networks, and may be deemed to have an indirect material interest in the transactions between us and Nortel Networks.

TRANSACTIONS WITH PEQUOT CAPITAL MANAGEMENT

     On March 10, 2000, we issued and sold an aggregate of 3,794,900 Series B preferred stock to Pequot Private Equity Fund II, L.P. for an aggregate purchase price of $15.0 million. The Series B preferred stock is convertible into an equal number of shares of common stock, subject to future adjustments for dilution.

     On March 10, 2000, we granted a warrant to purchase an aggregate of 3,000,000 shares of our common stock to Pequot Private Equity Fund II, L.P. with an exercise price of $5.00 per share. The warrant becomes fully vested and exercisable upon completion of this offering and expires 45 days after completion of this offering.

NORTEL NETWORKS STOCK SALE

     In September 2000, Nortel Networks sold an aggregate of 6,829,828 shares of its NETGEAR Series A preferred stock at $6.34 per share to the following entities:

                       PURCHASER                         NO. OF SHARES    PURCHASE PRICE
                       ---------                         -------------    --------------
Shamrock Holdings of California, Inc. .................    2,364,354       $14,990,004
Blue Ridge Limited Partnership.........................    1,261,830         8,000,002
BMO Nesbitt Burns Capital (U.S.), Inc. ................    1,104,100         6,999,994
The Abernathy Group Institutional HSN Fund, L.P. ......      853,570         5,411,634
The Abernathy Group HSN Fund, L.P. ....................      741,242         4,699,474
Delta International Holding Limit......................      473,186         2,999,999
Blue Ridge Private Equity Fund, LLC....................       31,546           200,002
                                                           ---------       -----------
          Total........................................    6,829,828       $43,301,109
                                                           =========       ===========

     Patrick C.S. Lo, our Chief Executive Officer, is a limited partner in The Abernathy Group HSN Fund, L.P. and holds approximately a 15% interest in that fund.

     Delta International Holding Limit is an affiliate of Delta Networks, one of our primary subcontractors. Please see "Business -- Manufacturing" for a further discussion of Delta Networks.

     In connection with this transaction, we made certain representations and warranties to the purchasers, agreed to indemnification obligations with respect to those representations and warranties and entered certain other agreements with the purchasers.

TRANSACTIONS WITH OFFICERS

     On various occasions during 2000 and the three preceding fiscal years, the following options to purchase shares of NETGEAR and Nortel Networks common stock to the following executive officers were granted:

                              SHARES UNDERLYING        PRICE PER           DATE OF
            NAME               OPTIONS GRANTED           SHARE              GRANT            GRANTOR
            ----              -----------------        ---------        -------------    ---------------
Patrick C.S. Lo.............      1,139,156             $ 3.95            04/05/00       NETGEAR
                                     12,000              21.94            07/29/99       Nortel Networks
                                      7,456              13.41            08/19/98       Nortel Networks
                                     28,546              13.41            08/19/98       Nortel Networks
                                     75,328              10.00            12/15/97       Nortel Networks
                                     21,118               6.72            03/20/97       Nortel Networks
                                     14,448               6.72            03/20/97       Nortel Networks
Robert E. Collins...........        416,000               6.34            08/29/00       NETGEAR
Stephen J. Dix..............        341,746               3.95            04/05/00       NETGEAR
                                      5,094              13.41            08/19/98       Nortel Networks
                                      9,308              13.41            08/19/98       Nortel Networks
                                      2,400              13.05            02/12/98       Nortel Networks
                                      2,100              10.00            12/15/97       Nortel Networks
Richard A. Fabiano..........        341,746               3.95            04/05/00       NETGEAR
                                      7,456              13.41            08/19/98       Nortel Networks
                                      7,666              13.41            08/19/98       Nortel Networks
                                      4,800              10.00            12/15/97       Nortel Networks
Mark G. Merrill.............        607,550               3.95            04/05/00       NETGEAR
                                      7,456              13.41            08/19/98       Nortel Networks
                                     21,346              13.41            08/19/98       Nortel Networks
                                     10,000              10.00            12/15/97       Nortel Networks
                                        802              10.00            12/15/97       Nortel Networks
Arthur J. Smith.............        189,860               3.95            04/05/00       NETGEAR
                                      3,600              10.84            05/21/98       Nortel Networks
                                      2,400              10.00            12/15/97       Nortel Networks
                                      8,404              11.90            07/17/97       Nortel Networks
                                      3,598              11.90            07/17/97       Nortel Networks

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of September 7, 2000 and as adjusted to reflect the sale of common stock offered by us and Nortel Networks in this offering, for:

     - each person who we know beneficially owns more than 5% of our common stock;

     - each of our directors;

     - each executive officer named in the Summary Compensation Table; and

     - all of our directors and officers as a group.

     Unless otherwise indicated, the principal address of each of the stockholders below is c/o NETGEAR, Inc., 4500 Great America Parkway, Santa Clara, California 95054. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all common stock shown to be held by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person or entity includes common stock underlying options or a warrant held by the person or entity that are exercisable within 60 days of September 7, 2000, but excludes common stock underlying options or warrants held by any other person or entity. Percentage of beneficial ownership is based on 33,794,900 shares of common stock outstanding as of September 7, 2000, after giving effect to the conversion of all outstanding preferred stock upon the closing of this offering. The numbers shown in the table assume no exercise by the underwriters of their over-allotment option.

                                     SHARES BENEFICIALLY OWNED      NUMBER OF      SHARES BENEFICIALLY OWNED
                                       PRIOR TO THE OFFERING          SHARES           AFTER THE OFFERING
                                     --------------------------       BEING        --------------------------
     NAME OF BENEFICIAL OWNER           NUMBER         PERCENT       OFFERED         NUMBER         PERCENT
     ------------------------        -------------    ---------    ------------    -----------    -----------
5% Stockholders:
  Nortel Networks(1)...............    23,170,172        68.6%
  Pequot Capital Management,
     Inc.(2).......................     6,794,900        18.5
  Shamrock Holdings of
     California, Inc.(3) ..........     2,364,354         7.0
Executive Officers and Directors:
  Patrick C.S. Lo(4)...............       855,158         2.5
  Robert E. Collins................            --          --
  Stephen J. Dix(5)................        34,175           *
  Richard A. Fabiano(6)............        34,175           *
  Mark G. Merrill(7)...............        60,755           *
  Arthur J. Smith(8)...............        18,986           *
  Michael Dadoun(9)................    23,170,172        68.6
  Albert J. DeLorenzi(9)...........    23,170,172        68.6
  Susan M. King(9).................    23,170,172        68.6
  Michael P. Ressner(9)............    23,170,172        68.6
  James P. McNiel(10)..............     6,794,900        18.5
  Gerald A. Poch(10)...............     6,794,900        18.5
All executive officers and
  directors as a group (12
  persons)(11).....................    30,968,321        83.2

------------
* Represents beneficial ownership of less than 1%.

 (1) Nortel Networks is the only selling stockholder. The address of Nortel Networks is 8200 Dixie Road, Brampton, Ontario, Canada, L6T 5P6.

 (2) Shares beneficially owned by Pequot Capital Management, Inc. represents 3,794,900 shares held of record by Pequot Private Equity Fund II, L.P., and 3,000,000 shares issuable upon the exercise of a warrant held by Pequot Private Equity Fund II, L.P.. Gerald A. Poch and James P. McNiel, directors of NETGEAR, are Managing Directors of Pequot Capital Management, which holds voting and dispositive power for all shares held by Pequot Private Equity Fund II, L.P. The address of Pequot Capital Management and Pequot Private Equity Fund II, L.P. is 500 Nyala Farm Rd., Westport, CT 06880.

 (3) Shares beneficially owned by Shamrock Holdings of California, Inc. represents 2,364,354 shares acquired from Nortel Networks on September 6, 2000. The address of Shamrock Holdings of California, Inc. is 4444 Lakeside Dr., Second Floor, Burbank, CA 91505.

 (4) Shares beneficially owned by Patrick C.S. Lo include 113,916 shares of common stock issuable pursuant to options exercisable within 60 days of September 7, 2000 and 741,242 shares held by The Abernathy Group HSN Fund, L.P. which acquired these shares from Nortel Networks on September 6, 2000. Mr. Lo, our President, Chief Executive Officer and a Director is a limited partner and holds an approximate 15% interest in The Abernathy Group HSN Fund, L.P. Mr. Lo disclaims beneficial ownership of the shares held by The Abernathy Group HSN Fund, L.P. except to the extent of his pecuniary interest therein. The address of the Abernathy Group HSN Fund, L.P. is Wall Street Tower, 38th Floor, Twenty Exchange Place, New York, NY 10005.

 (5) Shares beneficially owned by Stephen Dix includes 34,175 shares of common stock issuable pursuant to options exercisable within 60 days of September 7, 2000.

 (6) Shares beneficially owned by Richard Fabiano includes 34,175 shares of common stock issuable pursuant to options exercisable within 60 days of September 7, 2000.

 (7) Shares beneficially owned by Mark Merrill includes 60,755 shares of common stock issuable pursuant to options exercisable within 60 days of September 7, 2000.

 (8) Shares beneficially owned by Arthur Smith includes 18,986 shares of common stock issuable pursuant to options exercisable within 60 days of September 7, 2000.

 (9) Shares beneficially owned by Messrs. Dadoun, DeLorenzi and Ressner and Ms. King include 23,170,172 shares held by Nortel Networks. Messrs. Dadoun, DeLorenzi and Ressner and Ms. King, directors of NETGEAR, are employees of Nortel Networks. They disclaim beneficial ownership of the shares held by Nortel Networks except to the extent of their pecuniary interest therein.

(10) Mr. McNiel is a Senior Vice President of Pequot Capital Management, and Mr. Poch is a Managing Director of Pequot Capital Management. Each disclaims beneficial ownership of the shares held by Pequot Capital Management except to the extent of his pecuniary interest therein.

(11) Shares beneficially owned by all executive officers and directors as a group include 262,007 shares of common stock issuable pursuant to options exercisable within 60 days of September 7, 2000 and 3,000,000 shares of common stock issuable upon exercise of a warrant.

                          DESCRIPTION OF CAPITAL STOCK

     Upon consummation of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. The following summary of certain provisions of the common stock and the preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws and by the provisions of applicable law.

     As of September 7, 2000, there were no shares of common stock outstanding and there were 33,794,900 shares of preferred stock outstanding held by nine stockholders of record, all of which will be converted into common stock upon the closing of this offering.

COMMON STOCK

     Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for distribution at these times and in such amounts as the board of directors from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of NETGEAR, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation of any preferred stock. All shares of common stock to be outstanding upon completion of this offering will be, upon payment therefor, duly and validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The board of directors is authorized, without action by the stockholders, to designate and issue preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions thereon.

     The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of NETGEAR. We have no current plans to issue any shares of preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     Certain provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult the acquisition of NETGEAR by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of NETGEAR to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging these proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of these proposals could result in an improvement of their terms.

     We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date this stockholder became an interested stockholder, unless:

     - prior to this date the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to this date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

     - subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, an interested stockholder is any entity or person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation's outstanding voting stock.

     Our certificate of incorporation and bylaws include provisions that:

     - allow the board of directors to issue, without further action by the stockholders, up to 5,000,000 shares of undesignated preferred stock;

     - require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

     - divide the board of directors into three classes, with each class serving for a term of three years;

     - prohibit cumulative voting in the election of directors;

     - require that special meetings of our stockholders be called only by the board of directors, the chairman of the board, the chief executive officer and the president;

     - establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors; and

     - require that certain amendments to the certificate of incorporation and the bylaws require the approval of the holders of at least 66 2/3% of the voting power of all outstanding stock.

     These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control of NETGEAR. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions, however, could discourage potential acquisition proposals and could complicate, delay or prevent a change in control of NETGEAR. They may also have the effect of preventing changes in our management. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging these proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of these proposals could result in an improvement of their terms.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Chase Mellon Shareholder Services L.L.C.

NASDAQ NATIONAL MARKET LISTING

     We have applied to list our common stock on the Nasdaq National Market under the trading symbol "NTGR."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of the common stock.

     Upon completion of this offering, we will have outstanding an aggregate of shares of common stock, assuming the issuance of shares of common stock. Of these outstanding shares, the shares sold by us and the selling stockholder in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 33,794,900 shares of common stock outstanding upon completion of the offering and held by existing stockholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for exemption under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below, or another exemption. Sales of the restricted shares in the public market, or the availability of these shares for sale, could adversely affect the market price of common stock.

LOCK-UP AGREEMENTS

     We intend to obtain lock-up agreements from all of our officers, directors, stockholders and optionholders under which they will agree not to transfer or dispose of, directly of indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus without the prior written consent of Robertson Stephens, Inc. However, Robertson Stephens, Inc. may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements.

     As a result of these lock-up agreements and rules of the Securities Act, the restricted shares will be available for sale in the public market, subject to certain volume and other restrictions, as follows:

                         NUMBER OF
   DAYS AFTER THE         SHARES
   EFFECTIVE DATE    ELIGIBLE FOR SALE                             COMMENT
  ----------------   -----------------   ------------------------------------------------------------
  On effectiveness                       Shares not locked up and eligible for sale under Rule 144
  180 days              26,965,072       Lock-up released; shares eligible for sale under Rule 144

RULE 144

     In general, under Rule 144 as currently in effect, a person who owns shares that were acquired from us or an affiliate of us at least one year prior to the proposed sale is entitled to sell upon expiration of the lock-up described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, which will
       equal approximately             shares immediately after this offering;
       or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate of us, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, these shares may be sold immediately upon the completion of this offering.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell these shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

REGISTRATION RIGHTS

     After the expiration of the 180 day lock-up period and for a term expiring five years after the date of this offering, holders of our preferred stock prior to the completion of this offering will be entitled to rights with respect to the registration of 36,794,900 shares under the Securities Act, including 3,000,000 shares of common stock issuable upon exercise of a warrant held by Pequot Private Equity Fund II, L.P. Under the terms of our agreement with these stockholders, if we propose to register any of our securities under the Securities Act, these stockholders are entitled to notice of that registration and are entitled to include shares of their registrable common stock in that registration. Nortel Networks and certain other holders of our pre-offering preferred stock are also entitled to four demand registration rights pursuant to which they may require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect that registration. Shamrock Holdings of California, Inc. also has the right to require that Nortel Networks exercise a demand registration right, upon which exercise the holders of our preferred stock prior to the completion of this offering will have the right to participate in that registration. Further, Nortel Networks and Pequot Private Equity Fund II, L.P. may require us to file additional registration statements on Form S-3. All of these registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in that registration and our right not to effect a requested registration within six months following an offering of our securities, including this offering.

OPTIONS

     As of September 7, 2000, options to purchase 5,230,058 shares of common stock were issued and outstanding. Upon the expiration of the lock-up agreements described above, at least 1,339,894 shares of common stock will be subject to vested options, based on options outstanding as of September 7, 2000. Immediately after the completion of this offering, we intend to file a registration statement under the Securities Act covering shares of common stock issued or reserved for issuance under our stock option and employee stock purchase plans. This registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under this registration statement will, subject to vesting provisions and Rule 144 volume limitation, manner of sale, notice and public information requirements applicable to our affiliates, be available for sale in the open market immediately after the 180 day lock-up agreements expire.

WARRANT

     As of September 7, 2000, Pequot Private Equity Fund II, L.P. held a warrant to purchase 3,000,000 shares of our common stock with an aggregate exercise price of $15.0 million. The warrant is exercisable upon the completion of this offering and expires 45 days after the completion of this offering. If the exercise price is paid in cash, the shares must be held for one year after exercise before they can be sold under Rule 144. However, this warrant contains net exercise provisions. These provisions allow the holder to exercise the warrant for a lesser number of shares of common stock in lieu of paying cash. The number of shares that would be issued in this case would be based upon the market price of the common stock at the time of the net exercise. If the holder net exercises the warrants, the shares of common stock could be sold under Rule 144 one year following the date the holder purchased the warrant. After the lock-up agreements described above expire, these warrants will have expired or have been exercised.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, Robertson Stephens, Inc., UBS Warburg LLC and Wit SoundView Corporation have severally agreed with us and the selling stockholder, subject to the terms and conditions of the underwriting agreement, to purchase from us and the selling stockholder the number of shares of common stock set forth below opposite their respective names. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Robertson Stephens, Inc. ...................................
UBS Warburg LLC.............................................
Wit SoundView Corporation...................................

                                                              ---------
     Total..................................................
                                                              =========

     The representatives have advised us and the selling stockholder that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession of not in excess of $ per share, of which $ may be reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us or the selling stockholder as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

     Prior to this offering, there has been no public market for the common stock. Consequently, the public offering price for the common stock offered by this prospectus has been determined through negotiations among the representatives, the selling stockholder and us. Among the factors considered in these negotiations were prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

     The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     Robertson Stephens, Inc., UBS Warburg LLC and Wit SoundView Corporation have advised us that the representatives, other than Wit SoundView Corporation, do not intend to engage in an electronic distribution in connection with this offering. It is possible, however, that an electronic prospectus may be posted by any member of the syndicate or even by third parties that might have the prospectus available to them and choose to post it online.

     Robertson Stephens, Inc. has included in a communication to the syndicate the following:

     "The Securities and Exchange Commission has asked us to inform you that you may not make an online distribution of shares of Common Stock of NETGEAR, Inc. unless the Securities and Exchange Commission has agreed to such distribution or you are following procedures for online distributions previously cleared with the Securities and Exchange Commission. Unless otherwise agreed to by the Securities and Exchange Commission, by accepting an allocation from us, you will be deemed to be representing to us either (1) you are not making an online distribution or (2) you are following procedures for online distributions previously cleared with the Securities and Exchange Commission."

     A prospectus in electronic format is being made available on an Internet website maintained by Wit SoundView's affiliate, Wit Capital Corporation. In addition, other dealers purchasing shares from Wit SoundView in this offering have agreed to make a prospectus in electronic format available on websites maintained by each of these dealers.

  Over-Allotment Option

     The selling stockholder has granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to
purchase up to            additional shares of common stock, to cover
over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus. If the underwriters exercise their over-allotment option to purchase any of the
additional            shares of common stock, the underwriters have severally
agreed, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares to be purchased by each of them bears to the total number of shares of common stock offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. The selling stockholder will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

     The following table summarizes the compensation to be paid to the underwriters by NETGEAR and the selling stockholder:

                                                                                TOTAL
                                                                   --------------------------------
                                                           PER        WITHOUT             WITH
                                                          SHARE    OVER-ALLOTMENT    OVER-ALLOTMENT
                                                          -----    --------------    --------------
Underwriting Discounts and Commissions payable by
  NETGEAR...............................................  $          $                 $
Underwriting Discounts and Commissions payable by the
  selling stockholder...................................  $          $                 $

     We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be
approximately $            .

  Indemnity

     The underwriting agreement contains covenants of indemnity among the underwriters, us and the selling stockholder against certain civil liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

  Lock-Up Agreements

     Each of our executive officers and directors and all of our other stockholders and optionholders will agree, subject to specified exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by those holders or with respect to which they have the power of disposition, without the prior written consent of Robertson Stephens, Inc. This restriction terminates after the close of trading of the shares on the 180th day of (and including) the day the shares commenced trading on the Nasdaq National Market. However, Robertson Stephens, Inc. may, in its sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of our shareholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

     In addition, we have agreed that during the lock-up period we will not, without the prior written consent of Robertson Stephens, Inc., subject to certain exceptions, consent to the disposition of any shares held by shareholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of our common stock upon the exercise of outstanding options or warrants, and the issuance of options under existing stock option and incentive plans provided that those options do not vest prior to the expiration of the lock-up period. See "Shares Eligible for Future Sale."

  Stabilization

     The representatives have advised us that, pursuant to Regulation M under the Securities Act of 1933, some persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering" transaction is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by this underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by this underwriter or syndicate member. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, San Francisco, California.

                                    EXPERTS

     The financial statements of NETGEAR as of December 31, 1998 and 1999, and June 30, 2000, and for the period from September 1, 1998 to December 31, 1998, the year ended December 31, 1999 and the six months ended June 30, 2000; and of the Predecessor Company for the year ended December 31, 1997 and for the period from January 1, 1998 to August 31, 1998 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed therewith. For further information with respect to NETGEAR and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of this contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from these offices upon the payment of the fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and web site of the SEC referred to above.

                                 NETGEAR, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statements of Stockholders' Equity..........................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of NETGEAR, Inc.:

     We have audited the accompanying balance sheets of NETGEAR, Inc. (the "Company") as of December 31, 1998 and 1999 and June 30, 2000, and the related statements of operations, stockholders' equity, and cash flows for the period from September 1, 1998 to December 31, 1998, the year ended December 31, 1999 and the six months ended June 30, 2000. We have also audited the accompanying statements of operations, stockholders' equity, and cash flows of the predecessor of the Company for the year ended December 31, 1997 and for the period from January 1, 1998 to August 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of NETGEAR, Inc. as of December 31, 1998 and 1999 and June 30, 2000, and the results of its operations and its cash flows for the period from September 1, 1998 to December 31, 1998, the year ended December 31, 1999 and the six months ended June 30, 2000 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the above-mentioned financial statements of the predecessor of the Company present fairly, in all material respects, its results of operations and its cash flows for the year ended December 31, 1997 and for the period from January 1, 1998 to August 31, 1998 in conformity with accounting principles generally accepted in the United States of America.

San Jose, California
August 21, 2000
(            , 2000 as to the second paragraph of Note 6 and as to Note 12)

                            ------------------------

To the Board of Directors and Stockholders of NETGEAR, Inc.:

     The financial statements included herein assume the approval by the Company's stockholders of the Company's increase of the authorized number of common and preferred stock and the two-for-one stock split of the common and preferred stock as described in Notes 6 and 12 to the financial statements. The above report is in the form that will be signed by Deloitte & Touche LLP upon the effectiveness of such event assuming that from August 21, 2000 to the effective date of such event, no other events shall have occurred that would affect the accompanying financial statements or notes thereto.

DELOITTE & TOUCHE LLP

San Jose, California
September 6, 2000

                                 NETGEAR, INC.
    (AN INDIRECT, MAJORITY-OWNED SUBSIDIARY OF NORTEL NETWORKS CORPORATION)
                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                       PRO FORMA
                                                       DECEMBER 31,                    (NOTE 2)
                                                    ------------------    JUNE 30,     JUNE 30,
                                                     1998       1999        2000         2000
                                                    -------    -------    --------    -----------
                                                                                      (UNAUDITED)
                      ASSETS
Current assets:
  Cash............................................  $ 1,313    $10,427    $20,901
  Accounts receivable (net of allowances of $1,275
     in 1998, $1,661 in 1999 and $1,654 in
     2000)........................................   19,374     32,298     31,766
  Inventories.....................................    9,824     17,887     21,310
  Deferred income taxes...........................       --         --        972
  Prepaids and other current assets...............       --         12      1,139
                                                    -------    -------    -------
       Total current assets.......................   30,511     60,624     76,088
Property and equipment, net.......................      544        368        443
Goodwill, net.....................................    1,563      1,228      1,061
                                                    -------    -------    -------
       Total assets...............................  $32,618    $62,220    $77,592
                                                    =======    =======    =======
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................  $ 7,940    $12,148    $ 5,467
  Payable to Nortel Networks .....................       --         --      4,712
  Accrued compensation and related benefits.......      534        880        639
  Other accrued liabilities.......................    1,661      4,797      6,084
  Income taxes payable............................       --         --      1,679
  Deferred revenue................................   13,727     19,810     22,569
                                                    -------    -------    -------
       Total current liabilities..................   23,862     37,635     41,150
Long-term warranty obligations....................      189        456        558
                                                    -------    -------    -------
       Total liabilities..........................   24,051     38,091     41,708
                                                    -------    -------    -------
Commitments and contingencies (Notes 5 and 9)
Stockholders' equity:
  Preferred stock, $0.001 par value; 33,794,904
     shares authorized:
     Series A convertible preferred stock,
       30,000,000 shares designated, shares issued
       and outstanding: none in 1998 and 1999 and
       30,000,000 in 2000.........................       --         --     29,123       $    --
     Series B convertible preferred stock,
       3,794,900 shares designated, shares issued
       and outstanding: none in 1998 and 1999 and
       3,794,900 in 2000..........................       --         --     12,354            --
  Common stock, $0.001 par value; 60,000,000
     shares authorized: shares issued and
     outstanding: 30,000,000 in 1998 and 1999 and
     none in 2000.................................   11,260     33,366         --        41,477
  Common stock warrant............................       --         --      2,601         2,601
  Accumulated deficit.............................   (2,693)    (9,237)    (8,194)       (8,194)
                                                    -------    -------    -------       -------
       Total stockholders' equity.................    8,567     24,129     35,884        35,884
                                                    -------    -------    -------       -------
       Total liabilities and stockholders'
          equity..................................  $32,618    $62,220    $77,592       $77,592
                                                    =======    =======    =======       =======

                       SEE NOTES TO FINANCIAL STATEMENTS.

                                 NETGEAR, INC.
    (AN INDIRECT, MAJORITY-OWNED SUBSIDIARY OF NORTEL NETWORKS CORPORATION)
                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   PREDECESSOR COMPANY
                                -------------------------
                                                 PERIOD        PERIOD
                                                  FROM          FROM
                                               JANUARY 1,   SEPTEMBER 1,                       SIX MONTHS
                                 YEAR ENDED     1998 TO       1998 TO       YEAR ENDED       ENDED JUNE 30,
                                DECEMBER 31,   AUGUST 31,   DECEMBER 31,   DECEMBER 31,   ---------------------
                                    1997          1998          1998           1999          1999        2000
                                ------------   ----------   ------------   ------------   -----------   -------
                                                                                          (UNAUDITED)
Net revenue...................    $26,141       $32,801       $25,099        $111,856       $46,599     $83,736
Cost of revenue...............     20,713        25,696        20,830          91,265        37,919      66,043
                                  -------       -------       -------        --------       -------     -------
Gross profit..................      5,428         7,105         4,269          20,591         8,680      17,693
Operating expenses:
  Research and development....      1,559         1,175           676           2,641         1,209       1,244
  Sales and marketing.........      7,681         8,081         5,104          20,320         9,321      12,969
  General and
     administrative...........      1,875         2,374           918           3,769         1,772       1,990
  Goodwill amortization.......         --            --           112             335           167         167
                                  -------       -------       -------        --------       -------     -------
     Total operating
       expenses...............     11,115        11,630         6,810          27,065        12,469      16,370
                                  -------       -------       -------        --------       -------     -------
Income (loss) from
  operations..................     (5,687)       (4,525)       (2,541)         (6,474)       (3,789)      1,323
Other income (expense), net...       (498)          (25)         (152)            (70)         (143)        427
                                  -------       -------       -------        --------       -------     -------
Income (loss) before taxes....     (6,185)       (4,550)       (2,693)         (6,544)       (3,932)      1,750
Provision for income taxes....         --            --            --              --            --         707
                                  -------       -------       -------        --------       -------     -------
Net income (loss).............    $(6,185)      $(4,550)      $(2,693)       $ (6,544)      $(3,932)    $ 1,043
                                  =======       =======       =======        ========       =======     =======
Net income (loss) per share:
  Basic.......................    $ (0.21)      $ (0.15)      $ (0.09)       $  (0.22)      $ (0.13)    $  0.09
                                  =======       =======       =======        ========       =======     =======
  Diluted.....................    $ (0.21)      $ (0.15)      $ (0.09)       $  (0.22)      $ (0.13)    $  0.03
                                  =======       =======       =======        ========       =======     =======
Shares used in per share
  computations:
  Basic.......................     30,000        30,000        30,000          30,000        30,000      11,538
                                  =======       =======       =======        ========       =======     =======
  Diluted.....................     30,000        30,000        30,000          30,000        30,000      32,598
                                  =======       =======       =======        ========       =======     =======
Pro forma basic and diluted
  net income (loss) per share
  (Note 2)....................                                               $  (0.22)                  $  0.03
                                                                             ========                   =======
Shares used in calculating pro
  forma basic and diluted net
  income (loss) per share
  (Note 2)....................                                                 30,000                    32,335
                                                                             ========                   =======

                       SEE NOTES TO FINANCIAL STATEMENTS.

                                 NETGEAR, INC.
    (AN INDIRECT, MAJORITY-OWNED SUBSIDIARY OF NORTEL NETWORKS CORPORATION)
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                          CONVERTIBLE
                                        PREFERRED STOCK           COMMON STOCK         COMMON
                                      --------------------   ----------------------    STOCK     ACCUMULATED
                                        SHARES     AMOUNT      SHARES       AMOUNT    WARRANT      DEFICIT      TOTAL
                                      ----------   -------   -----------   --------   --------   -----------   -------
Predecessor Company:
  Balances, January 1, 1997.........          --   $   --     30,000,000   $  8,270    $   --     $ (4,644)    $ 3,626
  Capital contributions.............          --       --             --      7,619        --           --       7,619
  Net loss..........................          --       --             --         --        --       (6,185)     (6,185)
                                      ----------   -------   -----------   --------    ------     --------     -------
  Balances, December 31, 1997.......          --       --     30,000,000     15,889        --      (10,829)      5,060
  Capital contributions.............          --       --             --      4,255        --           --       4,255
  Net loss..........................          --       --             --         --        --       (4,550)     (4,550)
                                      ----------   -------   -----------   --------    ------     --------     -------
  Balances, August 31, 1998.........          --   $   --     30,000,000   $ 20,144    $   --     $(15,379)    $ 4,765
                                      ==========   =======   ===========   ========    ======     ========     =======
----------------------------------------------------------------------------------------------------------------------
NETGEAR, Inc.:
  Balances, September 1, 1998.......          --   $   --     30,000,000   $  6,800    $   --     $     --     $ 6,800
  Capital contributions.............          --       --             --      4,460        --           --       4,460
  Net loss..........................          --       --             --         --        --       (2,693)     (2,693)
                                      ----------   -------   -----------   --------    ------     --------     -------
  Balances, December 31, 1998.......          --       --     30,000,000     11,260        --       (2,693)      8,567
  Capital contributions.............          --       --             --     22,106        --           --      22,106
  Net loss..........................          --       --             --         --        --       (6,544)     (6,544)
                                      ----------   -------   -----------   --------    ------     --------     -------
  Balances, December 31, 1999.......          --       --     30,000,000     33,366        --       (9,237)     24,129
  Issuance of Series A preferred
    stock in exchange for common
    stock...........................  30,000,000   29,123    (30,000,000)   (29,123)       --           --          --
  Issuance of Series B preferred
    stock (net of issuance cost of
    $35)............................   3,794,900   12,354             --         --        --           --      12,354
  Issuance of warrant in connection
    with issuance of Series B
    preferred stock.................          --       --             --                2,601           --       2,601
  Capital distributions.............          --       --             --     (4,243)       --           --      (4,243)
  Net income........................          --       --             --         --        --        1,043       1,043
                                      ----------   -------   -----------   --------    ------     --------     -------
  Balances, June 30, 2000...........  33,794,900   $41,477            --   $     --    $2,601     $ (8,194)    $35,884
                                      ==========   =======   ===========   ========    ======     ========     =======

                       SEE NOTES TO FINANCIAL STATEMENTS.

                                 NETGEAR, INC.
    (AN INDIRECT, MAJORITY-OWNED SUBSIDIARY OF NORTEL NETWORKS CORPORATION)
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                          PREDECESSOR COMPANY
                                       --------------------------
                                                        PERIOD         PERIOD
                                                         FROM           FROM
                                                      JANUARY 1,    SEPTEMBER 1,                       SIX MONTHS
                                        YEAR ENDED      1998 TO       1998 TO       YEAR ENDED       ENDED JUNE 30,
                                       DECEMBER 31,   AUGUST 31,    DECEMBER 31,   DECEMBER 31,   ---------------------
                                           1997          1998           1998           1999          1999        2000
                                       ------------   -----------   ------------   ------------   -----------   -------
                                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..................    $(6,185)       $(4,550)      $(2,693)       $ (6,544)      $(3,932)    $ 1,043
  Adjustments to reconcile net income
    (loss) to net cash provided by
    (used in) operating activities:
    Depreciation.....................         84            133           113             361           173         186
    Goodwill amortization............         --             --           112             335           167         167
    Loss on sale of fixed assets.....          4             --             5               1            --          --
    Deferred income taxes............         --             --            --              --            --        (972)
    Changes in assets and
      liabilities:
      Accounts receivable............     (5,248)        (6,817)       (4,233)        (12,924)       (5,940)        532
      Inventories....................     (3,568)           779        (2,269)         (8,063)       (5,327)     (3,423)
      Prepaids and other current
         assets......................         --             --            --             (12)           --      (1,127)
      Accounts payable...............      2,296          2,052         1,410           4,208         1,202      (6,681)
      Payable to Nortel Networks.....         --             --            --              --            --       4,712
      Accrued compensation and
         related benefits............        125            174            57             346           227        (241)
      Other accrued liabilities and
         warranty obligations........      1,221            287           165           3,403         2,177       1,389
      Income taxes payable...........         --             --            --              --            --       1,679
      Deferred revenue...............      3,666          3,170         4,324           6,083         5,149       2,759
                                         -------        -------       -------        --------       -------     -------
         Net cash provided by (used
           in) operating
           activities................     (7,605)        (4,772)       (3,009)        (12,806)       (6,104)         23
                                         -------        -------       -------        --------       -------     -------
Net cash used in investing
  activities --
  Property and equipment additions...       (198)          (444)         (138)           (186)          (86)       (261)
                                         -------        -------       -------        --------       -------     -------
Cash flows from financing activities:
  Net capital contributions
    (distributions) from (to)
    Parent...........................      7,619          4,255         4,460          22,106         9,838      (4,243)
  Proceeds from sale of preferred
    stock and warrant, net...........         --             --            --              --            --      14,955
                                         -------        -------       -------        --------       -------     -------
         Net cash provided by
           financing activities......      7,619          4,255         4,460          22,106         9,838      10,712
                                         -------        -------       -------        --------       -------     -------
Net increase (decrease) in cash......       (184)          (961)        1,313           9,114         3,648      10,474
Cash -- beginning of period..........      1,145            961            --           1,313         1,313      10,427
                                         -------        -------       -------        --------       -------     -------
Cash -- end of period................    $   961        $    --       $ 1,313        $ 10,427       $ 4,961     $20,901
                                         =======        =======       =======        ========       =======     =======
Noncash investing and financing
  activities:
Conversion of common stock into
  preferred stock....................    $    --        $    --       $    --        $     --       $    --     $29,123
                                         =======        =======       =======        ========       =======     =======

                       SEE NOTES TO FINANCIAL STATEMENTS.

                                 NETGEAR, INC.
    (AN INDIRECT, MAJORITY-OWNED SUBSIDIARY OF NORTEL NETWORKS CORPORATION)
                         NOTES TO FINANCIAL STATEMENTS
                         YEAR ENDED DECEMBER 31, 1997,
PERIOD FROM JANUARY 1, 1998 TO AUGUST 31, 1998, PERIOD FROM SEPTEMBER 1, 1998 TO
 DECEMBER 31, 1998, YEAR ENDED DECEMBER 31, 1999 AND SIX MONTHS ENDED JUNE 30,
                           1999 (UNAUDITED) AND 2000

1. ORGANIZATION AND NATURE OF BUSINESS

     NETGEAR, Inc. (the "Company"), an indirect, majority-owned subsidiary of Nortel Networks Corporation, was incorporated in Delaware in January 1996 and focuses on addressing the specific networking needs of users in the small business and home markets. Nortel Networks Corporation is a Canadian corporation whose common stock is publicly traded on the New York and Toronto stock exchanges, and together with its subsidiaries is referred to herein as "Nortel Networks."

     From its inception through August 31, 1998, the Company was a wholly owned subsidiary of Bay Networks, Inc., which was acquired by Nortel Networks on August 31, 1998 in a merger that was accounted for using the purchase method. In connection with the merger, Nortel Networks acquired substantially all of the assets and liabilities of Bay Networks, Inc., which included ownership of NETGEAR, and changed the name of "Bay Networks, Inc." to "Nortel Networks NA Inc" in April 1999. As a result of this ownership change, the financial statements reflect the effect of the purchase accounting adjustments that relate to NETGEAR in accordance with the Staff Accounting Bulletin No. 54 of the Securities and Exchange Commission. The financial statements of NETGEAR for periods prior to September 1, 1998 are referred to herein as the Predecessor Company financial statements. The aggregate purchase price allocated to NETGEAR as of August 31, 1998 was $6.8 million, based on the estimated fair value of the net assets of NETGEAR at that date. The allocation of the purchase price was to tangible assets of $23.1 million, assumed liabilities of $18.0 million and goodwill of $1.7 million. The goodwill is being amortized over five years.

     The Company was a wholly owned subsidiary of Nortel Networks until March 10, 2000. On March 10, 2000, the Company sold Series B preferred stock (representing approximately 11% of the Company) to a third-party investor. The Company also signed several agreements with Nortel Networks to facilitate its transition to become an independent Company (see Note 9).

     The term "Parent" refers to Bay Networks, Inc. for periods through August 31, 1998 and Nortel Networks for periods subsequent to August 31, 1998.

     The accompanying financial statements reflect the carved-out operations and financial position of the Company and the Predecessor Company as if they had been stand-alone entities for all periods presented. The financial statements include certain corporate costs of the Parent that were allocated to NETGEAR using procedures deemed appropriate for the nature of the expenses involved (see
Note 9). The procedures used various allocation bases such as net assets, headcount, square footage and direct effort expended. Although management is unable to determine the actual costs that would have been incurred if the services performed by the Parent had been purchased from independent third parties, management considers the allocation methodology described to be reasonable. The financial position, results of operations and cash flows of the Company may differ from those that would have been achieved had the Company operated independently of the Parent.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Inventories -- Inventories consist primarily of finished goods and are stated at the lower of cost (first-in, first-out basis) or market.

     Property, Plant and Equipment -- Property, plant and equipment are stated at cost. Provision for depreciation is calculated based on a straight-line basis over their expected useful lives. The expected useful lives range from two to five years.

                                 NETGEAR, INC.
    (AN INDIRECT, MAJORITY-OWNED SUBSIDIARY OF NORTEL NETWORKS CORPORATION)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                         YEAR ENDED DECEMBER 31, 1997,
PERIOD FROM JANUARY 1, 1998 TO AUGUST 31, 1998, PERIOD FROM SEPTEMBER 1, 1998 TO
 DECEMBER 31, 1998, YEAR ENDED DECEMBER 31, 1999 AND SIX MONTHS ENDED JUNE 30,
                           1999 (UNAUDITED) AND 2000

     Long-Lived Assets -- The Company evaluates long-lived assets for impairment using an undiscounted cash flow method whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

     Revenue Recognition -- The Company sells its products to both distributors and resellers. For domestic wholesale distributors, the Company defers revenue upon shipment to the wholesale distributors, and revenue is generally recognized upon subsequent resale by them. Sales made directly to domestic resellers are recognized upon shipment. For international sales, revenue is deferred upon shipment and generally recognized upon receipt of payment by the Company which is when title transfers. Provisions are made at the time the related revenue is recognized for estimating product returns, price protection and warranty.

     Warranties -- The Company's products are generally warranted for one to five years. Estimated future costs of repair, replacement, or customer accommodations are reflected in other accrued liabilities and long-term warranty obligations in the accompanying financial statements. Estimated warranty costs, based on historical experience by product, are accrued and recognized at the time the product revenue is recognized.

     Research and Development -- Research and development expenditures are charged to operations as incurred.

     Software Development Costs -- Certain of the Company's products include software. The Company considers technological feasibility to have been established upon completion of a working prototype after which the Company's suppliers complete debugging, systems integration and testing. Accordingly, no software development costs have been capitalized.

     Advertising Costs -- Advertising costs are expensed to operations as incurred. Advertising costs were $4,660,000 for 1997, $3,678,000 for the period from January 1 through August 31, 1998, $2,486,000 for the period from September 1 through December 31, 1998, $9,130,000 for the year ended December 31, 1999 and $7,187,000 for the period ended June 30, 2000.

     Foreign Currency Transactions -- Certain of the Company's sales and accounts receivable are denominated in foreign currency. Foreign currency transaction losses, net, were $498,000 for 1997, $25,000 for the period from January 1 through August 31, 1998, $152,000 for the period from September 1 through December 31, 1998, $55,000 for the year ended December 31, 1999 and $63,000 for the period ended June 30, 2000.

     Income Taxes -- The taxable loss of the Company for the period from inception to December 31, 1997 and each of the two years ended December 31, 1999, was included in the consolidated income tax returns of Bay Networks, Inc. for periods through August 31, 1998, and of Nortel Networks, for periods after August 31, 1998. The Company is not reimbursed for the benefits realized by the Parent for utilization of the Company's tax losses. Therefore, no asset is recognized for such benefits in the Company's financial statements. For reporting purposes, the Company has used the asset and liability method in accounting for income taxes, prescribed in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Stock Based Compensation -- The Company's employees received options under stock option plans of the Parent until March 2000 and now participate in the Company's plans. The Parent and the Company account for their employee stock option plans in accordance with the provisions of Accounting Principles

                                 NETGEAR, INC.
    (AN INDIRECT, MAJORITY-OWNED SUBSIDIARY OF NORTEL NETWORKS CORPORATION)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                         YEAR ENDED DECEMBER 31, 1997,
PERIOD FROM JANUARY 1, 1998 TO AUGUST 31, 1998, PERIOD FROM SEPTEMBER 1, 1998 TO
 DECEMBER 31, 1998, YEAR ENDED DECEMBER 31, 1999 AND SIX MONTHS ENDED JUNE 30,
                           1999 (UNAUDITED) AND 2000

Board Opinion No. 25, Accounting for Stock Issued to Employees and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation.

     Net Income (Loss) per Share -- Basic net income (loss) per share excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock (convertible preferred stock, a warrant and common stock options using the treasury stock method) were exercised or converted into common stock.

     Pro Forma Net Income (Loss) per Share -- Pro forma basic and diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period and the weighted average number of common shares resulting from the automatic conversion of outstanding shares of convertible preferred stock, which will occur upon the closing of the initial public offering contemplated by the Prospectus.

     Unaudited Pro Forma Information -- The unaudited pro forma information in the accompanying balance sheets assumes the conversion of the outstanding shares of convertible preferred stock into 33,794,900 shares of common stock resulting from the completion of an initial public offering as if it had actually occurred on June 30, 2000. Common shares issued resulting from such an initial public offering and its related estimated net proceeds are excluded from such pro forma information.

     Interim Financial Information -- The interim financial information for the six months ended June 30, 1999 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the six months ended June 30, 2000 are not necessarily indicative of results to be expected for the year ending December 31, 2000.

     Comprehensive Income (Loss) -- In accordance with Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, the Company reports by major components and as a single total, the change in its net assets during the period from nonowner sources. Comprehensive income (loss) for the years ended December 31, 1997, 1998 and 1999 and for the six months ended June 30, 1999 and 2000 was equal to net income (loss).

     Concentration of Credit Risk -- Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and accounts receivable. Management deposits all its cash with a single financial institution. Management periodically performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. The following schedule depicts significant customer balances as a percentage of total accounts receivable as of December 31:

                                                                                JUNE 30,
                       CUSTOMER                         1997    1998    1999      2000
                       --------                         ----    ----    ----    --------
A.....................................................   24%     42%     42%       40%
B.....................................................   21%     23%     19%       20%
C.....................................................   --      11%     11%       11%
D.....................................................   12%     --      --        --

                                 NETGEAR, INC.
    (AN INDIRECT, MAJORITY-OWNED SUBSIDIARY OF NORTEL NETWORKS CORPORATION)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                         YEAR ENDED DECEMBER 31, 1997,
PERIOD FROM JANUARY 1, 1998 TO AUGUST 31, 1998, PERIOD FROM SEPTEMBER 1, 1998 TO
 DECEMBER 31, 1998, YEAR ENDED DECEMBER 31, 1999 AND SIX MONTHS ENDED JUNE 30,
                           1999 (UNAUDITED) AND 2000

     Concentration of Suppliers -- Substantially all of the Company's products are manufactured by two third-party contract manufacturers. This concentration exposes the Company to the risk of manufacturing delays and the possibility of lost sales.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Certain Significant Risks and Uncertainties -- The Company operates in the networking industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position, results of operation or cash flows: advances and trends in technology underlying network products; overall demand for products offered by the Company; successful and timely completion of product development efforts; competitive pressures in the form of new products or price reductions on current products; certain strategic relationships or customer relationships; development of sales channels; changes in key suppliers and third-party manufacturers; litigation or claims against the Company based on intellectual property, patent, product, regulatory or other factors; risk associated with changes in domestic and international economic and/or political conditions or regulations; and the Company's ability to attract, train and retain employees necessary to support its growth.

     Recently Issued Accounting Standards -- In March 2000, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB Opinion No. 25. FIN 44 clarifies the application of APB Opinion No. 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. The Company will be required to implement FIN 44 beginning July 1, 2000. The Company is currently evaluating FIN 44 and does not expect the pronouncement to have a material effect on its financial position, results of operations or cash flows.

     In December 1999, the staff of the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements. SAB 101 summarizes certain of the SEC's views in applying GAAP to revenue recognition in financial statements. The Company is required to adopt SAB 101 in the fourth quarter of 2000. Although the Company believes its revenue recognition policies are in accordance with GAAP, the Company is currently assessing SAB 101 and has not yet determined its impact, if any, on the Company's financial statements.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), Accounting for Derivative Instruments and Hedging Activities. This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133, as amended, will be effective for the Company's fiscal year beginning January 1, 2001. Although the Company has not fully assessed the implications of SFAS No. 133, management does not believe adoption of this statement will have a material impact on the Company's financial position, results of operations or cash flows.

                                 NETGEAR, INC.
    (AN INDIRECT, MAJORITY-OWNED SUBSIDIARY OF NORTEL NETWORKS CORPORATION)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                         YEAR ENDED DECEMBER 31, 1997,
PERIOD FROM JANUARY 1, 1998 TO AUGUST 31, 1998, PERIOD FROM SEPTEMBER 1, 1998 TO
 DECEMBER 31, 1998, YEAR ENDED DECEMBER 31, 1999 AND SIX MONTHS ENDED JUNE 30,
                           1999 (UNAUDITED) AND 2000

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of:

                                                             DECEMBER 31,
                                                            ---------------    JUNE 30,
                                                            1998      1999       2000
                                                            -----    ------    --------
                                                                  (IN THOUSANDS)
Machinery.................................................  $ 189    $  207     $  243
Computer equipment........................................    433       550        711
Software..................................................    274       321        385
                                                            -----    ------     ------
                                                              896     1,078      1,339
Accumulated depreciation..................................   (352)     (710)      (896)
                                                            -----    ------     ------
                                                            $ 544    $  368     $  443
                                                            =====    ======     ======

4. OTHER ACCRUED LIABILITIES

     Other accrued liabilities consist of:

                                                             DECEMBER 31,
                                                           ----------------    JUNE 30,
                                                            1998      1999       2000
                                                           ------    ------    --------
                                                                  (IN THOUSANDS)
Accrued sales and marketing..............................  $1,087    $3,736     $4,089
Accrued expenses and others..............................     385       605      1,437
Accrued warranty.........................................     189       456        558
                                                           ------    ------     ------
                                                           $1,661    $4,797     $6,084
                                                           ======    ======     ======

5. COMMITMENTS

     The Company leases its domestic and international facilities under operating leases expiring through 2001. The Company's primary facility is leased from the Parent (see Note 9). Facilities expense was $694,000, $833,000, $505,000, $1,829,000 and $922,000, in 1997, the period from January 1, 1998 to
August 31, 1998, the period from September 1, 1998 to December 31, 1998, 1999 and the six months ended June 30, 2000, respectively. Future minimum rent payments are $101,000 for fiscal 2001.

     The Company has signed various employment agreements with key executives pursuant to which if their employment is terminated without cause, the employee is entitled to receive the base salary (and commission or bonus, as applicable) for 52 weeks (for the CEO) or 26 weeks (for other key executives), and will continue to have stock options vest for a one year period following termination.

6. STOCKHOLDERS' EQUITY

  Recapitalization and Stock Split

     On March 10, 2000, the Company changed its capital structure. The Board approved a 15,000-for-1 stock split of the outstanding shares of common stock. The 15 million post-split common shares, held by the Parent, were converted to the same number of Series A convertible preferred stock.

                                 NETGEAR, INC.
    (AN INDIRECT, MAJORITY-OWNED SUBSIDIARY OF NORTEL NETWORKS CORPORATION)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                         YEAR ENDED DECEMBER 31, 1997,
PERIOD FROM JANUARY 1, 1998 TO AUGUST 31, 1998, PERIOD FROM SEPTEMBER 1, 1998 TO
 DECEMBER 31, 1998, YEAR ENDED DECEMBER 31, 1999 AND SIX MONTHS ENDED JUNE 30,
                           1999 (UNAUDITED) AND 2000

     On August 29, 2000, the Board of Directors adopted a two-for-one stock split, subject to stockholders' approval, on the then outstanding shares, warrant and options. The Company's stockholders approved this resolution on
              , 2000.

     All historical share and per share data has been restated to retroactively reflect the above stock splits.

  Convertible Preferred Stock

     Significant terms of the convertible preferred stock are as follows:

     - Each share of Series A and Series B preferred stock is convertible, at the option of the holder, into such number of common stock as determined by dividing $3.95 by the respective conversion price. The Series A and Series B conversion price was set at $3.95 per share. In addition, each share of preferred stock will automatically be converted into common stock upon the closing of a public offering of common stock with gross proceeds of at least $25,000,000 to the Company at a valuation of at least $300,000,000.

     - Each share has the right to vote equal to the number of shares of common stock into which it is convertible.

     - In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A and Series B preferred stock shall receive, prior to any distribution to holders of common stock, $3.95 per share for Series A and Series B preferred stock, plus any declared but unpaid dividends. Any remaining assets will be distributed among the holders of Series A and Series B preferred stock and common stock, pro rata, based on the number of shares of common stock held by each stockholder on an as-converted basis.

  Common Stock Warrant

     In connection with the sale of the Series B preferred stock, the Company granted a third-party investor a warrant to purchase up to 3,000,000 shares of common stock at $5.00 per share. The warrant terminates on May 15, 2001 and is contingently exercisable within 45 days following the first of the following events prior to March 31, 2001: (i) closing of an initial public offering resulting in gross proceeds of at least $25,000,000 at a valuation of no less than $300,000,000 or (ii) merger of the Company with another corporation in which the Company is not the surviving corporation for total consideration greater than $300,000,000. The estimated fair value of the warrant was recorded when it was probable that the contingency related to the exercise of the warrant would be resolved. The fair value of $2,601,000 was estimated using the Black-Scholes option pricing model with the following assumptions: no dividends, risk-free rate of 6.4%, volatility of 71% and contractual life of one year.

                                 NETGEAR, INC.
    (AN INDIRECT, MAJORITY-OWNED SUBSIDIARY OF NORTEL NETWORKS CORPORATION)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                         YEAR ENDED DECEMBER 31, 1997,
PERIOD FROM JANUARY 1, 1998 TO AUGUST 31, 1998, PERIOD FROM SEPTEMBER 1, 1998 TO
 DECEMBER 31, 1998, YEAR ENDED DECEMBER 31, 1999 AND SIX MONTHS ENDED JUNE 30,
                           1999 (UNAUDITED) AND 2000

  Common Stock Reserved for Future Issuance

     At June 30, 2000, the Company has reserved the following shares of common stock for issuance in connection with:

Conversion of convertible preferred stock................  33,794,900
Warrant issued and outstanding...........................   3,000,000
Options issued and outstanding...........................   4,036,058
Options available under stock option plan................   1,963,942
                                                           ----------
                                                           42,794,900
                                                           ==========

  Parent Stock Option Plans

     Until March 2000, certain employees of the Company received grants of nonqualifying stock options under Parent stock option plans. The stock options were granted at the market price on the date of grant and expire on the tenth anniversary date. The stock options granted generally vest over three years.

     Subsequent to the initial public offering contemplated by this Prospectus, if Nortel Networks' ownership of the Company falls below 50%, the stock options vested under Parent's 1986 Stock Option Plan are expected to be exercised immediately. Stock options vested under the 1994 Stock Option Plan are expected to be exercised within three months of the initial public offering. Any unvested stock options will terminate immediately upon Nortel Networks' ownership of the Company falling below 50%.

     Additional information with respect to stock options under the Parent plans is as follows:

                                                                              WEIGHTED
                                                                              AVERAGE
                                                              NUMBER OF    EXERCISE PRICE
                                                               OPTIONS       PER SHARE
                                                              ---------    --------------
Outstanding, January 1, 1997................................   496,052         $ 7.04
Granted (weighted average fair value of $3.23)..............   197,986           9.09
Exercised...................................................   (13,200)          7.89
                                                              --------         ------
Outstanding, December 31, 1997 (327,303 exercisable)........   680,838           7.62
Granted (weighted average fair value of $4.47)..............   204,454          12.36
Exercised...................................................   (40,128)          7.55
Canceled....................................................    (1,696)          8.71
                                                              --------         ------
Outstanding, December 31, 1998 (436,294 exercisable)........   843,468           8.77
Granted (weighted average fair value of $9.19)..............    30,000          21.76
Exercised...................................................  (296,912)          7.87
Canceled....................................................      (750)         10.84
                                                              --------         ------
Outstanding, December 31, 1999 (312,414 exercisable)........   575,806           9.91
Granted (weighted average fair value of $29.78).............     5,600          65.49
Exercised...................................................  (141,152)          6.36
Canceled....................................................      (450)         10.84
                                                              --------         ------
Outstanding, June 30, 2000 (218,969 exercisable)............   439,804         $11.76
                                                              ========         ======

                                 NETGEAR, INC.
    (AN INDIRECT, MAJORITY-OWNED SUBSIDIARY OF NORTEL NETWORKS CORPORATION)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                         YEAR ENDED DECEMBER 31, 1997,
PERIOD FROM JANUARY 1, 1998 TO AUGUST 31, 1998, PERIOD FROM SEPTEMBER 1, 1998 TO
 DECEMBER 31, 1998, YEAR ENDED DECEMBER 31, 1999 AND SIX MONTHS ENDED JUNE 30,
                           1999 (UNAUDITED) AND 2000

     Additional information regarding options outstanding as of June 30, 2000 is as follows:

                            OPTIONS OUTSTANDING
                   -------------------------------------    OPTIONS EXERCISABLE
                                              WEIGHTED     ----------------------
                                 WEIGHTED     AVERAGE                    WEIGHTED
                                 AVERAGE     REMAINING                   AVERAGE
    RANGE OF         NUMBER      EXERCISE   CONTRACTUAL      NUMBER      EXERCISE
 EXERCISE PRICES   OUTSTANDING    PRICE     LIFE (YEARS)   EXERCISABLE    PRICE
 ---------------   -----------   --------   ------------   -----------   --------
  $2.21 - $6.71       45,936      $ 5.56        6.10          33,025      $ 5.49
  $6.72 - $7.91       15,618        6.86        6.74           7,891        6.93
      $8.13           69,066        8.13        6.33          67,626        8.13
 $ 8.28 - $10.00      98,530        9.87        6.79          53,216        9.81
 $10.15 - $13.34      53,595       11.70        7.65          23,284       11.79
     $13.41          117,165       13.41        8.14          27,449       13.41
 $13.54 - $58.97      35,894       22.17        8.49           6,478       15.69
     $70.44            4,000       70.44        9.74              --          --
                     -------      ------        ----         -------      ------
                     439,804      $11.76        7.27         218,969      $ 9.37
                     =======      ======        ====         =======      ======

  Company Stock Option Plan

     In April 2000, the Company adopted the 2000 Stock Option Plan (the "Plan"). Under the Plan, the Company may grant stock options to purchase up to 6,000,000 shares of common stock of the Company to employees, officers, directors and consultants at prices not less than the fair market value at the date of grant for incentive and nonstatutory stock options as determined by the Board of Directors. These options generally expire ten years from the date of grant and vest with respect to 25% of the shares after 12 months of service and the remaining 75% in equal monthly installments over the next 36 months of service. At June 30, 2000, 1,963,942 shares were available for future grant under the Plan.

     Option activity under the Plan is as follows:

                                                                           WEIGHTED
                                                                            AVERAGE
                                                                           EXERCISE
                                                              NUMBER OF      PRICE
                                                               OPTIONS     PER SHARE
                                                              ---------    ---------
Granted (weighted average fair value of $1.81)..............  4,036,058      $3.95
Canceled....................................................         --         --
Exercised...................................................         --         --
                                                              ---------      -----
Outstanding, June 30, 2000 (zero exercisable)...............  4,036,058      $3.95
                                                              =========      =====

     Additional information regarding options outstanding under the Plan as of June 30, 2000 is as follows:

                         OPTIONS OUTSTANDING
                -------------------------------------    OPTIONS EXERCISABLE
                                           WEIGHTED     ----------------------
                              WEIGHTED     AVERAGE                    WEIGHTED
                              AVERAGE     REMAINING                   AVERAGE
                  NUMBER      EXERCISE   CONTRACTUAL      NUMBER      EXERCISE
EXERCISE PRICE  OUTSTANDING    PRICE     LIFE (YEARS)   EXERCISABLE    PRICE
--------------  -----------   --------   ------------   -----------   --------
    $3.95        4,036,058     $3.95         9.76           --          $--
                 =========     =====                         ==         ===

                                 NETGEAR, INC.
    (AN INDIRECT, MAJORITY-OWNED SUBSIDIARY OF NORTEL NETWORKS CORPORATION)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                         YEAR ENDED DECEMBER 31, 1997,
PERIOD FROM JANUARY 1, 1998 TO AUGUST 31, 1998, PERIOD FROM SEPTEMBER 1, 1998 TO
 DECEMBER 31, 1998, YEAR ENDED DECEMBER 31, 1999 AND SIX MONTHS ENDED JUNE 30,
                           1999 (UNAUDITED) AND 2000

     As discussed in Note 2, the Parent and the Company apply APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options. As the Company has granted its stock options with exercise prices equal to the estimated fair value of the related common stock, no compensation has been recognized in the financial statements for its stock-based compensation plans.

     SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income (loss) had the Company adopted the fair value method since inception. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Parent's and the Company's calculations were made using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                          1997    1998    1999    2000
                                                          ----    ----    ----    ----
Parent plan:
  Risk-free interest rate...............................   5.0%    4.8%    6.2%    6.0%
  Expected dividends....................................  0.67%   0.51%   0.22%   0.16%
  Expected volatility...................................    31%     42%     56%     63%
  Expected life in years................................     6       5       4       4
Company plan:
  Risk-free interest rate...............................    --      --      --     6.8%
  Expected dividends....................................    --      --      --    none
  Expected volatility...................................    --      --      --      71%
  Expected life in years................................    --      --      --       4

     The calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the awards had been amortized to expense over the vesting period of the awards, pro forma net loss and net loss per share would appear as follows (in thousands, except per share data):

                                                      PERIOD FROM   PERIOD FROM
                                           YEAR       JANUARY 1,    SEPTEMBER 1,       YEAR       SIX MONTHS
                                          ENDED         1998 TO       1998 TO         ENDED         ENDED
                                       DECEMBER 31,   AUGUST 31,    DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                           1997          1998           1998           1999          2000
                                       ------------   -----------   ------------   ------------   ----------
Net income (loss)
  As reported........................    $(6,185)       $(4,550)      $(2,693)       $(6,544)      $ 1,043
  Pro forma..........................     (6,656)        (5,014)       (2,925)        (7,231)          (80)
Net income (loss) per basic share
  As reported........................     (0.206)        (0.152)       (0.090)        (0.218)        0.090
  Pro forma..........................     (0.222)        (0.167)       (0.098)        (0.241)       (0.007)
Net income (loss) per diluted share
  As reported........................     (0.206)        (0.152)       (0.090)        (0.218)        0.032
  Pro forma..........................     (0.222)        (0.167)       (0.098)        (0.241)       (0.002)

                                 NETGEAR, INC.
    (AN INDIRECT, MAJORITY-OWNED SUBSIDIARY OF NORTEL NETWORKS CORPORATION)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                         YEAR ENDED DECEMBER 31, 1997,
PERIOD FROM JANUARY 1, 1998 TO AUGUST 31, 1998, PERIOD FROM SEPTEMBER 1, 1998 TO
 DECEMBER 31, 1998, YEAR ENDED DECEMBER 31, 1999 AND SIX MONTHS ENDED JUNE 30,
                           1999 (UNAUDITED) AND 2000

7. NET INCOME (LOSS) PER SHARE

     For the years ended December 31, 1997, 1998 and 1999, all of the outstanding common stock of the Company was owned by the Parent, and basic and diluted net loss per share amounts were computed by dividing the net loss for the period by 30,000,000 common shares outstanding.

     The following table presents information necessary to calculate basic and diluted net income per common and common equivalent share for the six months ended June 30, 2000:

Weighted average shares outstanding -- basic................   11,538,462
Convertible preferred stock.................................   20,796,862
Outstanding options.........................................      262,337
                                                              -----------
Weighted average shares and equivalents -- diluted..........   32,597,661
                                                              ===========
Net income for basic and diluted earnings per share
  computation...............................................  $ 1,043,000
                                                              ===========
Net income per share -- basic...............................  $      0.09
                                                              ===========
Net income per share -- diluted.............................  $      0.03
                                                              ===========

     For the period ended June 30, 2000, the Company had security outstanding which could potentially dilute basic net income per share in the future, but were excluded in the computation of diluted net income per share as their effect would have been antidilutive. Such outstanding security consists of a warrant to purchase 3,000,000 shares of common stock.

8. INCOME TAXES

     The operating results of the Company were included in the consolidated income tax returns of the Parent. The methodology for allocating tax expense (benefit) with the Parent is set forth in Note 2.

     The provision for income taxes consists of the following (in thousands):

                                              PERIOD FROM   PERIOD FROM
                                              JANUARY 1,    SEPTEMBER 1,                  SIX MONTHS
                                YEAR ENDED      1998 TO       1998 TO       YEAR ENDED      ENDED
                               DECEMBER 31,   AUGUST 31,    DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                   1997          1998           1998           1999          2000
                               ------------   -----------   ------------   ------------   ----------
Current:
  Federal....................      $ --          $ --           $ --           $ --         $1,307
  State......................        --            --             --             --            372
                                   ----          ----           ----           ----         ------
                                     --            --             --             --          1,679
                                   ----          ----           ----           ----         ------
Deferred:
  Federal....................        --            --             --             --           (756)
  State......................        --            --             --             --           (216)
                                   ----          ----           ----           ----         ------
                                     --            --             --             --           (972)
                                   ----          ----           ----           ----         ------
Provision for income taxes...      $ --          $ --           $ --           $ --         $  707
                                   ====          ====           ====           ====         ======

                                 NETGEAR, INC.
    (AN INDIRECT, MAJORITY-OWNED SUBSIDIARY OF NORTEL NETWORKS CORPORATION)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                         YEAR ENDED DECEMBER 31, 1997,
PERIOD FROM JANUARY 1, 1998 TO AUGUST 31, 1998, PERIOD FROM SEPTEMBER 1, 1998 TO
 DECEMBER 31, 1998, YEAR ENDED DECEMBER 31, 1999 AND SIX MONTHS ENDED JUNE 30,
                           1999 (UNAUDITED) AND 2000

     The Company's deferred income tax assets are comprised of the following (in thousands):

                                                          DECEMBER 31,
                                                       ------------------     JUNE 30,
                                                        1998       1999         2000
                                                       -------    -------    ----------
Net deferred tax assets:
  Accruals deductible in different periods...........  $   994    $ 1,977     $ 2,501
  Deferred revenue...................................    1,411      2,164       2,497
  Goodwill amortization and non-current accruals.....     (589)      (331)       (216)
                                                       -------    -------     -------
                                                         1,816      3,810       4,782
Valuation allowance -- current and non-current.......   (1,816)    (3,810)     (3,810)
                                                       -------    -------     -------
     Total...........................................  $    --    $    --     $   972
                                                       =======    =======     =======

     Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's valuation allowance reduces the carrying amount of the net deferred tax assets to the amount that the Company believes is more likely than not of realizing.

     The Company's effective tax rate differs from the federal statutory tax rate as follows:

                                          PREDECESSOR COMPANY
                                       --------------------------
                                                      PERIOD FROM   PERIOD FROM
                                                      JANUARY 1,    SEPTEMBER 1,                  SIX MONTHS
                                        YEAR ENDED      1998 TO       1998 TO       YEAR ENDED      ENDED
                                       DECEMBER 31,   AUGUST 31,    DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                           1997          1998           1998           1999          2000
                                       ------------   -----------   ------------   ------------   ----------
Federal statutory tax rate...........     (35.0)%        (35.0)%       (35.0)%        (35.0)%        35.0%
State income tax.....................      (6.0)          (6.0)         (6.0)          (6.0)          6.0
Tax operating losses utilized by
  Parent.............................      24.4           26.0          26.0           19.2            --
Other................................        --            0.2           0.2             --          (0.6)
Valuation allowance..................      16.6           14.8          14.8           21.8            --
                                          -----          -----         -----          -----          ----
Effective tax rate...................        --%            --%           --%            --%         40.4%
                                          =====          =====         =====          =====          ====

9. RELATED PARTY TRANSACTIONS -- PARENT

     The Company's costs and expenses include allocations from Nortel Networks for centralized legal, accounting, treasury, real estate, information technology, distribution, customer service, sales, marketing, engineering, and other Parent corporate services and infrastructure costs. These allocations have been determined on bases that the Parent and NETGEAR considered to be reasonable reflections of the utilization of services provided or the benefit received by NETGEAR. The allocation methods include net assets, headcount, square footage and direct effort expended. In addition, the Company has derived certain revenue and purchased certain products from Nortel Networks during the period.

     As discussed in Note 1 and Note 6, the Company changed its capital structure on March 10, 2000. For purposes of governing certain of the ongoing relationships between NETGEAR and Nortel Networks at and after March 10, 2000, and to provide for an orderly transition, NETGEAR and Nortel Networks entered into various agreements. A brief description of each of the agreements follows.

                                 NETGEAR, INC.
    (AN INDIRECT, MAJORITY-OWNED SUBSIDIARY OF NORTEL NETWORKS CORPORATION)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                         YEAR ENDED DECEMBER 31, 1997,
PERIOD FROM JANUARY 1, 1998 TO AUGUST 31, 1998, PERIOD FROM SEPTEMBER 1, 1998 TO
 DECEMBER 31, 1998, YEAR ENDED DECEMBER 31, 1999 AND SIX MONTHS ENDED JUNE 30,
                           1999 (UNAUDITED) AND 2000

  Contribution Agreement

     Nortel Networks transferred to the Company its rights in and to the NETGEAR and GearGuy trademarks and certain technical trade secrets, its interest in executory contracts with distributors and suppliers of the Company's products, equipment, personal property and fixtures used by employees and contractors dedicated to the Company's business and the records relating to the Company's business.

  Transition Services Agreement

     Nortel Networks agreed to provide administrative, financial, management and other services for a period of six months ending September 10, 2000. Additionally, Nortel Networks will provide property and casualty insurance for as long as it maintains a 50% or greater ownership interest in NETGEAR. In the opinion of management, fees associated with this agreement were made on a reasonable and consistent basis; however, they are not necessarily indicative of, and it is not practical for management to determine the level of, expenses which might have been incurred had NETGEAR been operating as a separate stand-alone company.

  Intellectual Property License Agreement

     The Company received a perpetual, non-exclusive, royalty-free license to continue to use Nortel Networks' world-wide intellectual property rights underlying the Company's products, other than those rights transferred pursuant to the contribution agreement, for use in the production, distribution and sale of the Company's products.

  Loaned Employee Agreement

     Nortel Networks agreed in March 2000 to provide the Company with the services of 16 persons employed by Nortel Networks in exchange for fees, based upon allocation of its current costs associated with such personnel, including all of the international sales and marketing personnel currently providing services to the Company.

  Inter-company Balance

     Prior to March 10, 2000, the inter-company balance due to Nortel Networks was considered a contribution to the capital of NETGEAR. Subsequent to March 10, 2000, NETGEAR will reimburse Nortel Networks for services described above. The following table presents inter-company transactions and balances between NETGEAR and Nortel Networks subsequent to March 10, 2000 (in thousands):

Balance at March 11, 2000...................................  $   --
Allocation of corporate services............................   1,206
Sales and marketing.........................................   2,173
Inventory purchases.........................................     835
Intercompany sales..........................................     (67)
Other.......................................................     234
Payroll expenditures........................................     880
Trade receivable collected by Parent........................    (549)
                                                              ------
Balance at June 30, 2000....................................  $4,712
                                                              ======
Average balance during the period...........................  $2,356
                                                              ======

                                 NETGEAR, INC.
    (AN INDIRECT, MAJORITY-OWNED SUBSIDIARY OF NORTEL NETWORKS CORPORATION)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                         YEAR ENDED DECEMBER 31, 1997,
PERIOD FROM JANUARY 1, 1998 TO AUGUST 31, 1998, PERIOD FROM SEPTEMBER 1, 1998 TO
 DECEMBER 31, 1998, YEAR ENDED DECEMBER 31, 1999 AND SIX MONTHS ENDED JUNE 30,
                           1999 (UNAUDITED) AND 2000

     Revenue and products purchased from the Parent, allocated costs and other intercompany transactions included in the accompanying statements of operations are as follows (in thousands):

                                     PREDECESSOR COMPANY
                                  --------------------------
                                                 PERIOD FROM   PERIOD FROM
                                                 JANUARY 1,    SEPTEMBER 1,                    SIX MONTHS
                                   YEAR ENDED      1998 TO       1998 TO       YEAR ENDED    ENDED JUNE 30,
                                  DECEMBER 31,   AUGUST 31,    DECEMBER 31,   DECEMBER 31,   ---------------
                                      1997          1998           1998           1999        1999     2000
                                  ------------   -----------   ------------   ------------   ------   ------
Revenue.........................      $(22)         $(48)          $(58)         $ (184)     $  (57)  $ (270)
Cost of revenue.................        --            --            968           3,465       1,426    1,546
Research and development........       198           177            107             350         176      115
Sales and marketing.............       736           907            581           1,676         823    3,667
General and administrative......       736           910            548           2,224       1,105      984

10. SEGMENT INFORMATION, OPERATIONS BY GEOGRAPHIC AREA AND SIGNIFICANT CUSTOMERS

     The Company operates primarily in one industry segment: the development, marketing and sale of networking products for the small office and home markets. NETGEAR's headquarters and most of its operations are located in the United States. The Company also conducts sales, marketing and customer service activities through several small offices in Europe and Asia. Geographic revenue information is based on the location of the reseller or distributor.

  Geographic Information

     Revenue consists of (in thousands):

                               PREDECESSOR COMPANY
                            -------------------------
                                             PERIOD        PERIOD
                                              FROM          FROM
                                YEAR       JANUARY 1,   SEPTEMBER 1,       YEAR          SIX MONTHS
                               ENDED        1998 TO       1998 TO         ENDED        ENDED JUNE 30,
                            DECEMBER 31,   AUGUST 31,   DECEMBER 31,   DECEMBER 31,   -----------------
                                1997          1998          1998           1999        1999      2000
                            ------------   ----------   ------------   ------------   -------   -------
     United States........    $12,498       $18,821       $17,278        $ 73,406     $30,298   $55,283
     Europe...............      4,733         5,900         3,365          20,666       8,125    18,069
     Asia Pacific(1)......      1,835         1,992         1,702           7,661       2,943     6,078
     Japan................      6,887         5,649         2,343           8,530       4,463     3,709
     Rest of the world....        188           439           411           1,593         770       597
                              -------       -------       -------        --------     -------   -------
                              $26,141       $32,801       $25,099        $111,856     $46,599   $83,736
                              =======       =======       =======        ========     =======   =======

------------
(1) Excluding Japan.

                                 NETGEAR, INC.
    (AN INDIRECT, MAJORITY-OWNED SUBSIDIARY OF NORTEL NETWORKS CORPORATION)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                         YEAR ENDED DECEMBER 31, 1997,
PERIOD FROM JANUARY 1, 1998 TO AUGUST 31, 1998, PERIOD FROM SEPTEMBER 1, 1998 TO
 DECEMBER 31, 1998, YEAR ENDED DECEMBER 31, 1999 AND SIX MONTHS ENDED JUNE 30,
                           1999 (UNAUDITED) AND 2000

     Long-lived assets consist of (in thousands):

                                                              DECEMBER 31,
                                                              ------------    JUNE 30,
                                                              1998    1999      2000
                                                              ----    ----    --------
United States...............................................  $525    $337      $381
Asia Pacific................................................     8      12         8
Europe......................................................    11      19        54
                                                              ----    ----      ----
                                                              $544    $368      $443
                                                              ====    ====      ====

  Significant Customers (as a Percentage of Revenue)

                  PREDECESSOR COMPANY
               -------------------------
                                PERIOD
                                 FROM         PERIOD
                               JANUARY         FROM
                                  1,       SEPTEMBER 1,                       SIX MONTHS
                YEAR ENDED     1998 TO       1998 TO       YEAR ENDED       ENDED JUNE 30,
               DECEMBER 31,   AUGUST 31,   DECEMBER 31,   DECEMBER 31,      --------------
CUSTOMER           1997          1998          1998           1999          1999      2000
--------       ------------   ----------   ------------   ------------      ----      ----
   A                25%           31%           37%            34%           34%       32%
   B                13%           20%           21%            18%           15%       20%
   C                14%           11%           --             --            10%       11%
   D                11%           --            --             --            --       -- ....
E.......            11%           --            --             --            --       -- ....

11. EMPLOYEE BENEFIT PLAN

     Until March 2000, the Parent offered participation in a 401(k) retirement savings plan to the employees of the Company. Under the Plan, employees could defer up to 15% of their compensation to a tax-deferred savings account, up to the maximum allowable IRS deduction, and the Parent matched one half of each dollar contributed up to the first 5% of compensation, limited to a maximum of $1,500. The Parent charged the Company expenses of $82,000 for 1997, $99,000 for the period from January 1 through August 31, 1998, $61,000 for the period from September 1 through December 31, 1998, $42,000 for the year ended December 31, 1999, and $16,000 for the three months ended March 31, 2000. In April 2000, the Company adopted the NETGEAR 401(k) Plan to which employees could contribute up to 15% of salary subject to the legal maximum. The Company contributes an amount equal to 50% of the first 5% of the employees' contribution. The maximum Company contribution is $1,500 per year. The Company expensed $20,000 related to the NETGEAR 401(k) Plan for the three months ended June 30, 2000.

12. SUBSEQUENT EVENTS

     On August 29, 2000, the Board of Directors approved, subject to stockholders' approval, the following:

     - An amendment to the Certificate of Incorporation to (i) increase the authorized number of shares of common stock by 40,000,000 shares to 60,000,000 shares, (ii) increase the authorized number of shares of preferred stock by 16,897,452 shares to 33,794,904 shares, (iii) effect a two-for-one stock split (see Note 6).

     - The new 2000 Stock Plan, which becomes effective upon the closing of the initial public offering, provides for: (a) a total of 2,000,000 shares of common stock reserved for grant or issuance (b) an

                                 NETGEAR, INC.
    (AN INDIRECT, MAJORITY-OWNED SUBSIDIARY OF NORTEL NETWORKS CORPORATION)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                         YEAR ENDED DECEMBER 31, 1997,
PERIOD FROM JANUARY 1, 1998 TO AUGUST 31, 1998, PERIOD FROM SEPTEMBER 1, 1998 TO
 DECEMBER 31, 1998, YEAR ENDED DECEMBER 31, 1999 AND SIX MONTHS ENDED JUNE 30,
                           1999 (UNAUDITED) AND 2000

       automatic annual increase in the number of shares reserved for issuance under the plan each year by a number of shares equal to the lesser of (i) 2,000,000 shares, (ii) 2% of the then outstanding shares of common stock or (iii) a lesser amount determined by the Board.

     - The 2000 Employee Stock Purchase Plan for which the Board reserved 500,000 shares of common stock with an automatic annual increase in the number of shares reserved for issuance under the plan each year by a number of shares equal to the lesser of (i) 1,000,000 shares, (ii) 0.5% of the outstanding shares on such date or (iii) a lesser amount determined by the Board.

     - The amendment and restatement of the Company's Certificate of Incorporation, immediately following the Public Offering, to (i) increase the authorized capital stock of the Company to 200,000,000 shares of common stock, (ii) authorize 5,000,000 shares of Preferred Stock.

                                   * * * * *

EDGAR description of inside back cover:

     Gear Guy in Gearland logo: Gear Guy is a cartoon drawing of a full body profile of a gentleman with glasses and dress in blue that is holding an oversized gear under his arm. Gearland is a landscape of large gears.

     Caption: Our suite of branded, easy-to-use, reliable and technologically advanced networking products enable small businesses and homes to share Internet access, peripherals, digital content and applications among multiple personal computers and other network enabled devices. Our family of products includes the key components for a small business or home network: routers, cable modems, network interfaces, hubs, switches and network disk and printer servers.

                                 [NETGEAR LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                              AMOUNT TO BE
                                                                  PAID
                                                              ------------
SEC registration fee........................................       $
NASD filing fee Nasdaq National Market listing fee..........        *
Printing and engraving......................................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Blue sky fees and expenses (including legal fees)...........        *
Transfer agent and registrar fees...........................        *
Miscellaneous...............................................        *
                                                                   --
     Total..................................................       $*
                                                                   ==

------------
* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit this indemnification under certain circumstances and subject to certain limitations.

     The registrant's certificate of incorporation and bylaws provide that the registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

     In addition, the registrant intends to enter into separate indemnification agreements with its directors, officers and certain employees which would require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. The registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.

     These indemnification provisions and the indemnification agreement to be entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The registrant has sold and issued the following securities since September 7, 1997:

     (a) On August 29, 2000, we issued an aggregate of 702,000 options to purchase our common stock at an exercise price of 6.34 per share to certain employees.

     (b) On July 18, 2000, we issued an aggregate of 492,000 options to purchase our common stock at an exercise price of $4.27 per share to certain employees.

     (c) On April 5, 2000, we issued an aggregate of 4,036,058 options to purchase our common stock at an exercise price of $3.95 per share to certain employees.

     (d) On March 10, 2000, we issued and sold an aggregate of 3,794,900 Series B preferred stock to Pequot Private Equity Fund II, L.P. for an aggregate purchase price of $15.0 million. The Series B Preferred Stock is convertible into an equal number of shares of common stock, subject to future adjustments for dilution.

     (e) On March 10, 2000 we granted a fully vested warrant to purchase an aggregate of 3,000,000 shares of our common stock to Pequot Private Equity Fund II, L.P. for an aggregate exercise price of $15.0 million.

     The issuance of securities describe in item 15(a) through 15(e) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in these transactions. The sale of these securities were made without general solicitation or advertising.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed herewith:


EXHIBIT
 NUMBER                            EXHIBIT TITLE
-------                            -------------
   1.1**    Form of Underwriting Agreement.
   3.1**    Amended and Restated Certificate of Incorporation of
            registrant.
   3.2**    Form of Amended and Restated Certificate of Incorporation of
            registrant.
   3.3**    Form of Certificate of registrant to be filed upon the
            closing of the offering made under the registration
            statement.
   3.4**    Bylaws of the registrant.
   3.5**    Bylaws of registrant to be filed upon the closing of the
            offering made under the registration statement.
   4.1**    Series B Convertible Participating Preferred Stock Purchase
            Agreement.
   4.2**    Warrant to Purchase Common Stock of registrant.
   4.3**    Investor Rights Agreement.
   4.4**    Stockholders' Voting Agreement.
   4.5**    Amendment and Waiver of Right.
    5.1*    Opinion of Wilson, Sonsini, Goodrich & Rosati, P.C.
  10.1**    Form of Indemnification Agreement for directors and
            officers.
   10.2     2000 Stock Option Plan and forms of agreements thereunder.
  10.3**    New 2000 Stock Plan and forms of agreements thereunder to be effective upon the closing of the offering made under the
            registration statement.
  10.4**    2000 Employee Stock Purchase Plan to be effective upon the closing of the offering made under the registration
            statement.
  10.5**    Employment Agreement between registrant and Patrick C.S. Lo.
  10.6**    Employment Agreement between registrant and Stephen J. Dix.
  10.7**    Employment Agreement between registrant and Richard A.
            Fabiano.
  10.8**    Employment Agreement between registrant and Mark G. Merrill.
  10.9**    Employment Agreement between registrant and Arthur J. Smith.
 10.10**    Employment Agreement between registrant and Robert E.
            Collins.
 10.11**    Manufacturing agreement between registrant and Delta
            Networks.
 10.12**    Manufacturing agreement between registrant and Lite-On
            Communications.
  10.13+    Master Product Purchasing, Testing and Order Fulfillment
            Agreement between registrant and Celestica Asia, Inc.

EXHIBIT
 NUMBER                            EXHIBIT TITLE
-------                            -------------
 10.14**    Transition Services Agreement between registrant and Nortel
            Networks NA Inc.
   10.15    Contribution Agreement between registrant and Nortel
            Networks NA Inc.
 10.16**    Intellectual Property License Agreement.
 10.17**    Sublease Agreement between registrant and Nortel Networks.
  10.18+    Distribution Agreement between registrant and Ingram Micro.
  10.19+    Distribution Agreement between registrant and Tech Data.
  21.1**    List of subsidiaries.
   23.1*    Consent of Deloitte & Touche LLP, Independent Auditors.
   23.2*    Independent Auditors' Report on Schedule.
   23.3*    Consent of Counsel (included in Exhibit 5.1).
   24.1     Power of Attorney (see page II-4 of the Registration
            Statement).
  27.1**    Financial Data Schedule (available in EDGAR format only).


------------
 * To be filed by amendment.


** Previously filed.



 + Confidential treatment requested.


     (b) Financial Statement Schedule.

     (1) Schedule II Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

     The undersigned registrant hereby undertakes that:

          For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, County of Santa Clara, State of California, on the 3rd day of October, 2000.


                                          NETGEAR, Inc.

                                          By:          /s/ PATRICK LO
                                            ------------------------------------
                                                         Patrick Lo
                                               (Principal Executive Officer)

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Patrick Lo and Robert Collins, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                   /s/ PATRICK LO                        President, Chief Executive     October 3, 2000
-----------------------------------------------------       Officer and Director
                     Patrick Lo                         (Principal Executive Officer)

                          *                               Vice President and Chief      October 3, 2000
-----------------------------------------------------         Financial Officer
                   Robert Collins                         (Principal Financial and
                                                             Accounting Officer)

                          *                                       Director              October 3, 2000
-----------------------------------------------------
                   Michael Ressner

                          *                                       Director              October 3, 2000
-----------------------------------------------------
                  Albert DeLorenzi

                          *                                       Director              October 3, 2000
-----------------------------------------------------
                     Susan King

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                          *                                       Director              October 3, 2000
-----------------------------------------------------
                   Michael Dadoun

                          *                                       Director              October 3, 2000
-----------------------------------------------------
                     Jerry Poch

                          *                                       Director              October 3, 2000
-----------------------------------------------------
                     Jim McNiel

                 *By: /s/ PATRICK LO
   ----------------------------------------------
                     Patrick Lo
                  Attorney-in-fact

                                 NETGEAR, INC.
       (AN INDIRECT, MAJORITY-OWNED SUBSIDIARY OF NORTEL NETWORKS, INC.)

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS

                                                BALANCE AT   CHARGED TO   DEDUCTIONS --
                                                BEGINNING    COSTS AND     WRITE-OFFS      BALANCE AT
                                                OF PERIOD     EXPENSES     OF ACCOUNTS    END OF PERIOD
                                                ----------   ----------   -------------   -------------
ALLOWANCE OF DOUBTFUL ACCOUNTS:
  December 31, 1999...........................  $1,275,236      475,417    $   (89,678)    $1,660,975
  December 31, 1998...........................     263,319    1,011,917             --      1,275,236
  December 31, 1997...........................      17,500      245,819             --        263,319
ACCRUED WARRANTY:
  December 31, 1999...........................  $  378,498   $1,698,239    $(1,164,831)    $  911,906
  December 31, 1998...........................     110,000      831,870       (563,372)       378,498
  December 31, 1997...........................      22,080      300,567       (212,647)       110,000

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER                            EXHIBIT TITLE
--------    ------------------------------------------------------------
   1.1**    Form of Underwriting Agreement.
   3.1**    Amended and Restated Certificate of Incorporation of
            registrant.
   3.2**    Form of Amended and Restated Certificate of Incorporation of
            registrant.
   3.3**    Form of Certificate of registrant to be filed upon the
            closing of the offering made under the registration
            statement.
   3.4**    Bylaws of the registrant.
   3.5**    Bylaws of registrant to be filed upon the closing of the
            offering made under the registration statement.
   4.1**    Series B Convertible Participating Preferred Stock Purchase
            Agreement.
   4.2**    Warrant to Purchase Common Stock of registrant.
   4.3**    Investor Rights Agreement.
   4.4**    Stockholders' Voting Agreement.
   4.5**    Amendment and Waiver of Right.
    5.1*    Opinion of Wilson, Sonsini, Goodrich & Rosati, P.C.
  10.1**    Form of Indemnification Agreement for directors and
            officers.
   10.2     2000 Stock Option Plan and forms of agreements thereunder.
  10.3**    New 2000 Stock Plan and forms of agreements thereunder to be effective upon the closing of the offering made under the
            registration statement.
  10.4**    2000 Employee Stock Purchase Plan to be effective upon the closing of the offering made under the registration
            statement.
  10.5**    Employment Agreement between registrant and Patrick C.S. Lo.
  10.6**    Employment Agreement between registrant and Stephen J. Dix.
  10.7**    Employment Agreement between registrant and Richard A.
            Fabiano.
  10.8**    Employment Agreement between registrant and Mark G. Merrill.
  10.9**    Employment Agreement between registrant and Arthur J. Smith.
 10.10**    Employment Agreement between registrant and Robert E.
            Collins.
 10.11**    Manufacturing agreement between registrant and Delta
            Networks.
 10.12**    Manufacturing agreement between registrant and Lite-On
            Communications.
  10.13+    Master Product Purchasing, Testing and Order Fulfillment
            Agreement between registrant and Celestica Asia, Inc.
 10.14**    Transition Services Agreement between registrant and Nortel
            Networks NA Inc.
   10.15    Contribution Agreement between registrant and Nortel
            Networks NA Inc.
 10.16**    Intellectual Property License Agreement.
 10.17**    Sublease Agreement between registrant and Nortel Networks.
  10.18+    Distribution Agreement between registrant and Ingram Micro.
  10.19+    Distribution Agreement between registrant and Tech Data.
  21.1**    List of subsidiaries.
   23.1*    Consent of Deloitte & Touche LLP, Independent Auditors.
   23.2*    Independent Auditors' Report on Schedule.
   23.3*    Consent of Counsel (included in Exhibit 5.1).
   24.1     Power of Attorney (see page II-4 of the Registration
            Statement).
  27.1**    Financial Data Schedule (available in EDGAR format only).


------------
 * To be filed by amendment.


** Previously filed.



 + Confidential treatment requested.